    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 23, 1998



                                                      REGISTRATION NO. 333-43641

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1
                                       TO
                                    FORM S-3


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

            FIRST INDUSTRIAL REALTY TRUST, INC.                                FIRST INDUSTRIAL, L.P.
  (Exact name of registrant as specified in its charter)       (Exact name of registrant as specified in its charter)
                         MARYLAND                                                     DELAWARE
     (State or other jurisdiction of incorporation or             (State or other jurisdiction of incorporation or
                       organization)                                                organization)
                        36-3935116                                                   36-3924586
          (I.R.S. Employer Identification Number)                      (I.R.S. Employer Identification Number)

                        311 S. WACKER DRIVE, SUITE 4000
                            CHICAGO, ILLINOIS 60606
                                 (312) 344-4300
  (Address, including zip code, and telephone number, including area code, of registrants' principal executive offices)

                               MICHAEL T. TOMASZ
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                      FIRST INDUSTRIAL REALTY TRUST, INC.
                        311 S. WACKER DRIVE, SUITE 4000
                            CHICAGO, ILLINOIS 60606
                                 (312) 344-4300
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   Copies to:

           GERALD S. TANENBAUM, ESQ.                        ROBERT E. KING, JR., ESQ.
              ROGER ANDRUS, ESQ.                                 ROGERS & WELLS
            CAHILL GORDON & REINDEL                              200 PARK AVENUE
                80 PINE STREET                              NEW YORK, NEW YORK 10166
           NEW YORK, NEW YORK 10005                              (212) 878-8000
                (212) 701-3000

                            ------------------------

    Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: /X/

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / /

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. / /
                            ------------------------


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

    This Registration Statement relates to securities which may be offered from time to time by First Industrial Realty Trust, Inc. (the "Company") and First Industrial, L.P., a majority-owned subsidiary of the Company (the "Operating Partnership"). This Registration Statement contains a form of base prospectus (the "Base Prospectus") relating to both the Company and the Operating Partnership which will be used in connection with an offering of securities by the Company or the Operating Partnership. The specific terms of the securities to be offered will be set forth in a Prospectus Supplement relating to such securities. To the extent securities of the Operating Partnership, which are limited to unsecured non-convertible investment grade debt securities, are offered pursuant to the enclosed Base Prospectus, the Base Prospectus will include the financial statements and other information listed on the Index to Financial Statements and Other Information set forth on page F-1 of the Base Prospectus.

                 SUBJECT TO COMPLETION, DATED JANUARY 23, 1998


PROSPECTUS

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.

                                 $1,189,165,320

                      FIRST INDUSTRIAL REALTY TRUST, INC.
              Common Stock, Preferred Stock and Depositary Shares

                             FIRST INDUSTRIAL, L.P.
                                Debt Securities

    First Industrial Realty Trust, Inc. (the "Company") may from time to time offer in one or more series (i) shares of common stock, par value $.01 per share ("Common Stock"), (ii) shares of preferred stock, par value $.01 per share ("Preferred Stock"), and (iii) shares of Preferred Stock represented by depositary shares ("Depositary Shares"), with an aggregate public offering price of up to $789,165,320, in amounts, at prices and on terms to be determined at the time of offering. First Industrial, L.P. (the "Operating Partnership") may from time to time offer in one or more series unsecured non-convertible investment grade debt securities ("Debt Securities"), with an aggregate public offering price of up to $400,000,000, in amounts, at prices and on terms to be determined at the time of offering. The Common Stock, Preferred Stock, Depositary Shares and Debt Securities (collectively, the "Securities") may be offered, separately or together, in separate series in amounts, at prices and on terms to be set forth in one or more supplements to this Prospectus (each a "Prospectus Supplement").

    The specific terms of the Securities in respect of which this Prospectus is being delivered will be set forth in the applicable Prospectus Supplement and will include, where applicable: (i) in the case of Common Stock, any initial public offering price; (ii) in the case of Preferred Stock, the specific title and stated value, any dividend, liquidation, redemption, conversion, voting and other rights, and any initial public offering price; (iii) in the case of Depositary Shares, the fractional share of Preferred Stock represented by each such Depositary Share; and (iv) in the case of Debt Securities, the specific title, aggregate principal amount, currency, form (which may be registered or bearer, or certificated or global), authorized denominations, maturity, rate (or manner of calculation thereof) and time of payment of interest, terms for redemption at the option of the Operating Partnership or repayment at the option of the holder, terms for sinking fund payments, covenants and any initial public offering price. In addition, such specific terms may include limitations on direct or beneficial ownership and restrictions on transfer of the Securities, in each case as may be consistent with the Company's Amended and Restated Articles of Incorporation (the "Articles of Incorporation") or otherwise appropriate to preserve the status of the Company as a real estate investment trust ("REIT") for federal income tax purposes. See "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock."

    The applicable Prospectus Supplement will also contain information, where applicable, about certain United States federal income tax considerations relating to, and any listing on a securities exchange of, the Securities covered by such Prospectus Supplement, not contained in this Prospectus.

    The Securities may be offered directly to one or more purchasers, through agents designated from time to time by the Company or the Operating Partnership or to or through underwriters or dealers. If any agents or underwriters are involved in the sale of any of the Securities, their names, and any applicable purchase price, fee, commission or discount arrangement between or among them, will be set forth, or will be calculable from the information set forth, in an accompanying Prospectus Supplement. No Securities may be sold by the Company or the Operating Partnership without delivery of a Prospectus Supplement describing the method and terms of the offering of such series of Securities. See "Plan of Distribution."

    FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE SECURITIES, SEE "RISK FACTORS" COMMENCING ON PAGE 4.
                             ---------------------
 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
      EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY
           REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                   The date of this Prospectus is      , 1998

                             AVAILABLE INFORMATION

    The Company and the Operating Partnership are subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, the Company files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission") and the Operating Partnership files reports and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at prescribed rates at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the Commission at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material also can be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C 20549 at prescribed rates. In addition, the Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov. Securities of the Company are listed on the New York Stock Exchange (the "NYSE"), and all such material filed by the Company with the NYSE also can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

    The Company and the Operating Partnership have filed with the Commission a registration statement on Form S-3 (together with all amendments and exhibits, the "Registration Statement"), of which this Prospectus is a part, under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities. This Prospectus does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information concerning the Company, the Operating Partnership and the Securities, reference is made to the Registration Statement. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

                            ------------------------

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

    The following documents heretofore filed by the Company (File No. 1-13102) and the Operating Partnership (File No. 333-21873) with the Commission are incorporated herein by reference:

        (a) the Company's Annual Report on Form 10-K for the year ended December 31, 1996;

        (b) the Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 filed May 30, 1997;

        (c) the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by Form 10-Q/A No. 1 filed August 26, 1997;

        (d) the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

        (e) the Company's Current Report on Form 8-K filed February 12, 1997, as amended by Form 8-K/A No. 1 filed April 10, 1997;

        (f) the Company's Current Report on Form 8-K filed May 13, 1997;

        (g) the Company's Current Report on Form 8-K filed June 6, 1997;

        (h) the Company's Current Report on Form 8-K filed July 15, 1997, as amended by Form 8-K/A No. 1 filed September 4, 1997 and Form 8-K/A No. 2 filed October 16, 1997;

        (i) the Company's Current Report on Form 8-K filed September 11, 1997;

        (j) the Company's Current Report on Form 8-K filed September 19, 1997;

        (k) the Company's Current Report on Form 8-K filed September 29, 1997;

        (l) the Company's Current Report on Form 8-K filed October 21, 1997;

        (m) the Company's Current Report on Form 8-K filed November 14, 1997;


        (n) the Company's Current Report on Form 8-K dated December 23, 1997, as amended by
    Form 8-K/A No. 1 filed January 22, 1998;


        (o) the description of the Common Stock included in the Company's Registration Statement on Form 8-A dated June 23, 1994 and Form 8-A filed September 24, 1997;

        (p) the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997;

        (q) the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, as amended by Form 10-Q/A No. 1 filed August 26, 1997;

        (r) the Operating Partnership's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997;

        (s) the Operating Partnership's Current Report on Form 8-K filed May 13, 1997;

        (t) the Operating Partnership's Current Report on Form 8-K filed May 15, 1997;

        (u) the Operating Partnership's Current Report on Form 8-K filed June 13, 1997;

        (v) the Operating Partnership's Current Report on Form 8-K filed July 15, 1997, as amended by Form 8-K/A No. 1 filed September 4, 1997 and Form 8-K/A No.2 filed October 16, 1997;

        (w) the Operating Partnership's Current Report on Form 8-K filed November 3, 1997;

        (x) the Operating Partnership's Current Report on Form 8-K filed November 14, 1997; and


        (y) the Operating Partnership's Current Report on Form 8-K filed December 23, 1997, as amended by Form 8-K/A No. 1 filed January 22, 1998.


    All documents filed by the Company or the Operating Partnership pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the Securities offered hereby shall be deemed to be incorporated by reference in this Prospectus and made a part hereof from the date of the filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other document subsequently filed with the Commission which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

    The Company and the Operating Partnership will provide without charge to each person, including any beneficial owner, to whom this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the information incorporated by reference herein (not including the exhibits to the information that is incorporated by reference herein, unless such exhibits are specifically incorporated by reference into the information that is incorporated by reference herein). Requests for such copies should be directed to: First Industrial Realty Trust, Inc., Attn: Investor Relations, 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, telephone (312) 344-4300.

    Certain information, including, but not limited to, information relating to the Operating Partnership's principal security holders, management, executive compensation, certain relationships and related transactions and legal proceedings that would be required to be disclosed in a prospectus included in a registration statement on Form S-11 has been omitted from this Prospectus, because such information is not materially different from the information contained in the Company's periodic reports, proxy statements and other information filed by the Company with the Commission.

                   THE COMPANY AND THE OPERATING PARTNERSHIP

    UNLESS THE CONTEXT OTHERWISE REQUIRES, ALL REFERENCES IN THIS PROSPECTUS TO THE "COMPANY" REFER TO FIRST INDUSTRIAL REALTY TRUST, INC. AND ITS SUBSIDIARIES, INCLUDING FIRST INDUSTRIAL, L.P. (THE "OPERATING PARTNERSHIP"), AND ALL REFERENCES IN THIS PROSPECTUS TO THE "OTHER REAL ESTATE PARTNERSHIPS" REFER TO ALL PARTNERSHIP SUBSIDIARIES OF FIRST INDUSTRIAL REALTY TRUST, INC. OTHER THAN THE OPERATING PARTNERSHIP. UNLESS OTHERWISE INDICATED, ALL INFORMATION REGARDING PROPERTIES RELATES TO PROPERTIES OWNED AND IN SERVICE AS OF SEPTEMBER 30, 1997.

    The Company is a REIT which owns, manages, acquires and develops bulk warehouse and light industrial properties. Markets in which the Company operates include the following metropolitan areas: Atlanta, Georgia; Chicago, Illinois; Cincinnati, Ohio; Cleveland, Ohio; Columbus, Ohio; Dayton, Ohio; Des Moines, Iowa; Detroit, Michigan; Grand Rapids, Michigan; Indianapolis, Indiana; Milwaukee, Wisconsin; Minneapolis/St. Paul, Minnesota; Nashville, Tennessee; and St. Louis, Missouri, as well as the regional areas of Central Pennsylvania, Long Island, New York and New Jersey. As of September 30, 1997, the Company owned 493 in-service properties containing an aggregate of approximately 41.6 million square feet of gross leasable area ("GLA") which was approximately 96% leased to over 1,400 tenants. The Company is a self-administered and fully integrated industrial real estate company.

    The Company is the sole general partner of, and, as of September 30, 1997, held approximately 87.9% of the outstanding units of partnership interest ("Units") in, the Operating Partnership. As of such date, approximately 12.1% of the outstanding Units were held by outside investors, including certain members of the Company's management. Each Unit, other than those held by the Company, may be exchanged by the holder thereof for one share (subject to certain adjustments) of Common Stock. With each such exchange, the number of Units owned by the Company, and, therefore, the Company's percentage interest in the Operating Partnership, will increase.

    Substantially all of the Company's assets are held through the Operating Partnership and the Other Real Estate Partnerships. The Operating Partnership owns a 99% limited partnership interest, and wholly owned subsidiaries of First Industrial Realty Trust, Inc. own a 1% general partnership interest, in each of the Other Real Estate Partnerships, except that in the case of one Other Real Estate Partnership, First Industrial Securities L.P. ("Securities L.P."), the general partner thereof also owns a preferred limited partnership interest the terms of which mirror the terms of the Company's outstanding 9 1/2% Series A Preferred Stock, par value $.01 per share ("Series A Preferred Stock"). See "Description of Preferred Stock--Outstanding Preferred Stock."

    The Company was incorporated in Maryland in August 1993. The Operating Partnership was formed in Delaware in November 1993. The Company's and the Operating Partnership's executive offices are located at 311 S. Wacker Drive, Suite 4000, Chicago, Illinois 60606, and their telephone number is (312) 344-4300.

                                  RISK FACTORS

    In evaluating an investment in the Securities, investors should consider the following factors, in addition to other matters set forth or incorporated in this Prospectus and in any applicable Prospectus Supplement.

REAL ESTATE INVESTMENT CONSIDERATIONS

GENERAL

    Income from real property investments, and the Company's resulting ability to make expected distributions to stockholders, may be adversely affected by the general economic climate, local conditions such as oversupply or a reduction in demand in the area, the attractiveness of the properties to tenants, tenant defaults, zoning or other regulatory restrictions, competition from other available real estate, the ability of the Company to provide adequate maintenance and insurance and increased operating costs (including insurance premiums and real estate taxes). The Company's income would also be adversely affected if tenants were unable to pay rent or the Company were unable to rent properties on favorable terms. In addition, certain expenditures associated with real estate investment (such as real estate taxes and maintenance costs) generally are not reduced when circumstances cause a reduction in income from the investment. Furthermore, real estate investments are relatively illiquid and, therefore, will tend to limit the ability of the Company to vary its portfolio promptly in response to changes in economic or other conditions.

RENEWAL OF LEASES AND RELETTING OF SPACE

    The Company will be subject to the risks that, upon expiration of leases, the leases may not be renewed, the space subject to such leases may not be relet or the terms of renewal or reletting (including the cost of required renovations) may be less favorable than expiring lease terms. If the Company were unable promptly to renew a significant number of expiring leases or promptly to relet the space covered by such leases, or if the rental rates upon such renewal or reletting were significantly lower than the then current rates, the Company's cash funds from operations and ability to make expected distributions to stockholders might be adversely affected. Leases with respect to approximately 6.8 million, 7.4 million and 6.7 million square feet of GLA expire in 1998, 1999 and 2000, respectively.

POTENTIAL ENVIRONMENTAL LIABILITY

    Under various federal, state and local laws, ordinances and regulations, an owner or operator of real estate may be liable for the costs of clean-up of certain conditions relating to the presence of hazardous or toxic materials on, in or emanating from the property, and any related damages to natural resources. Such laws often impose liability without regard to whether the owner or operator knew of, or was responsible for, the presence of hazardous or toxic materials. The presence of such materials, or the failure to address such conditions properly, may adversely affect the ability to rent or sell the property or to borrow using the property as collateral. Persons who dispose of or arrange for the disposal or treatment of hazardous or toxic materials may also be liable for the costs of clean-up of such materials, or for related natural resource damages, at or from an off-site disposal or treatment facility, whether or not such facility is owned or operated by such persons. No assurance can be given that existing environmental assessments with respect to any of the Company's properties reveal all environmental liabilities, that any prior owner or operator of any of the properties did not create any material environmental condition not known to the Company or that a material environmental condition does not otherwise exist as to any one or more properties.

LIMITED GEOGRAPHIC CONCENTRATION

    Approximately 67% of the Properties owned by the Company as of September 30, 1997 are located in the midwest region of the United States. A fundamental element of the Company's growth strategy is to acquire additional properties in its current markets. Consequently, the Company may be dependent upon the demand for industrial space in those markets. The Company's revenues and the value of its properties may be affected by a number of factors in its current markets, including the local economic climate (which may be adversely impacted by business layoffs or downsizing, industry slowdowns, changing demographics and other factors) and local real estate conditions (such as oversupply of, or reduced demand for, properties). Therefore, the Company's performance and its ability to make distributions to stockholders will likely be dependent, to a significant extent, on the economic conditions in its current markets.

TAX RISKS

CONSEQUENCES OF FAILURE TO QUALIFY AS A REIT

    The Company intends to operate so as to qualify as a REIT under the Internal Revenue Code of 1986, as amended (the "Code"). Although the Company believes that it is organized and will operate in a manner so as to qualify as a REIT, qualification as a REIT involves the satisfaction of numerous requirements (some of which must be met on a recurring basis) established under highly technical and complex Code provisions of which there are only limited judicial or administrative interpretations, and involves the determination of various factual matters and circumstances not entirely within the Company's control. If the Company were to fail to qualify as a REIT in any taxable year, the Company would be subject to federal income tax (including any applicable alternative minimum tax) on its taxable income at corporate rates and, unless entitled to relief under certain statutory provisions, the Company also would be disqualified from treatment as a REIT for the four taxable years that follow. See "Federal Income Tax Considerations."

EFFECT OF DISTRIBUTION REQUIREMENTS

    The Company could, in certain instances, have taxable income without sufficient cash to enable the Company to meet the distribution requirements of the REIT provisions of the Code. Accordingly, the Company could be required to borrow funds or sell properties on adverse terms in order to meet such distribution requirements. In addition, because the Company must distribute to its stockholders at least 95% of its REIT taxable income each year, the Company's ability to accumulate capital may be limited. Thus, it may be more dependent on outside sources of financing, such as debt financing or issuances of additional capital stock, in connection with future acquisitions. See "Federal Income Tax Considerations."

RESTRICTIONS ON TRANSFER OF SHARES

    As noted below under "Description of Preferred Stock--Restrictions on Ownership" and "Restrictions on Transfers of Capital Stock," in order to maintain its qualification as a REIT under the Code, no more than 50% in value of the outstanding capital stock of the Company may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. Accordingly, the Company's Articles of Incorporation contain, and the Designating Amendment for each series of Preferred Stock may contain, provisions restricting the ownership and transfer of the Company's capital stock.

RISKS ASSOCIATED WITH DEBT FINANCING AND LEVERAGE; COLLATERALIZATION AND CROSS-COLLATERALIZATION

GENERAL

    Where possible, the Company intends to continue to use leverage to increase the rate of return on its investments and to allow the Company to make more investments than it otherwise could. Such use of leverage presents an additional element of risk in the event that the cash flow from the Company's properties is insufficient to meet both debt payment obligations and the distribution requirements of the REIT provisions of the Code. To the extent the Company, through the Operating Partnership, determines to obtain additional debt financing in the future, it may do so through mortgages on some or all of its properties. These mortgages may be on recourse, non-recourse or crossed-collateralized bases. Holders of indebtedness which is so secured will have a claim against these properties which is senior to the claim of holders of Debt Securities. In addition, to the extent indebtedness is crossed-collateralized, lenders may seek to foreclose upon properties which are not the primary collateral for their loan, which may, in turn, result in acceleration of other indebtedness secured by properties. Foreclosure of properties would result in a loss of income and asset value to the Operating Partnership and the Company.

BALLOON PAYMENTS


    The Operating Partnership is required to make lump-sum or "balloon" payments pursuant to the terms of certain of its indebtedness, including the Operating
Partnership's: $100,000,000 aggregate principal amount 7.15% Notes due 2027 (the "2027 Notes"), $100,000,000 aggregate principal amount 7.50% Notes due 2017 (the "2017 Notes") $100,000,000 aggregate principal amount 7 3/8% Notes due 2011 (the "Trust Notes"), $150,000,000 aggregate principal amount 7.60% Notes due 2007 (the "2007 Notes"), $150,000,000 aggregate principal amount 7.0% Notes due 2006 (the "2006 Notes"), $50,000,000 aggregate principal amount 6.90% Notes due 2005 (the "2005 Notes"), and a $300,000,000 unsecured revolving credit facility (the "Acquisition Facility") under which the Company, through the Operating Partnership, may borrow to finance the acquisition of additional properties and for other corporate purposes, including working capital. The holders of the 2027 Notes have the right to require the Operating Partnership to redeem their 2027 Notes, in whole or in part, on May 15, 2002. The trust to which the Trust Notes were issued must exercise its right to require the Operating Partnership to redeem the Trust Notes on May 15, 2004 if the holder of a call option with respect to the Trust Notes fails to give written notice on or before May 1, 2004 that it intends to exercise such option. The Acquisition Facility provides for the repayment of principal in a lump-sum or "balloon" payment at maturity in 2001 (subject to successive one-year extensions at the Operating Partnership's option, subject to certain conditions). The Company's ability to make required payments of principal on outstanding indebtedness, whether at maturity or otherwise, may depend on its ability either to refinance the applicable indebtedness or to sell properties. The Company has no commitments to refinance the 2005 Notes, the 2006 Notes, the 2007 Notes, the Trust Notes, the 2017 Notes, the 2027 Notes or the Acquisition Facility. Certain other existing debt obligations of the Company, through the Operating Partnership, are secured by its properties, and therefore such obligations will permit the lender to foreclose on those properties in the event of a default.

NO LIMITATION ON DEBT IN ORGANIZATIONAL DOCUMENTS


    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company (excluding the Company's $300 million mortgage loan (the "1994 Defeased Mortgage Loan") which was defeased in April 1997 and subsequently repaid in full in January 1998) as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt (excluding 1994 Defeased Mortgage Loan)) which generally will not exceed 50% and a coverage ratio (computed as total revenues (excluding interest income on U.S. government securities collateralizing the 1994 Defeased Mortgage Loan) minus property expenses and general and administrative expenses divided by interest expense (excluding interest on the 1994 Defeased Mortgage Loan accruing after the date of defeasance) plus dividends on preferred stock) of at least 2.0:1. As of September 30, 1997, the Company's ratio of debt to total market capitalization was 28.0% and for the twelve months ended September 30, 1997, the Company's coverage ratio was 2.99. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.


RISING INTEREST RATES

    The Acquisition Facility bears interest at a floating rate. Increases in the interest rate payable on balances outstanding under the Acquisition Facility would have an adverse effect on the Company's cash available for distribution.

LIMITS ON CHANGES IN CONTROL

GENERAL

    Certain provisions of the Articles of Incorporation may have the effect of delaying, deferring or preventing a third party from making an acquisition proposal for the Company and thus inhibit a change in control of the Company and limit the opportunity for stockholders to receive a premium for their Common Stock over then-prevailing market prices. See "Certain Provisions of Maryland Law and the Company's Articles of Incorporation and Bylaws." These provisions include the following:

RISKS ASSOCIATED WITH PREFERRED STOCK

    Under its Articles of Incorporation, the Company has authority to issue up to 10,000,000 shares of Preferred Stock, par value $.01 per share (of which 1,650,000 shares of Series A Preferred Stock, 40,000 shares of the Company's
8 3/4% Series B Preferred Stock (the "Series B Preferred Stock") and 20,000 shares of the Company's 8 5/8% Series C Preferred Stock ( the "Series C Preferred Stock") were outstanding on December 29, 1997), on such terms as may be authorized by the Board of Directors of the Company. The Board of Directors has also reserved 1,000,000 shares of Junior Participating Preferred Stock, par value $.01 per share (the "Junior Participating Preferred Stock"), of the Company for issuance pursuant to a shareholder rights plan adopted by the Board of Directors. The shareholder rights plan may discourage a third party from making an acquisition proposal and thus inhibit a change in control of the Company. See "Description of Common Stock--Shareholder Rights Plan."

MARYLAND BUSINESS COMBINATION LAW

    Under the Maryland General Corporation Law, as amended ("MGCL"), certain "business combinations" (including certain issuances of equity securities) between a Maryland corporation, such as the Company, and any person who beneficially owns 10% or more of the voting power of the corporation's shares (an "Interested Stockholder") or, in certain circumstances, an associate or an affiliate thereof (as defined in the MGCL) are prohibited for five years after the most recent date on which the Interested Stockholder becomes an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors and approved by two super-majority stockholder votes unless, among other conditions, the corporation's common stockholders receive a minimum price (as defined in the MGCL) for their shares, in cash or in the same form as previously paid by the Interested Stockholder for its shares. The provisions of the MGCL do not apply to business combinations that are approved or exempted by the Board of Directors prior to the time that the Interested Stockholder becomes an Interested Stockholder. In addition, the Company's Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested Stockholder other than Jay H. Shidler, the Chairman of the Board of Directors of the Company, or any entity controlled by Mr. Shidler, unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of Common Stock of the Company and the right to acquire shares in an aggregate amount which does not exceed the number of shares which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

MARYLAND CONTROL SHARE ACQUISITION STATUTE

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights, except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares owned by the acquiror, by officers of the corporation and by directors who are also employees of the corporation. If voting rights with respect to control shares have not been approved at a meeting of stockholders, then, subject to certain conditions and limitations, the issuer may redeem any or all of such control shares for fair value. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

CLASSIFIED BOARD OF DIRECTORS

    The Company's directors are divided into three classes by its Articles of Incorporation, with terms expiring over a three year period. The classified board provision could make it more difficult and time consuming to remove the incumbent directors, thus discouraging a third party from attempting to take control of the Company.

RISKS ASSOCIATED WITH DILUTION

    To the extent the Company issues Common Stock, the ownership interest of existing stockholders would be diluted.

RISKS ASSOCIATED WITH POSSIBLE CONFLICTS OF INTEREST

COMPETITION FROM OTHER BUSINESS INTERESTS OF CERTAIN OFFICERS AND DIRECTORS

    Entities affiliated with or controlled by certain officers and directors of the Company hold equity interests in industrial properties not owned by the Company. Some of these properties may compete with properties owned by the Company. There can be no assurance that decisions by officers and directors of the Company will fully represent the interests of stockholders of the Company rather than such individuals and their affiliates.

TAX CONSEQUENCES TO CERTAIN OFFICERS AND DIRECTORS

    Certain officers and directors of the Company own Units which may be exchanged for Common Stock. Prior to the exchange of Units for Common Stock, officers and directors of the Company who own Units may suffer different and more adverse tax consequences than holders of Common Stock upon the sale of certain of the Company's properties, the refinancing of debt associated with those properties or in connection with a proposed tender offer or merger involving the Company and, therefore, such individuals and the Company, as partners in the Operating Partnership, may have different objectives regarding the appropriate terms of any such transaction.

YEAR 2000 CONCERNS

    The Company believes, based on discussions with its current systems' vendor, that its software applications and operational programs will properly recognize calendar dates beginning in the Year 2000. In addition, the Company is discussing with its major vendors and customers the possibility of any interface difficulties relating to the Year 2000 which may affect the Company. To date, no significant concerns have been identified, however, there can be no assurance that there will not be any Year 2000-related operating problems or expenses that will arise with the Company's computer systems and software or in connection with the Company's interface with the computer systems and software of its vendors and customers.

                                USE OF PROCEEDS

    Unless otherwise described in the applicable Prospectus Supplement, the Company and the Operating Partnership intend to use the net proceeds from the sale of Securities offered by this Prospectus and the applicable Prospectus Supplement for general corporate purposes, which may include the acquisition of additional properties, the repayment of outstanding debt or the improvement of certain properties already in the Company's portfolio. Any proceeds from the sale of Common Stock, Preferred Stock or Depositary Shares by the Company will be invested in the Operating Partnership, which will use such proceeds for the above-described purposes.

                      RATIOS OF EARNINGS TO FIXED CHARGES

    The Company's ratios of earnings to fixed charges plus preferred dividend requirements for the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997 and 1996 were 1.88, 1.56 and 1.33 and 1.79 and 1.80, respectively. The Operating Partnership's ratios of earnings to fixed charges for the years ended December 31, 1996, 1995 and 1994 and the nine months ended September 30, 1997 and 1996 were 6.96, 2.68 and 1.65 and 2.38 and 6.95, respectively.

    For purposes of computing the ratios of earnings to fixed charges, earnings have been calculated by adding fixed charges (excluding capitalized interest) to income (loss) (excluding interest income on securities collateralizing the defeasance of the 1994 Mortgage Loan) before disposition of interest rate protection agreement, gain on sales of real estate, minority interest and extraordinary items. Fixed charges consist of interest costs (excluding interest on the defeased 1994 Mortgage Loan accruing after the date of defeasance), whether expensed or capitalized, and amortization of interest rate protection agreements and deferred financing costs.

    With respect to the Company and the Operating Partnership, earnings were inadequate to cover fixed charges by approximately $3.4 million and $4.3 million for the years ended December 31, 1993 and 1992, respectively, which periods were prior to the Company's initial public offering. No preferred stock of the Company was outstanding during such years.

                         DESCRIPTION OF DEBT SECURITIES

    The Debt Securities will be issued under an indenture (the "Indenture"), dated as of May 13, 1997, between the Operating Partnership and First Trust National Association, as trustee (the "Trustee"), which has been incorporated by reference as an exhibit to the Registration Statement of which this Prospectus is a part, subject to such amendments or supplements as may be adopted from time to time. The Indenture is subject to and governed by the Trust Indenture Act of 1939, as amended (the "TIA"). The statements made under this heading relating to the Debt Securities and the Indenture are summaries of certain provisions thereof, do not purport to be complete and are qualified in their entirety by reference to the Indenture and such Debt Securities. All material terms of the Debt Securities and the Indenture, other than those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

    Capitalized terms used herein and not defined shall have the meanings assigned to them in the Indenture.

    The Debt Securities to be offered hereby and in any applicable Prospectus Supplement will be "investment grade" securities, meaning at the time of the offering of such Debt Securities, at least one nationally recognized statistical rating organization (as defined in the Exchange Act) will have rated such Debt Securities in one of its generic rating categories which signifies investment grade (typically the four highest rating categories, within which there may be sub-categories or gradations indicating relative standing, signify investment grades). An investment grade rating is not a recommendation to buy, sell or hold securities, is subject to revision or withdrawal at any time by the assigning entity and should be evaluated independently of any other rating.

TERMS

    GENERAL. The Debt Securities will be direct unsecured obligations of the Operating Partnership. The indebtedness represented by the Debt Securities will rank equally with all other unsecured and unsubordinated indebtedness of the Operating Partnership. No partner (whether limited or general, including the Company) of the Operating Partnership has any obligation for the payment of principal of (or premium, if any) or interest, if any, on, or any other amount with respect to, the Debt Securities. The particular terms of the Debt Securities offered by a Prospectus Supplement will be described in the applicable Prospectus Supplement, along with any applicable modifications of or additions to the general terms of the Debt Securities as described herein and in the Indenture and any applicable federal income tax considerations. Accordingly, for a description of the terms of any series of Debt Securities, reference must be made to both the Prospectus Supplement relating thereto and the description of the Debt Securities set forth in this Prospectus.

    Except as set forth in any Prospectus Supplement, the Debt Securities may be issued without limit as to aggregate principal amount, in one or more series, in each case as established from time to time by the Operating Partnership or as set forth in the Indenture or in one or more indentures supplemental to the Indenture. All Debt Securities of one series need not be issued at the same time and, unless otherwise provided, a series may be reopened, without the consent of the holders of the Debt Securities of such series, for issuance of additional Debt Securities of such series.

    The Indenture provides that the Operating Partnership may, but need not, designate more than one Trustee thereunder, each with respect to one or more series of Debt Securities. Any Trustee under the Indenture may resign or be removed with respect to one or more series of Debt Securities, and a successor Trustee may be appointed to act with respect to such series. In the event that two or more persons are acting as Trustee with respect to different series of Debt Securities, each such Trustee shall be a Trustee of a trust under the Indenture separate and apart from the trust administered by any other Trustee, and, except as otherwise indicated herein, any action described herein to be taken by each Trustee may be taken by each such Trustee with respect to, and only with respect to, the one or more series of Debt Securities for which it is Trustee under the Indenture.

    The following summaries set forth certain general terms and provisions of the Indenture and the Debt Securities. The Prospectus Supplement relating to the series of Debt Securities being offered will contain further terms of such Debt Securities, including the following specific terms:

     (1) The title of such Debt Securities;

     (2) The aggregate principal amount of such Debt Securities and any limit on such aggregate principal amount;

     (3) The price (expressed as a percentage of the principal amount thereof) at which such Debt Securities will be issued and, if other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof;

     (4) The date or dates, or the method for determining such date or dates, on which the principal of such Debt Securities will be payable;

     (5) The rate or rates (which may be fixed or variable), or the method by which such rate or rates shall be determined, at which such Debt Securities will bear interest, if any;

     (6) The date or dates, or the method for determining such date or dates, from which any such interest will accrue, the dates on which any such interest will be payable, the record dates for such interest payment dates, or the method by which such dates shall be determined, the persons to whom such interest shall be payable, and the basis upon which interest shall be calculated if other than that of a 360-day year of twelve 30-day months;

     (7) The place or places where the principal of (and premium or Make-Whole Amount, if any) and interest, if any, on such Debt Securities will be payable, where such Debt Securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon the Operating Partnership in respect of such Debt Securities and the Indenture may be served;

     (8) The period or periods, if any, within which, the price or prices at which and the other terms and conditions upon which such Debt Securities may, pursuant to any optional or mandatory redemption provisions, be redeemed, as a whole or in part, at the option of the Operating Partnership;

     (9) The obligation, if any, of the Operating Partnership to redeem, repay or purchase such Debt Securities pursuant to any sinking fund or analogous provision or at the option of a holder thereof, and the period or periods within which, the price or prices at which and the other terms and conditions upon which such Debt Securities will be redeemed, repaid or purchased, as a whole or in part, pursuant to such obligation;

    (10) If other than U.S. dollars, the currency or currencies in which such Debt Securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the terms and conditions relating thereto;

    (11) Whether the amount of payments of principal of (and premium or Make-Whole Amount, if any, including any amount due upon redemption, if any) or interest, if any, on such Debt Securities may be determined with reference to an index, formula or other method (which index, formula or method may, but need not be, based on the yield on or trading price of other securities, including United States Treasury securities, or on a currency, currencies, currency unit or units, or composite currency or currencies) and the manner in which such amounts shall be determined;

    (12) Whether the principal of (and premium or Make-Whole Amount, if any) or interest on the Debt Securities of the series are to be payable, at the election of the Operating Partnership or a holder thereof, in a currency or currencies, currency unit or units or composite currency or currencies other than that in which such Debt Securities are denominated or stated to be payable, the period or periods within which, and the terms and conditions upon which, such election may be made, and the time and manner of, and identity of the exchange rate agent with responsibility for, determining the exchange rate between the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are denominated or stated to be payable and the currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are to be so payable;

    (13) Provisions, if any, granting special rights to the holders of Debt Securities of the series upon the occurrence of such events as may be specified;

    (14) Any deletions from, modifications of or additions to the Events of Default or covenants of the Operating Partnership with respect to Debt Securities of the series, whether or not such Events of Default or covenants are consistent with the Events of Default or covenants described herein;

    (15) Whether and under what circumstances the Operating Partnership will pay any additional amounts on such Debt Securities in respect of any tax, assessment or governmental charge and, if so, whether the Operating Partnership will have the option to redeem such Debt Securities in lieu of making such payment;

    (16) Whether Debt Securities of the series are to be issuable as Registered Securities, Bearer Securities (with or without coupons) or both, any restrictions applicable to the offer, sale or delivery of Bearer Securities and the terms upon which Bearer Securities of the series may be exchanged for Registered Securities of the series and vice versa (if permitted by applicable laws and regulations), whether any Debt Securities of the series are to be issuable initially in temporary global form and whether any Debt Securities of the series are to be issuable in permanent global form with or without coupons and, if so, whether beneficial owners of interests in any such permanent global Security may exchange such interests for Debt Securities of such series and of like tenor of any authorized form and denomination and the circumstances under which any such exchanges may occur, if other than in the manner provided in the Indenture, and, if Registered Securities of the series are to be issuable as a Global Security, the identity of the depository for such series;

    (17) The date as of which any Bearer Securities of the series and any temporary Global Security representing outstanding Debt Securities of the series shall be dated if other than the date of original issuance of the first Security of the series to be issued;

    (18) The Person to whom any interest on any Registered Security of the series shall be payable, if other than the Person in whose name that Security (or one or more Predecessor Securities) is registered at the close of business on the Regular Record Date for such interest, the manner in which, or the Person to whom, any interest on any Bearer Security of the series shall be payable, if otherwise than upon presentation and surrender of the coupons appertaining thereto as they severally mature, and the extent to which, or the manner in which, any interest payable on a temporary Global Security on an Interest Payment Date will be paid if other than in the manner provided in the Indenture;

    (19) Whether such Debt Securities will be issued in certificated or book entry form;

    (20) The applicability, if any, of the defeasance and covenant defeasance provisions of the Indenture to the Debt Securities of the series;

    (21) If the Debt Securities of such series are to be issuable in definitive form (whether upon original issue or upon exchange of a temporary Security of such series) only upon receipt of certain certificates or other documents or satisfaction of other conditions, then the form and/or terms of such certificates, documents or conditions; and

    (22) Any other terms of the series (which terms shall not be inconsistent with the provisions of the Indenture).

    If so provided in the applicable Prospectus Supplement, the Debt Securities may be issued at a discount below their principal amount and provide for less than the entire principal amount thereof to be payable upon declaration of acceleration of the maturity thereof ("Original Issue Discount Securities"). In such cases, all material U.S. federal income tax, accounting and other considerations applicable to Original Issue Discount Securities will be described in the applicable Prospectus Supplement.

    Except as may be set forth in any Prospectus Supplement, the Indenture does not contain any provisions that would limit the ability of the Operating Partnership to incur indebtedness or that would afford holders of Debt Securities protection in the event of a highly leveraged or similar transaction involving the Operating Partnership or in the event of a change of control. Restrictions on ownership and transfers of the Common Stock and Preferred Stock are designed to preserve the Company's status as a REIT and, therefore, may act to prevent or hinder a change of control. See "Restrictions on Transfers of Capital Stock." Reference is made to the applicable Prospectus Supplement for information with respect to any deletions from, modifications of, or additions to, the Events of Default or covenants of the Operating Partnership that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

    Unless otherwise described in the applicable Prospectus Supplement, the Debt Securities of any series will be issuable in denominations of $1,000 and integral multiples thereof. Where Debt Securities of any series are issued in bearer form, the special restrictions and considerations, including special offering restrictions and special federal income tax considerations, applicable to any such Debt Securities and to payment on and transfer and exchange of such Debt Securities will be described in the applicable Prospectus Supplement. Bearer Debt Securities will be transferable by delivery.

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the applicable Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    Unless otherwise specified in the applicable Prospectus Supplement, any interest not punctually paid or duly provided for on any Interest Payment Date with respect to a Debt Security in registered form ("Defaulted Interest") will forthwith cease to be payable to the holder on the applicable Regular Record Date and may either be paid to the Person in whose name such Debt Security is registered at the close of business on a special record date (the "Special Record Date") for the payment of such Defaulted Interest to be fixed by the Trustee, in which case notice thereof shall be given to the holder of such Debt Security not less than 10 days prior to such Special Record Date, or may be paid at any time in any other lawful manner, all as more completely described in the Indenture.

    Subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series will be exchangeable for any authorized denomination of other Debt Securities of the same series and of a like aggregate principal amount and tenor upon surrender of such Debt Securities at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. In addition, subject to certain limitations imposed upon Debt Securities issued in book-entry form, the Debt Securities of any series may be surrendered for registration of transfer or exchange thereof at the corporate trust office of the applicable Trustee or at the office of any transfer agent designated by the Operating Partnership for such purpose. Every Debt Security in registered form surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer, and the person requesting such action must provide evidence of title and identity satisfactory to the applicable Trustee or transfer agent. No service charge will be made for any registration of transfer or exchange of any Debt Securities, but the Operating Partnership may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith. If the applicable Prospectus Supplement refers to any transfer agent (in addition to the applicable Trustee) initially designated by the Operating Partnership with respect to any series of Debt Securities, the Operating Partnership may at any time rescind the designation of any such transfer agent or approve a change in the location through which any such transfer agent acts, except that the Operating Partnership will be required to maintain a transfer agent in each place of payment for such series. The Operating Partnership may at any time designate additional transfer agents with respect to any series of Debt Securities.

    Neither the Operating Partnership nor any Trustee shall be required to (a) issue, register the transfer of or exchange Debt Securities of any series during a period beginning at the opening of business 15 days before the selection of any Debt Securities for redemption and ending at the close of business on (i) if such Debt Securities are issuable only as Registered Securities, the day of the mailing of the relevant notice of redemption and (ii) if such Debt Securities are issuable as Bearer Securities, the day of the first publication of the relevant notice of redemption or, if such Debt Securities are also issuable as Registered Securities and there is no publication, the mailing of the relevant notice of redemption; (b) register the transfer of or exchange any Debt Security, or portion thereof, so selected for redemption, in whole or in part, except the unredeemed portion of any Debt Security being redeemed in part; (c) exchange any Bearer Security so selected for redemption except that, to the extent provided with respect to such Bearer Security, such Bearer Security may be exchanged for a Registered Security of that series and of like tenor, PROVIDED that such Registered Security shall be simultaneously surrendered for redemption; or (d) issue, register the transfer of or exchange any Debt Security that has been surrendered for repayment at the option of the holder, except the portion, if any, of such Debt Security not to be so repaid.

    Payment in respect of Debt Securities in bearer form will be made in the currency and in the manner designated in the applicable Prospectus Supplement, subject to any applicable laws and regulations, at such paying agencies outside the United States as the Operating Partnership may appoint from time to time. The paying agents outside the United States, if any, initially appointed by the Operating Partnership for a series of Debt Securities will be named in the applicable Prospectus Supplement. Unless otherwise provided in the applicable Prospectus Supplement, the Operating Partnership may at any time designate additional paying agents or rescind the designation of any paying agents, except that, if Debt Securities of a series are issuable in registered form, the Operating Partnership will be required to maintain at least one paying agent in each place of payment for such series and if Debt Securities of a series are issuable in bearer form, the Operating Partnership will be required to maintain at least one paying agent in a place of payment outside the United States where Debt Securities of such series and any coupons appertaining thereto may be presented and surrendered for payment.

MERGER, CONSOLIDATION OR SALE OF ASSETS

    The Indenture provides that the Operating Partnership may, without the consent of the holders of any outstanding Debt Securities, consolidate with, or sell, lease or convey all or substantially all of its assets to, or merge with or into, any other entity provided that (a) either the Operating Partnership shall be the continuing entity, or the successor entity (if other than the Operating Partnership) formed by or resulting from any such consolidation or merger or which shall have received the transfer of such assets is organized under the laws of any domestic jurisdiction and expressly assumes the Operating Partnership's obligations to pay principal of (and premium or Make-Whole Amount, if any) and interest on all of the Debt Securities and the due and punctual performance and observance of all of the covenants and conditions contained in the Indenture; (b) immediately after giving effect to such transaction and treating any indebtedness that becomes an obligation of the Operating Partnership or any subsidiary as a result thereof as having been incurred by the Operating Partnership or such subsidiary at the time of such transaction, no Event of Default under the Indenture, and no event which, after notice or the lapse of time, or both, would become such an Event of Default, shall have occurred and be continuing; and (c) an officers' certificate and legal opinion covering such conditions shall be delivered to each Trustee.

CERTAIN COVENANTS

    The applicable Prospectus Supplement will describe any material covenants in respect of a series of Debt Securities that are not described in this Prospectus. Unless otherwise indicated in the applicable Prospectus Supplement, the Debt Securities will include the following covenants of the Operating
Partnership:

    EXISTENCE. Except as permitted under "--Merger, Consolidation or Sale of Assets," the Indenture requires the Operating Partnership to do or cause to be done all things necessary to preserve and keep in full force and effect its existence, rights and franchises; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to preserve any right or franchise if it determines that the preservation thereof is no longer desirable in the conduct of its business.

    MAINTENANCE OF PROPERTIES. The Indenture requires the Operating Partnership to cause all of its material properties used or useful in the conduct of its business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment and will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof, all as in the judgment of the Operating Partnership may be necessary so that the business carried on in connection therewith may be properly and advantageously conducted at all times; PROVIDED, HOWEVER, that the Operating Partnership and its subsidiaries shall not be prevented from selling or otherwise disposing of their properties for value in the ordinary course of business.

    INSURANCE. The Indenture requires the Operating Partnership to cause each of its and its subsidiaries' insurable properties to be insured against loss or damage at least equal to their then full insurable value with insurers of recognized responsibility and, if described in the applicable Prospectus Supplement, having a specified rating from a recognized insurance rating service.

    PAYMENT OF TAXES AND OTHER CLAIMS. The Indenture requires the Operating Partnership to pay or discharge or cause to be paid or discharged, before the same shall become delinquent, (i) all taxes, assessments and governmental charges levied or imposed upon it or any subsidiary or upon the income, profits or property of the Operating Partnership or any subsidiary and (ii) all lawful claims for labor, materials and supplies which, if unpaid, might by law become a lien upon the property of the Operating Partnership or any subsidiary; PROVIDED, HOWEVER, that the Operating Partnership shall not be required to pay or discharge or cause to be paid or discharged any such tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith.

EVENTS OF DEFAULT, NOTICE AND WAIVER

    Unless otherwise provided in the applicable Prospectus Supplement, the Indenture provides that the following events are "Events of Default" with respect to any series of Debt Securities issued thereunder: (a) default in the payment of any interest on any Debt Security of such series when such interest becomes due and payable that continues for a period of 30 days; (b) default in the payment of the principal of (or premium or Make-Whole Amount, if any, on) any Debt Security of such series when due and payable; (c) default in making any sinking fund payment as required for any Debt Security of such series; (d) default in the performance, or breach, of any other covenant or warranty of the Operating Partnership in the Indenture with respect to the Debt Securities of such series and continuance of such default or breach for a period of 60 days after written notice as provided in the Indenture; (e) default under any bond, debenture, note, mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any indebtedness for money borrowed by the Operating Partnership (or by any subsidiary the repayment of which the Operating Partnership has guaranteed or for which the Operating Partnership is directly responsible or liable as obligor or guarantor) having an aggregate principal amount outstanding of at least $10,000,000, whether such indebtedness now exists or shall hereafter be created, which default shall have resulted in such indebtedness becoming or being declared due and payable prior to the date on which it would otherwise have become due and payable, without such indebtedness having been discharged, or such acceleration having been rescinded or annulled, within a period of 10 days after written notice to the Operating Partnership as provided in the Indenture; (f) certain events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of the Operating Partnership or any Significant Subsidiary; and (g) any other event of default provided with respect to a particular series of Debt Securities. The term "Significant Subsidiary" has the meaning ascribed to such term in Regulation S-X promulgated under the Securities Act.

    If an Event of Default under the Indenture with respect to Debt Securities of any series at the time outstanding occurs and is continuing, then in every such case the applicable Trustee or the holders of not less than 25% in principal amount of the Debt Securities of that series will have the right to declare the principal amount (or, if the Debt Securities of that series are Original Issue Discount Securities or indexed securities, such portion of the principal amount as may be specified in the terms thereof) of, and premium or Make-Whole Amount, if any, on, all the Debt Securities of that series to be due and payable immediately by written notice thereof to the Operating Partnership (and to the applicable Trustee if given by the holders); PROVIDED, that in the case of an Event of Default described under clause (f) of the preceding paragraph, acceleration is automatic. However, at any time after such a declaration of acceleration with respect to Debt Securities of such series has been made, but before a judgment or decree for payment of the money due has been obtained by the applicable Trustee, the holders of not less than a majority in principal amount of outstanding Debt Securities of such series may rescind and annul such declaration and its consequences if (a) the Operating Partnership shall have deposited with the applicable Trustee all required payments of the principal of (and premium or Make-Whole Amount, if any) and interest on the Debt Securities of such series, plus certain fees, expenses, disbursements and advances of the applicable Trustee, and (b) all Events of Default, other than the non-payment of accelerated principal (or specified portion thereof and the premium or Make-Whole Amount, if any), with respect to Debt Securities of such series have been cured or waived as provided in the Indenture. The Indenture will also provide that the holders of not less than a majority in principal amount of the outstanding Debt Securities of any series may waive any past default with respect to such series and its consequences, except a default (i) in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or (ii) in respect of a covenant or provision contained in the Indenture that cannot be modified or amended without the consent of the holder of each outstanding Debt Security affected thereby.

    The Indenture requires each Trustee to give notice to the holders of Debt Securities within 90 days of a default under the Indenture unless such default shall have been cured or waived; PROVIDED, HOWEVER, that such Trustee may withhold notice to the holders of any series of Debt Securities of any default with respect to such series (except a default in the payment of the principal of (or premium or Make-Whole Amount, if any) or interest on any Debt Security of such series or in the payment of any sinking fund installment in respect of any Debt Security of such series) if specified responsible officers of such Trustee consider such withholding to be in the interest of such holders.

    The Indenture provides that no holders of Debt Securities of any series may institute any proceedings, judicial or otherwise, with respect to the Indenture or for any remedy thereunder, except in the case of failure of the applicable Trustee, for 60 days, to act after it has received a written request to institute proceedings in respect of an Event of Default from the holders of not less than 25% in principal amount of the outstanding Debt Securities of such series, as well as an offer of indemnity reasonably satisfactory to it. This provision will not prevent, however, any holder of Debt Securities from instituting suit for the enforcement of payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities at the respective due dates or redemption dates thereof.

    The Indenture provides that, subject to provisions in the Indenture relating to its duties in case of default, a Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any holders of any series of Debt Securities then outstanding under the Indenture, unless such holders shall have offered to the Trustee thereunder reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding Debt Securities of any series (or of all Debt Securities then outstanding under the Indenture, as the case may be) shall have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable Trustee, or of exercising any trust or power conferred upon such Trustee. However, a Trustee may refuse to follow any direction which is in conflict with any law or the Indenture, which may involve such Trustee in personal liability or which may be unduly prejudicial to the holders of Debt Securities of such series not joining therein.

    Within 120 days after the close of each fiscal year, the Operating Partnership will be required to deliver to each Trustee a certificate, signed by one of several specified officers of the Company, stating whether or not such officer has knowledge of any default under the Indenture and, if so, specifying each such default and the nature and status thereof.

MODIFICATION OF THE INDENTURE

    Modifications and amendments of the Indenture are permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding Debt Securities issued under the Indenture affected by such modification or amendment; PROVIDED, HOWEVER, that no such modification or amendment may, without the consent of the holder of each such Debt Security affected thereby, (a) change the stated maturity of the principal of, or any installment of interest (or premium or Make-Whole Amount, if any) on, any such Debt Security; (b) reduce the principal amount of, or the rate or amount of interest on, or any premium or Make-Whole Amount payable on redemption of, any such Debt Security, or reduce the amount of principal of an Original Issue Discount Security that would be due and payable upon declaration of acceleration of the maturity thereof or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any such Debt Security; (c) change the place of payment, or the coin or currency, for payment of principal of (or premium or Make-Whole Amount, if any) or interest on any such Debt Security; (d) impair the right to institute suit for the enforcement of any payment on or with respect to any such Debt Security; (e) reduce the above-stated percentage of outstanding Debt Securities of any series necessary to modify or amend the Indenture, to waive compliance with certain provisions thereof or certain defaults and consequences thereunder or to reduce the quorum or voting requirements set forth in the Indenture; or (f) modify any of the foregoing provisions or any of the provisions relating to the waiver of certain past defaults or certain covenants, except to increase the required percentage to effect such action or to provide that certain other provisions may not be modified or waived without the consent of the holder of such Debt Security.

    The holders of a majority in aggregate principal amount of the outstanding Debt Securities of each series may, on behalf of all holders of Debt Securities of that series, waive, insofar as that series is concerned, compliance by the Operating Partnership with certain restrictive covenants of the Indenture.

    Modifications and amendments of the Indenture are permitted to be made by the Operating Partnership and the respective Trustee thereunder without the consent of any holder of Debt Securities for any of the following purposes: (a) to evidence the succession of another person to the Operating Partnership as obligor under the Indenture; (b) to add to the covenants of the Operating Partnership for the benefit of the holders of all or any series of Debt Securities or to surrender any right or power conferred upon the Operating Partnership in the Indenture; (c) to add events of default for the benefit of the holders of all or any series of Debt Securities; (d) to add or change any provisions of the Indenture to facilitate the issuance of, or to liberalize certain terms of, Debt Securities in bearer form, or to permit or facilitate the issuance of Debt Securities in uncertificated form, PROVIDED that such action shall not adversely affect the interests of the holders of the Debt Securities of any series in any material respect; (e) to change or eliminate any provisions of the Indenture, PROVIDED that any such change or elimination shall become effective only when there are no Debt Securities outstanding of any series created prior thereto which are entitled to the benefit of such provision; (f) to secure the Debt Securities; (g) to establish the form or terms of Debt Securities of any series; (h) to provide for the acceptance of appointment by a successor Trustee or facilitate the administration of the trusts under the Indenture by more than one Trustee; (i) to cure any ambiguity, defect or inconsistency in the Indenture, provided that such action shall not adversely affect the interests of holders of Debt Securities of any series issued under the Indenture in any material respect; or (j) to supplement any of the provisions of the Indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of such Debt Securities, PROVIDED that such action shall not adversely affect the interests of the holders of the outstanding Debt Securities of any series in any material respect.

    The Indenture provides that in determining whether the holders of the requisite principal amount of outstanding Debt Securities of a series have given any request, demand, authorization, direction, notice, consent or waiver thereunder or whether a quorum is present at a meeting of holders of Debt Securities, (a) the principal amount of an Original Issue Discount Security that shall be deemed to be Outstanding shall be the amount of the principal thereof that would be due and payable as of the date of such determination upon declaration of acceleration of the maturity thereof, (b) the principal amount of any Debt Security denominated in a foreign currency that shall be deemed Outstanding shall be the U.S. dollar equivalent, determined on the issue date for such Debt Security, of the principal amount of such Debt Security (or, in the case of an Original Issue Discount Security, the U.S. dollar equivalent on the issue date of such Debt Security of the amount determined as provided in (a) above), (c) the principal amount of an indexed security that shall be deemed Outstanding shall be the principal face amount of such indexed security at original issuance, unless otherwise provided with respect to such indexed security pursuant to the Indenture, and (d) Debt Securities owned by the Operating Partnership or any other obligor upon the Debt Securities or any affiliate of the Operating Partnership or of such other obligor shall be disregarded.

    The Indenture contains provisions for convening meetings of the holders of Debt Securities of a series. A meeting will be permitted to be called at any time by the applicable Trustee, and also, upon request, by the Operating Partnership or the holders of at least 25% in principal amount of the outstanding Debt Securities of such series, in any such case upon notice given as provided in the Indenture. Except for any consent that must be given by the holder of each Debt Security affected by certain modifications and amendments of the Indenture, any resolution presented at a meeting or adjourned meeting duly reconvened at which a quorum is present may be adopted by the affirmative vote of the holders of a majority in principal amount of the outstanding Debt Securities of that series; PROVIDED, HOWEVER, that, except as referred to above, any resolution with respect to any request, demand, authorization, direction, notice, consent, waiver or other action that may be made, given or taken by the holders of a specified percentage, which is less than a majority, in principal amount of the outstanding Debt Securities of a series may be adopted at a meeting or adjourned meeting or adjourned meeting duly reconvened at which a quorum is present by the affirmative vote of the holders of such specified percentage in principal amount of the outstanding Debt Securities of that series. Any resolution passed or decision taken at any meeting of holders of Debt Securities of any series duly held in accordance with the Indenture will be binding on all holders of Debt Securities of that series. The quorum at any meeting called to adopt a resolution, and at any reconvened meeting, will be persons holding or representing a majority in principal amount of the outstanding Debt Securities of a series; PROVIDED, HOWEVER, that if any action is to be taken at such meeting with respect to a consent or waiver which may be given by the holders of not less than a specified percentage in principal amount of the outstanding Debt Securities of a series, the persons holding or representing such specified percentage in principal amount of the outstanding Debt Securities of such series will constitute a quorum.

    Notwithstanding the foregoing provisions, the Indenture provides that if any action is to be taken at a meeting of holders of Debt Securities of any series with respect to any request, demand, authorization, direction, notice, consent, waiver and other action that the Indenture expressly provides may be made, given or taken by the holders of a specified percentage in principal amount of all outstanding Debt Securities affected thereby, or of the holders of such series and one or more additional series: (a) there shall be no minimum quorum requirement for such meeting, and (b) the principal amount of the outstanding Debt Securities of such series that vote in favor of such request, demand, authorization, direction, notice, consent, waiver or other action shall be taken into account in determining whether such request, demand, authorization, direction, notice, consent, waiver or other action has been made, given or taken under the Indenture.

DISCHARGE, DEFEASANCE AND COVENANT DEFEASANCE

    Unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership will be permitted, at its option, to discharge certain obligations to holders of any series of Debt Securities issued under the Indenture that have not already been delivered to the applicable Trustee for cancellation and that either have become due and payable or will become due and payable within one year (or scheduled for redemption within one year) by irrevocably depositing with the applicable Trustee, in trust, funds in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable in an amount sufficient to pay the entire indebtedness on such Debt Securities in respect of principal (and premium or Make-Whole Amount, if any) and interest to the date of such deposit (if such Debt Securities have become due and payable) or to the stated maturity or redemption date, as the case may be.

    The Indenture provides that, unless otherwise indicated in the applicable Prospectus Supplement, the Operating Partnership may elect either (a) to defease and be discharged from any and all obligations with respect to such Debt Securities (except for the obligation to pay additional amounts, if any, upon the occurrence of certain events of tax, assessment or governmental charge with respect to payments on such Debt Securities and the obligations to register the transfer or exchange of such Debt Securities, to replace temporary or mutilated, destroyed, lost or stolen Debt Securities, to maintain an office or agency in respect of such Debt Securities, and to hold moneys for payment in trust) ("defeasance") or (b) to be released from certain obligations with respect to such Debt Securities under the Indenture (including the restrictions described under "--Certain Covenants") or, if provided in the applicable Prospectus Supplement, its obligations with respect to any other covenant, and any omission to comply with such obligations shall not constitute an Event of Default with respect to such Debt Securities ("covenant defeasance"), in either case upon the irrevocable deposit by the Operating Partnership with the applicable Trustee, in trust, of an amount, in such currency or currencies, currency unit or units or composite currency or currencies in which such Debt Securities are payable at stated maturity, or Government Obligations (as defined below), or both, applicable to such Debt Securities, which through the scheduled payment of principal and interest in accordance with their terms will provide money in an amount sufficient to pay the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Securities, and any mandatory sinking fund or analogous payments thereon, on the scheduled due dates therefor.

    Such a trust will only be permitted to be established if, among other things, the Operating Partnership has delivered to the applicable Trustee an opinion of counsel (as specified in the Indenture) to the effect that the holders of such Debt Securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of such defeasance or covenant defeasance and will be subject to U.S. federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such defeasance or covenant defeasance had not occurred, and such opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling received from the Internal Revenue Service or a change in applicable United States federal income tax law occurring after the date of the Indenture. In the event of such defeasance, the holders of such Debt Securities would thereafter be able to look only to such trust fund for payment of principal (and premium or Make-Whole Amount, if any) and interest.

    "Government Obligations" means securities that are (a) direct obligations of the United States of America or the government which issued the foreign currency in which the Debt Securities of a particular series are payable, for the payment of which its full faith and credit is pledged or (b) obligations of a person controlled or supervised by and acting as an agency or instrumentality of the United States of America or such government which issued the foreign currency in which the Debt Securities of such series are payable, the payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America or such other government, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Obligation or a specific payment of interest on or principal of any such Government Obligation held by such custodian for the account of the holder of a depository receipt, provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Obligation or the specific payment of interest on or principal of the Government Obligation evidenced by such depository receipt.

    Unless otherwise provided in the applicable Prospectus Supplement, if after the Operating Partnership has deposited funds and/or Government Obligations to effect defeasance or covenant defeasance with respect to Debt Securities of any series, (a) the holder of a Debt Security of such series is entitled to, and does, elect pursuant to the Indenture or the terms of such Debt Security to receive payment in a currency, currency unit or composite currency other than that in which such deposit has been made in respect of such Debt Security, or
(b) a Conversion Event (as defined below) occurs in respect of the currency, currency unit or composite currency in which such deposit has been made, the indebtedness represented by such Debt Security will be deemed to have been, and will be, fully discharged and satisfied through the payment of the principal of (and premium or Make-Whole Amount, if any) and interest on such Debt Security as they become due out of the proceeds yielded by converting the amount so deposited in respect of such Debt Security into the currency, currency unit or composite currency in which such Debt Security becomes payable as a result of such election or such cessation of usage based on the applicable market exchange rate. "Conversion Event" means the cessation of use of (i) a currency, currency unit or composite currency both by the government of the country which issued such currency and for the settlement of transactions by a central bank or other public institutions of or within the international banking community, (ii) the ECU both within the European Monetary System and for the settlement of transactions by public institutions of or within the European Communities or
(iii) any currency unit or composite currency other than the ECU for the purposes for which it was established. Unless otherwise provided in the applicable Prospectus Supplement, all payments of principal of (and premium or Make-Whole Amount, if any) and interest on any Debt Security that is payable in a foreign currency that ceases to be used by its government of issuance shall be made in U.S. dollars.

    In the event the Operating Partnership effects covenant defeasance with respect to any Debt Securities and such Debt Securities are declared due and payable because of the occurrence of any Event of Default other than the Event of Default described in clause (d) under "--Events of Default, Notice and Waiver" with respect to specified sections of the Indenture (which sections would no longer be applicable to such Debt Securities) or described in clause
(g) under "--Events of Default, Notice and Waiver" with respect to any other covenant as to which there has been covenant defeasance, the amount in such currency, currency unit or composite currency in which such Debt Securities are payable, and Government Obligations on deposit with the applicable Trustee, will be sufficient to pay amounts due on such Debt Securities at the time of their stated maturity but may not be sufficient to pay amounts due on such Debt Securities at the time of the acceleration resulting from such Event of Default. However, the Operating Partnership would remain liable to make payment of such amounts due at the time of acceleration.

    The applicable Prospectus Supplement may further describe the provisions, if any, permitting such defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the Debt Securities of or within a particular series.

NO CONVERSION RIGHTS

    The Debt Securities will not be convertible into or exchangeable for any capital stock of the Company or equity interest in the Operating Partnership.

GLOBAL SECURITIES

    The Debt Securities of a series may be issued in whole or in part in book-entry form consisting of one or more global securities (the "Global Securities") that will be deposited with, or on behalf of, a depositary (the "Depositary") identified in the applicable Prospectus Supplement relating to such series. Global Securities may be issued in either registered or bearer form and in either temporary or permanent form. The specific terms of the depositary arrangement with respect to a series of Debt Securities will be described in the applicable Prospectus Supplement relating to such series.

PAYMENT AND PAYING AGENTS

    Unless otherwise specified in the applicable Prospectus Supplement, the principal of (and applicable premium or Make-Whole Amount, if any) and interest on any series of Debt Securities will be payable at the corporate trust office of the Trustee, the address of which will be stated in the applicable Prospectus Supplement; provided that, at the option of the Operating Partnership, payment of interest may be made by check mailed to the address of the person entitled thereto as it appears in the applicable register for such Debt Securities or by wire transfer of funds to such person at an account maintained within the United States.

    All moneys paid by the Operating Partnership to a paying agent or a Trustee for the payment of the principal of or any premium, Make-Whole Amount or interest on any Debt Security which remain unclaimed at the end of two years after such principal, premium, Make-Whole Amount or interest has become due and payable will be repaid to the Operating Partnership, and the holder of such Debt Security thereafter may look only to the Operating Partnership for payment thereof.

                         DESCRIPTION OF PREFERRED STOCK

    The description of the Preferred Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Company's Amended and Restated Articles of Incorporation, as amended (the "Articles of Incorporation"), and Amended and Restated Bylaws (the "Bylaws"). All material terms of the Preferred Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

GENERAL

    Under the Articles of Incorporation, the Company has authority to issue 10 million shares of Preferred Stock, par value $.01 per share. The Preferred Stock may be issued from time to time, in one or more series, as authorized by the Board of Directors of the Company. Prior to issuance of shares of each series, the Board of Directors is required by the Maryland General Corporation Law ("MGCL") and the Articles of Incorporation to fix for each series, subject to the provisions of the Articles of Incorporation regarding excess stock, par value $.01 per share ("Excess Stock"), the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption of such shares as may be permitted by Maryland law. Such rights, powers, restrictions and limitations could include the right to receive specified dividend payments and payments on liquidation prior to any such payments to holders of Common Stock or other capital stock of the Company ranking junior to the Preferred Stock. The outstanding shares of Preferred Stock are, and additional shares of Preferred Stock will be, when issued, fully paid and nonassessable and will have no preemptive rights. The Board of Directors could authorize the issuance of shares of Preferred Stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of Common Stock might believe to be in their best interests or in which holders of some, or a majority, of the shares of Common Stock might receive a premium for their shares over the then market price of such shares of Common Stock.

OUTSTANDING PREFERRED STOCK


    At December 31, 1997, the Company had outstanding 1,650,000 shares of Series A Preferred Stock, 40,000 shares of Series B Preferred Stock and 20,000 shares of Series C Preferred Stock, constituting all of the Company's then outstanding Preferred Stock. The terms of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock provide for a preference as to the payment of dividends over shares of Common Stock and any other capital stock ranking junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, and for cumulative quarterly dividends at the rate of $2.375, $218.75 and $215.625, respectively, per share per year. On and after November 17, 2000, May 14, 2002 and June 6, 2007, the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, respectively, are subject to redemption, in each case in whole or in part, at the option of the Company, at a cash redemption price of $25.00 per share, $2,500.00 per share and $2,500.00 per share, respectively, plus accrued and unpaid dividends. The Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock rank on a parity as to payment of dividends and amounts upon liquidation, however, the Series A Preferred Stock has the benefit of the Guarantee Agreement, as described below.


    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, the holders of the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock will be entitled to receive out of the Company's assets available for distribution to stockholders, before any distribution of assets is made to holders of Common Stock or any other shares of capital stock ranking as to such distributions junior to the Series A Preferred Stock, Series B Preferred Stock and Series C Preferred Stock, liquidating distributions in the amount of $25.00 per share, $2,500.00 per share and $2,500.00 per share, respectively, plus all accrued and unpaid dividends.

    The Series A Preferred Stock is entitled to the benefits of a Guarantee and Payment Agreement between Securities L.P. and its general partner, First Industrial Securities Corporation (each a subsidiary of the Company), for the benefit of American National Bank and Trust Company of Chicago as Guarantee Agent thereunder (the "Guarantee Agreement") pursuant to which Securities L.P. has guaranteed, subject to the terms of the Guarantee Agreement, dividends on, and redemption and liquidation payments with respect to, the Series A Preferred Stock. No other Preferred Stock of the Company is or will be entitled to the benefits of the Guarantee Agreement and the Series B Preferred Stock and Series C Preferred Stock do not have the benefit of any such guarantee.

    Except as expressly required by law and in certain other limited circumstances, the holders of the Preferred Stock are not entitled to vote. The consent of holders of at least 66% of the outstanding Preferred Stock and any other series of Preferred Stock ranking on a parity therewith (collectively, "Parity Preferred Stock"), voting as a single class, is required to authorize another class of shares senior to such Parity Preferred Stock. The affirmative vote or consent of the holders of at least 66% of the outstanding shares of each series of Preferred Stock is required to amend or repeal any provision of, or add any provision to, the Articles of Incorporation, including the Articles Supplementary relating to such series of Preferred Stock, if such action would materially and adversely alter or change the rights, preferences or privileges of such series of Preferred Stock.

FUTURE SERIES OF PREFERRED STOCK

    The following description of the Preferred Stock sets forth certain general terms and provisions of the Preferred Stock to which any Prospectus Supplement may relate. The statements below describing the Preferred Stock are in all respects subject to and qualified in their entirety by reference to the applicable provisions of the Articles of Incorporation and Bylaws and any applicable amendment to the Articles of Incorporation designating terms of a series of Preferred Stock (a "Designating Amendment").

    Reference is made to the Prospectus Supplement relating to the Preferred Stock offered thereby for specific terms, including:

    (1) The title and stated value of such Preferred Stock;

    (2) The number of shares of such Preferred Stock offered, the liquidation preference per share and the offering price of such Preferred Stock;

    (3) The dividend rate(s), period(s) and/or payment date(s) or method(s) of calculation thereof applicable to such Preferred Stock;

    (4) The date from which dividends on such Preferred Stock shall accumulate, if applicable;

    (5) The procedures for any auction and remarketing, if any, for such Preferred Stock;

    (6) The provision for a sinking fund, if any, for such Preferred Stock;

    (7) The provision for redemption, if applicable, of such Preferred Stock;

    (8) Any listing of such Preferred Stock on any securities exchange;

    (9) The terms and conditions, if applicable, upon which such Preferred Stock will be convertible into Common Stock, including the conversion price (or manner of calculation thereof);

    (10) Any other specific terms, preferences, rights, limitations or restrictions of such Preferred Stock;

    (11) A discussion of federal income tax considerations applicable to such Preferred Stock;

    (12) The relative ranking and preference of such Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company;

    (13) Any limitations on issuance of any series of Preferred Stock ranking senior to or on a parity with such series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of the Company; and

    (14) Any limitations on direct or beneficial ownership and restrictions on transfer, in each case as may be appropriate to preserve the status of the Company as a REIT.

RANK

    Unless otherwise specified in the Prospectus Supplement, the Preferred Stock will, with respect to dividend rights and rights upon liquidation, dissolution or winding up of the Company, rank (i) senior to all classes or series of Common Stock, and to all equity securities ranking junior to such Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; (ii) on a parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company; and (iii) junior to all equity securities issued by the Company the terms of which specifically provide that such equity securities rank senior to the Preferred Stock with respect to dividend rights or rights upon liquidation, dissolution or winding up of the Company. The term "equity securities" does not include convertible debt securities.

DIVIDENDS

    Holders of the Preferred Stock of each series will be entitled to receive, when, as and if declared by the Board of Directors of the Company, out of assets of the Company legally available for payment, cash dividends at such rates and on such dates as will be set forth in the applicable Prospectus Supplement. Each such dividend shall be payable to holders of record as they appear on the share transfer books of the Company on such record dates as shall be fixed by the Board of Directors of the Company.

    Dividends on any series of the Preferred Stock may be cumulative or non-cumulative, as provided in the applicable Prospectus Supplement. Dividends, if cumulative, will be cumulative from and after the date set forth in the applicable Prospectus Supplement. If the Board of Directors of the Company fails to declare a dividend payable on a dividend payment date on any series of the Preferred Stock for which dividends are non-cumulative, then the holders of such series of the Preferred Stock will have no right to receive a dividend in respect of the dividend period ending on such dividend payment date, and the Company will have no obligation to pay the dividend accrued for such period, whether or not dividends on such series are declared payable on any future dividend payment date.

    If Preferred Stock of any series is outstanding, no dividends will be declared or paid or set apart for payment on any capital stock of the Company of any other series ranking, as to dividends, on a parity with or junior to the Preferred Stock of such series for any period unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series for all past dividend periods and the then current dividend period or
(ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends for the then current dividend period have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for such payment on the Preferred Stock of such series. When dividends are not paid in full (or a sum sufficient for such full payment is not so set apart) upon Preferred Stock of any series and the shares of any other series of Preferred Stock ranking on a parity as to dividends with the Preferred Stock of such series, all dividends declared upon Preferred Stock of such series and any other series of Preferred Stock ranking on a parity as to dividends with such Preferred Stock shall be declared PRO RATA so that the amount of dividends declared per share of Preferred Stock of such series and such other series of Preferred Stock shall in all cases bear to each other the same ratio that accrued dividends per share on the Preferred Stock of such series (which shall not include any accumulation in respect of unpaid dividends for prior dividend periods if such Preferred Stock does not have a cumulative dividend) and such other series of Preferred Stock bear to each other. No interest, or sum of money in lieu of interest, shall be payable in respect of any dividend payment or payments on Preferred Stock of such series which may be in arrears.

    Except as provided in the immediately preceding paragraph, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof is set apart for payment for the then current dividend period, no dividends (other than in shares of Common Stock or other shares of capital stock ranking junior to the Preferred Stock of such series as to dividends and upon liquidation) shall be declared or paid or set aside for payment nor shall any other distribution be declared or made upon the Common Stock, or any other capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation, nor shall any shares of Common Stock, or any other shares of capital stock of the Company ranking junior to or on a parity with the Preferred Stock of such series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such shares) by the Company (except by conversion into or exchange for other capital stock of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation).

    Any dividend payment made on shares of a series of Preferred Stock shall first be credited against the earliest accrued but unpaid dividend due with respect to shares of such series which remains payable.

REDEMPTION

    If so provided in the applicable Prospectus Supplement, the Preferred Stock will be subject to mandatory redemption or redemption at the option of the Company, as a whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in such Prospectus Supplement.

    The Prospectus Supplement relating to a series of Preferred Stock that is subject to mandatory redemption will specify the number of shares of such Preferred Stock that shall be redeemed by the Company in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accrued and unpaid dividends thereon (which shall not, if such Preferred Stock does not have a cumulative dividend, include any accumulation in respect of unpaid dividends for prior dividend periods) to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable Prospectus Supplement. If the redemption price for Preferred Stock of any series is payable only from the net proceeds of the issuance of shares of capital stock of the Company, the terms of such Preferred Stock may provide that, if no such shares of capital stock shall have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, such Preferred Stock shall automatically and mandatorily be converted into the applicable shares of capital stock of the Company pursuant to conversion provisions specified in the applicable Prospectus Supplement.

    Notwithstanding the foregoing, unless (i) if a series of Preferred Stock has a cumulative dividend, full cumulative dividends on all shares of such series of Preferred Stock shall have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if a series of Preferred Stock does not have a cumulative dividend, full dividends on all shares of the Preferred Stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, no shares of such series of Preferred Stock shall be redeemed unless all outstanding shares of Preferred Stock of such series are simultaneously redeemed; PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series. In addition, unless (i) if such series of Preferred Stock has a cumulative dividend, full cumulative dividends on all outstanding shares of such series of Preferred Stock have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for all past dividend periods and the then current dividend period, and (ii) if such series of Preferred Stock does not have a cumulative dividend, full dividends on the Preferred stock of such series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment thereof set apart for payment for the then current dividend period, the Company shall not purchase or otherwise acquire directly or indirectly any shares of Preferred Stock of such series (except by conversion into or exchange for capital shares of the Company ranking junior to the Preferred Stock of such series as to dividends and upon liquidation); PROVIDED, HOWEVER, that the foregoing shall not prevent the purchase or acquisition of shares of Preferred Stock of such series to preserve the REIT status of the Company or pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of Preferred Stock of such series.

    If fewer than all of the outstanding shares of Preferred Stock of any series are to be redeemed, the number of shares to be redeemed will be determined by the Company and such shares may be redeemed pro rata from the holders of record of such shares in proportion to the number of such shares held or for which redemption is requested by such holder (with adjustments to avoid redemption of fractional shares) or by any other equitable manner determined by the Company.

    Notice of redemption will be mailed at least 30 days but not more than 60 days before the redemption date to each holder of record of Preferred Stock of any series to be redeemed at the address shown on the stock transfer books of the Company. Each notice shall state: (i) the redemption date; (ii) the number of shares and series of the Preferred Stock to be redeemed; (iii) the redemption price; (iv) the place or places where certificates for such Preferred Stock are to be surrendered for payment of the redemption price; (v) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (vi) the date upon which the holder's conversion rights, if any, as to such shares shall terminate. If fewer than all the shares of Preferred Stock of any series are to be redeemed, the notice mailed to each such holder thereof shall also specify the number of shares of Preferred Stock to be redeemed from each such holder. If notice of redemption of any Preferred Stock has been given and if the funds necessary for such redemption have been set aside by the Company in trust for the benefit of the holders of any Preferred Stock so called for redemption, then from and after the redemption date dividends will cease to accrue on such Preferred Stock, and all rights of the holders of such shares will terminate, except the right to receive the redemption price.

LIQUIDATION PREFERENCE

    Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, then, before any distribution or payment shall be made to the holders of any Common Stock or any other class or series of capital stock of the Company ranking junior to the Preferred Stock in the distribution of assets upon any liquidation, dissolution or winding up of the Company, the holders of each series of Preferred Stock shall be entitled to receive out of assets of the Company legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference per share, if any, set forth in the applicable Prospectus Supplement, plus an amount equal to all dividends accrued and unpaid thereon (which shall not include any accumulation in respect of unpaid noncumulative dividends for prior dividend periods). After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Preferred Stock will have no right or claim to any of the remaining assets of the Company. In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Company are insufficient to pay the amount of the liquidating distributions on all outstanding shares of Preferred Stock and the corresponding amounts payable on all shares of other classes or series of capital stock of the Company ranking on a parity with the Preferred Stock in the distribution of assets, then the holders of the Preferred Stock and all other such classes or series of capital stock shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

    If liquidating distributions shall have been made in full to all holders of Preferred Stock, the remaining assets of the Company shall be distributed among the holders of any other classes or series of capital stock ranking junior to the Preferred Stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares. For such purposes, the consolidation or merger of the Company with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of the Company, shall not be deemed to constitute a liquidation, dissolution or winding up of the Company.

VOTING RIGHTS

    Holders of the Preferred Stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law or as indicated in the applicable Prospectus Supplement.

    Unless provided otherwise for any series of Preferred Stock, so long as any shares of Preferred Stock of a series remain outstanding, the Company will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of such series of Preferred Stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (such series voting separately as a class), (i) authorize or create, or increase the authorized or issued amount of, any class or series of capital stock ranking prior to such series of Preferred Stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up or reclassify any authorized capital stock of the Company into such shares, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (ii) amend, alter or repeal the provisions of the Company's Articles of Incorporation or the Designating Amendment for such series of Preferred Stock, whether by merger, consolidation or otherwise (an "Event"), so as to materially and adversely affect any right, preference, privilege or voting power of such series of Preferred Stock or the holders thereof; PROVIDED, HOWEVER, with respect to the occurrence of any of the Events set forth in (ii) above, so long as the Preferred Stock remains outstanding with the terms thereof materially unchanged, taking into account that upon the occurrence of an Event the Company may not be the surviving entity, the occurrence of any such Event shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting power of holders of Preferred Stock, and PROVIDED FURTHER that (x) any increase in the amount of the authorized Preferred Stock or the creation or issuance of any other series of Preferred Stock, or (y) any increase in the amount of authorized shares of such series or any other series of Preferred Stock, in each case ranking on a parity with or junior to the Preferred Stock of such series with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, shall not be deemed to materially and adversely affect such rights, preferences, privileges or voting powers.

    The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which such vote would otherwise be required shall be effected, all outstanding shares of such series of Preferred Stock shall have been redeemed or called for redemption and sufficient funds shall have been deposited in trust to effect such redemption.

CONVERSION RIGHTS

    The terms and conditions, if any, upon which any series of Preferred Stock is convertible into Common Stock will be set forth in the applicable Prospectus Supplement relating thereto. Such terms will include the number of shares of Common Stock into which the shares of Preferred Stock are convertible, the conversion price (or manner of calculation thereof), the conversion period, provisions as to whether conversion will be at the option of the holders of the Preferred Stock or the Company, the events requiring an adjustment of the conversion price and provisions affecting conversion in the event of the redemption of such series of Preferred Stock.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities, including any Preferred Stock. Therefore, the Designating Amendment for each series of Preferred Stock may contain provisions restricting the ownership and transfer of the Preferred Stock. The applicable Prospectus Supplement will specify any additional ownership limitation relating to a series of Preferred Stock. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Preferred Stock will be set forth in the applicable Prospectus Supplement.

                        DESCRIPTION OF DEPOSITARY SHARES

    The Company may, at its option, elect to offer Depositary Shares rather than full shares of Preferred Stock. In the event such option is exercised, each of the Depositary Shares will represent ownership of and entitlement to all rights and preferences of a fraction of a share of Preferred Stock of a specified series (including dividend, voting, redemption and liquidation rights). The applicable fraction will be specified in the Prospectus Supplement. The shares of Preferred Stock represented by the Depositary Shares will be deposited with a Depositary (the "Depositary") named in the applicable Prospectus Supplement, under a Deposit Agreement (the "Deposit Agreement"), among the Company, the Depositary and the holders of the Depositary Receipts. Certificates evidencing Depositary Shares ("Depositary Receipts") will be delivered to those persons purchasing Depositary Shares in the offering. The Depositary will be the transfer agent, registrar and dividend disbursing agent for the Depositary Shares. Holders of Depositary Receipts agree to be bound by the Deposit Agreement, which requires holders to take certain actions such as filing proof of residence and paying certain charges.

    The summary of terms of the Depositary Shares contained in this Prospectus does not purport to be complete and is subject to, and qualified in its entirety by, the provisions of the Deposit Agreement, the Articles of Incorporation and the form of Designating Amendment for the applicable series of Preferred Stock. All material terms of the Depository Shares, except those disclosed in the applicable Prospectus Supplement, are described in this Prospectus.

DIVIDENDS

    The Depositary will distribute all cash dividends or other cash distributions received in respect of the series of Preferred Stock represented by the Depositary Shares to the record holders of Depositary Receipts in proportion to the number of Depositary Shares owned by such holders on the relevant record date, which will be the same date as the record date fixed by the Company for the applicable series of Preferred Stock. The Depositary, however, will distribute only such amount as can be distributed without attributing to any Depositary Share a fraction of one cent, and any balance not so distributed will be added to and treated as part of the next sum received by the Depositary for distribution to record holders of Depositary Receipts then outstanding.

    In the event of a distribution other than in cash, the Depositary will distribute property received by it to the record holders of Depositary Receipts entitled thereto, in proportion, as nearly as may be practicable, to the number of Depositary Shares owned by such holders on the relevant record date, unless the Depositary determines (after consultation with the Company) that it is not feasible to make such distribution, in which case the Depositary may (with the approval of the Company) adopt any other method for such distribution as it deems equitable and appropriate, including the sale of such property (at such place or places and upon such terms as it may deem equitable and appropriate) and distribution of the net proceeds from such sale to such holders.

    No distribution will be made in respect of any Depositary Share to the extent that it represents any Preferred Stock converted into Excess Stock.

LIQUIDATION PREFERENCE

    In the event of the liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary, the holders of each Depositary Share will be entitled to the fraction of the liquidation preference accorded each share of the applicable series of Preferred Stock, as set forth in the Prospectus Supplement.

REDEMPTION

    If the series of Preferred Stock represented by the applicable series of Depositary Shares is redeemable, such Depositary Shares will be redeemed from the proceeds received by the Depositary resulting from the redemption, in whole or in part, of Preferred Stock held by the Depositary. Whenever the Company redeems any Preferred Stock held by the Depositary, the Depositary will redeem as of the same redemption date the number of Depositary Shares representing the Preferred Stock so redeemed. The Depositary will mail the notice of redemption promptly upon receipt of such notice from the Company and not less than 30 nor more than 60 days prior to the date fixed for redemption of the Preferred Stock and the Depositary Shares to the record holders of the Depositary Receipts.

VOTING

    Promptly upon receipt of notice of any meeting at which the holders of the series of Preferred Stock represented by the applicable series of Depositary Shares are entitled to vote, the Depositary will mail the information contained in such notice of meeting to the record holders of the Depositary Receipts as of the record date for such meeting. Each such record holder of Depositary Receipts will be entitled to instruct the Depositary as to the exercise of the voting rights pertaining to the number of shares of Preferred Stock represented by such record holder's Depositary Shares. The Depositary will endeavor, insofar as practicable, to vote such Preferred Stock represented by such Depositary Shares in accordance with such instructions, and the Company will agree to take all action which may be deemed necessary by the Depositary in order to enable the Depositary to do so. The Depositary will abstain from voting any of the Preferred Stock to the extent that it does not receive specific instructions from the holders of Depositary Receipts.

WITHDRAWAL OF PREFERRED STOCK

    Upon surrender of Depositary Receipts at the principal office of the Depositary, upon payment of any unpaid amount due the Depositary, and subject to the terms of the Deposit Agreement, the owner of the Depositary Shares evidenced thereby is entitled to delivery of the number of whole shares of Preferred Stock and all money and other property, if any, represented by such Depositary Shares. Partial shares of Preferred Stock will not be issued. If the Depositary Receipts delivered by the holder evidence a number of Depositary Shares in excess of the number of Depositary Shares representing the number of whole shares of Preferred Stock to be withdrawn, the Depositary will deliver to such holder at the same time a new Depositary Receipt evidencing such excess number of Depositary Shares. Holders of Preferred Stock thus withdrawn will not thereafter be entitled to deposit such shares under the Deposit Agreement or to receive Depositary Receipts evidencing Depositary Shares therefor.

AMENDMENT AND TERMINATION OF DEPOSIT AGREEMENT

    The form of Depositary Receipt evidencing the Depositary Shares and any provision of the Deposit Agreement may at any time and from time to time be amended by agreement between the Company and the Depositary. However, any amendment which materially and adversely alters the rights of the holders

(other than any change in fees) of Depositary Shares will not be effective unless such amendment has been approved by at least a majority of the Depositary Shares then outstanding. No such amendment may impair the right, subject to the terms of the Deposit Agreement, of any owner of any Depositary Shares to surrender the Depositary Receipt evidencing such Depositary Shares with instructions to the Depositary to deliver to the holder the Preferred Stock and all money and other property, if any, represented thereby, except in order to comply with mandatory provisions of applicable law.

    The Deposit Agreement will be permitted to be terminated by the Company upon not less than 30 days prior written notice to the applicable Depositary if (i) such termination is necessary to preserve the Company's status as a REIT or (ii) a majority of each series of Preferred Stock affected by such termination consents to such termination, whereupon such Depositary will be required to deliver or make available to each holder of Depositary Receipts, upon surrender of the Depositary Receipts held by such holder, such number of whole or fractional shares of Preferred Stock as are represented by the Depositary Shares evidenced by such Depositary Receipts together with any other property held by such Depositary with respect to such Depositary Receipts. The Company will agree that if the Deposit Agreement is terminated to preserve the Company's status as a REIT, then the Company will use its best efforts to list the Preferred Stock issued upon surrender of the related Depositary Shares on a national securities exchange. In addition, the Deposit Agreement will automatically terminate if (i) all outstanding Depositary Shares thereunder shall have been redeemed, (ii) there shall have been a final distribution in respect of the related Preferred Stock in connection with any liquidation, dissolution or winding up of the Company and such distribution shall have been distributed to the holders of Depositary Receipts evidencing the Depositary Shares representing such Preferred Stock or (iii) each share of the related Preferred Stock shall have been converted into stock of the Company not so represented by Depositary Shares.

CHARGES OF DEPOSITARY

    The Company will pay all transfer and other taxes and governmental charges arising solely from the existence of the depositary arrangements. The Company will pay charges of the Depositary in connection with the initial deposit of the Preferred Stock and initial issuance of the Depositary Shares, and redemption of the Preferred Stock and all withdrawals of Preferred Stock by owners of Depositary Shares. Holders of Depositary Receipts will pay transfer, income and other taxes and governmental charges and certain other charges as are provided in the Deposit Agreement to be for their accounts. In certain circumstances, the Depositary may refuse to transfer Depositary Shares, may withhold dividends and distributions and sell the Depositary Shares evidenced by such Depositary Receipt if such charges are not paid.

MISCELLANEOUS

    The Depositary will forward to the holders of Depositary Receipts all reports and communications from the Company which are delivered to the Depositary and which the Company is required to furnish to the holders of the Preferred Stock. In addition, the Depositary will make available for inspection by holders of Depositary Receipts at the principal office of the Depositary, and at such other places as it may from time to time deem advisable, any reports and communications received from the Company which are received by the Depositary as the holder of Preferred Stock.

    Neither the Depositary nor the Company assumes any obligation or will be subject to any liability under the Deposit Agreement to holders of Depositary Receipts other than for its negligence or willful misconduct. Neither the Depositary nor the Company will be liable if it is prevented or delayed by law or any circumstance beyond its control in performing its obligations under the Deposit Agreement. The obligations of the Company and the Depositary under the Deposit Agreement will be limited to performance in good faith of their duties thereunder, and they will not be obligated to prosecute or defend any legal proceeding in respect of any Depositary Shares or Preferred Stock unless satisfactory indemnity is furnished. The Company and the Depositary may rely on written advice of counsel or accountants, on information provided by holders of the Depositary Receipts or other persons believed in good faith to be competent to give such information and on documents believed to be genuine and to have been signed or presented by the proper party or parties.

    In the event the Depositary shall receive conflicting claims, requests or instructions from any holders of Depositary Receipts, on the one hand, and the Company, on the other hand, the Depositary shall be entitled to act on such claims, requests or instructions received from the Company.

RESIGNATION AND REMOVAL OF DEPOSITARY

    The Depositary may resign at any time by delivering to the Company notice of its election to do so, and the Company may at any time remove the Depositary, any such resignation or removal to take effect upon the appointment of a successor Depositary and its acceptance of such appointment. Such successor Depositary must be appointed within 60 days after delivery of the notice for resignation or removal and must be a bank or trust company having its principal office in the United States of America and having a combined capital and surplus of at least $150,000,000.

FEDERAL INCOME TAX CONSEQUENCES

    Owners of Depositary Shares will be treated for Federal income tax purposes as if they were owners of the Preferred Stock represented by such Depositary Shares. Accordingly, such owners will be entitled to take into account, for Federal income tax purposes, income and deductions to which they would be entitled if they were holders of such Preferred Stock. In addition, (i) no gain or loss will be recognized for Federal income tax purposes upon the withdrawal of Preferred Stock in exchange for Depositary Shares, (ii) the tax basis of each share of Preferred Stock to an exchanging owner of Depositary Shares will, upon such exchange, be the same as the aggregate tax basis of the Depositary Shares exchanged therefor, and (iii) the holding period for Preferred Stock in the hands of an exchanging owner of Depositary Shares will include the period during which such person owned such Depositary Shares.

                          DESCRIPTION OF COMMON STOCK

    The description of the Company's Common Stock set forth below does not purport to be complete and is qualified in its entirety by reference to the Articles of Incorporation and the Bylaws. All material terms of the Company's Common Stock are included in this Prospectus.

GENERAL


    Under the Articles of Incorporation, the Company has authority to issue 100 million shares of Common Stock, par value $.01 per share. Under Maryland law, stockholders generally are not responsible for the corporation's debts or obligations. At January 20, 1998, the Company had outstanding 36,433,859 shares of Common Stock.


TERMS

    Subject to the preferential rights of any other shares or series of stock (including Preferred Stock outstanding from time to time) and to the provisions of the Articles of Incorporation regarding Excess Stock, holders of shares of Common Stock will be entitled to receive dividends on shares of Common Stock if, as and when authorized and declared by the Board of Directors of the Company out of assets legally available therefor and to share ratably in the assets of the Company legally available for distribution to its stockholders in the event of its liquidation, dissolution or winding up after payment of, or adequate provision for, all known debts and liabilities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, each outstanding share of Common Stock entitles the holder to one vote on all matters submitted to a vote of stockholders, including the election of Directors, and, except as otherwise required by law or except as provided with respect to any other class or series of stock, the holders of Common Stock will possess the exclusive voting power. There is no cumulative voting in the election of Directors, which means that the holders of a majority of the outstanding shares of Common Stock can elect all of the Directors then standing for election, and the holders of the remaining shares of Common Stock will not be able to elect any Directors.

    Holders of Common Stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any securities of the Company.

    Subject to the provisions of the Articles of Incorporation regarding Excess Stock, all shares of Common Stock will have equal dividend, distribution, liquidation and other rights, and will have no preference, appraisal or exchange rights.

    Pursuant to the MGCL, a corporation generally cannot dissolve, amend its Articles of Incorporation, merge, sell all or substantially all of its assets, engage in a share exchange or engage in similar transactions outside the ordinary course of business unless approved by the affirmative vote of stockholders holding at least two-thirds of the shares entitled to vote on the matter unless a lesser percentage (but not less than a majority of all of the votes to be cast on the matter) is set forth in the corporation's Articles of Incorporation. The Articles of Incorporation do not provide for a lesser percentage in such situations.

RESTRICTIONS ON OWNERSHIP

    For the Company to qualify as a REIT under the Code, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year. To assist the Company in meeting this requirement, the Company may take certain actions to limit the beneficial ownership, directly or indirectly, by individuals of the Company's outstanding equity securities. See "Restrictions on Transfers of Capital Stock."

TRANSFER AGENT

    The transfer agent and registrar for the Common Stock is First Chicago Trust Company of New York, New York.

SHAREHOLDER RIGHTS PLAN

    On September 4, 1997, the Board of Directors adopted a shareholder rights plan (the "Shareholder Rights Plan"). Under such plan, one right will be attached to each outstanding share of Common Stock at the close of business on October 19, 1997, and one right will be attached to each share of Common Stock thereafter issued. Each right entitles the holder to purchase, under certain conditions, one one-hundredth of a share of Junior Participating Preferred Stock of the Company for $125.00. The rights may also, under certain conditions, entitle the holders to receive Common Stock, or common stock of an entity acquiring the Company, or other consideration, each having a value equal to twice the exercise price of each right ($250.00). The Company has designated 1,000,000 shares as Junior Participating Preferred Stock and has reserved such shares for issuance under the Shareholder Rights Plan. The rights are redeemable by the Company at a price of $.001 per right. If not exercised or redeemed, all rights expire on October 20, 2007. The description and terms of the rights are set forth in a Shareholder Rights Agreement between the Company and First Chicago Trust Company of New York.

                     CERTAIN PROVISIONS OF MARYLAND LAW AND
               THE COMPANY'S ARTICLES OF INCORPORATION AND BYLAWS

    The following summary of certain provisions of Maryland law and the Company's Articles of Incorporation and Bylaws does not purport to be complete and is qualified by reference to Maryland law and the Company's Articles of Incorporation and Bylaws.

BUSINESS COMBINATIONS

    Under the MGCL, certain "business combinations" (including a merger, consolidation, share exchange or, in certain circumstances, an asset transfer or issuance or reclassification of equity securities) between a Maryland corporation and an Interested Stockholder or in certain circumstances, an associate or an affiliate thereof are prohibited for five years after the most recent date on which the Interested Stockholder became an Interested Stockholder. Thereafter, any such business combination must be recommended by the board of directors of the corporation and approved by the affirmative vote of at least (a) 80% of the vote entitled to be cast by holders of outstanding voting shares of the corporation and (b) two-thirds of the vote entitled to be cast by holders of outstanding voting shares of the corporation other than shares held by the Interested Stockholder with whom the business combination is to be effected, unless, among other things, the corporation's stockholders receive a minimum price (as defined in the MGCL) for their shares and the consideration is received in cash or in the same form as previously paid by the Interested Stockholder for its shares. These provisions of Maryland law do not apply, however, to business combinations that are approved or exempted by the board of directors of the corporation prior to the time that the Interested Stockholder becomes an Interested Stockholder. The Articles of Incorporation exempt from these provisions of the MGCL any business combination in which there is no Interested Stockholder other than Mr. Shidler or any entity controlled by Mr. Shidler unless Mr. Shidler is an Interested Stockholder without taking into account Mr. Shidler's ownership of shares of the Company's Common Stock and the right to acquire shares of the Company's Common Stock in an aggregate amount which does not exceed the number of shares of the Company's Common Stock which Mr. Shidler owned and had the right to acquire (including through the exchange of Units) at the time of the consummation of the Company's initial public offering.

CONTROL SHARE ACQUISITIONS

    The MGCL provides that "control shares" of a Maryland corporation acquired in a "control share acquisition" have no voting rights except to the extent approved by a vote of two-thirds of the votes entitled to be cast on the matter, excluding shares of stock owned by the acquiror or by officers or directors who are employees of the corporation. "Control shares" are voting shares of stock that, if aggregated, with all other shares of stock previously acquired by that person, would entitle the acquiror to exercise voting power in electing directors within one of the following ranges of voting power; (i) one-fifth or more but less than one-third, (ii) one-third or more but less than a majority, or (iii) a majority of all voting power. Control shares do not include shares the acquiring person is then entitled to vote as a result of having previously obtained stockholder approval. A "control share acquisition" means the acquisition of control shares, subject to certain exceptions.

    A person who has made or proposes to make a control share acquisition may compel the board of directors, upon satisfaction of certain conditions (including an undertaking to pay expenses), to call a special meeting of stockholders to be held within 50 days of demand to consider the voting rights of the shares. If no request for a meeting is made, the corporation may itself present the question at any stockholders meeting.

    If voting rights are not approved at the meeting or if the acquiring person does not deliver an acquiring person statement as required by statute, then subject to certain conditions and limitations, the corporation may redeem any or all of the control shares (except those for which voting rights have previously been approved) for fair value determined, without regard to voting rights, as of the date of the last control share acquisition or of any meeting of stockholders at which the voting rights of such shares are considered and not approved. If voting rights for control shares are approved at a stockholders meeting and the acquiror becomes entitled to vote a majority of the shares entitled to vote, all other stockholders may exercise appraisal rights. The fair value of the shares as determined for purposes of the appraisal rights may not be less than the highest price per share paid in the control share acquisition. Certain limitations and restrictions otherwise applicable to the exercise of dissenters' rights do not apply in the context of a control share acquisition.

    The control share acquisition statute does not apply to shares acquired in a merger, consolidation or share exchange if the corporation is a party to the transaction, or to acquisitions approved or exempted by the Company's Articles of Incorporation or Bylaws.

    The Company's Bylaws contain a provision exempting any and all acquisitions of the Company's shares of capital stock from the control shares provisions of the MGCL. There can be no assurance that this provision will not be amended or eliminated in the future.

AMENDMENT OF ARTICLES OF INCORPORATION

    The Company's Articles of Incorporation, including its provisions on classification of the Board of Directors (discussed below), may be amended only by the affirmative vote of the holders of not less than two-thirds of all of the votes entitled to be cast on the matter.

MEETINGS OF STOCKHOLDERS

    The Company's Bylaws provide for annual meetings of stockholders to be held on the third Wednesday in April or on any other day as may be established from time to time by the Board of Directors. Special meetings of stockholders may be called by (i) the Company's Chairman of the Board or the Company's President,
(ii) a majority of the Board of Directors or (iii) stockholders holding at least 25% of the outstanding capital stock of the Company entitled to vote at the meeting.

    The Company's Bylaws provide that any stockholder of record wishing to nominate a director or have a stockholder proposal considered at an annual meeting must provide written notice and certain supporting documentation to the Company relating to the nomination or proposal not less than 75 days nor more than 180 days prior to the anniversary date of the prior year's annual meeting or special meeting in lieu thereof (the "Anniversary Date"). In the event that the annual meeting is called for a date more than seven calendar days before the Anniversary Date, stockholders generally must provide written notice within 20 calendar days after the date on which notice of the meeting is mailed to stockholders or the date of the meeting is publicly disclosed.

    The purpose of requiring stockholders to give the Company advance notice of nominations and other business is to afford the Board of Directors a meaningful opportunity to consider the qualifications of the proposed nominees or the advisability of the other proposed business and, to the extent deemed necessary or desirable by the Board of Directors, to inform stockholders and make recommendations about the qualifications or business, as well as to provide a more orderly procedure for conducting meetings of stockholders. Although the Company's Bylaws do not give the Board of Directors any power to disapprove stockholder nominations for the election of directors or proposals for action, they may have the effect of precluding a contest for the election of directors or the consideration of stockholder proposals if the proper procedures are not followed, and of discouraging or deterring a third party from conducting a solicitation of proxies to elect its own slate of directors or to approve its own proposal, without regard to whether consideration of the nominees or proposal might be harmful or beneficial to the Company and its stockholders.

CLASSIFICATION OF THE BOARD OF DIRECTORS

    The Company's Bylaws provide that the number of directors of the Company may be established by the Board of Directors but may not be fewer than the minimum number required by Maryland law nor more than twelve. Any vacancy will be filled, at any regular meeting or at any special meeting called for that purpose, by a majority of the remaining directors, except that a vacancy resulting from an increase in the number of directors will be filled by a majority of the entire Board of Directors. Pursuant to the terms of the Articles of Incorporation, the directors are divided into three classes. One class holds office for a term expiring at the annual meeting of stockholders to be held in 1998, and the other two classes hold office for terms expiring at the annual meetings of stockholders to be held in 1999 and 2000, respectively. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified. The Company believes that classification of the Board of Directors will help to assure the continuity and stability of the Company's business strategies and policies as determined by the Board of Directors.

    The classified board provision could have the effect of making the removal of incumbent directors more time-consuming and difficult, which could discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company, even though such an attempt might be beneficial to the Company and its stockholders. At least two annual meetings of stockholders, instead of one, will generally be required to effect a change in a majority of the Board of Directors. Thus, the classified board provision could increase the likelihood that incumbent directors will retain their positions. Holders of shares of Common Stock will have no right to cumulative voting for the election of directors. Consequently, at each annual meeting of stockholders, the holders of a majority of the shares of Common Stock will be able to elect all of the successors of the class of directors whose term expires at that meeting.

                   RESTRICTIONS ON TRANSFERS OF CAPITAL STOCK

    For the Company to qualify as a REIT under the Code, among other things, not more than 50% in value of its outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals (as defined in the Code to include certain entities) during the last half of a taxable year, and such capital stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter tax year. See "Certain Federal Income Tax Considerations." To ensure that the Company remains a qualified REIT, the Articles of Incorporation, subject to certain exceptions, provide that no holder may own, or be deemed to own by virtue of the attribution provisions of the Code, more than an aggregate of 9.9% in value of the Company's capital stock. Any transfer of capital stock or any security convertible into capital stock that would create a direct or indirect ownership of capital stock in excess of the ownership limit or that would result in the disqualification of the Company as a REIT, including any transfer that results in the capital stock being owned by fewer than 100 persons or results in the Company being "closely held" within the meaning of Section 856(h) of the Code, shall be null and void, and the intended transferee will acquire no rights to the capital stock. Capital stock owned, or deemed to be owned, or transferred to a stockholder in excess of the ownership limit will automatically be exchanged for shares of Excess Stock that will be transferred, by operation of law, to the Company as trustee of a trust for the exclusive benefit of the transferees to whom such capital stock may be ultimately transferred without violating the ownership limit. While the Excess Stock is held in trust, it will not be entitled to vote, it will not be considered for purposes of any stockholder vote or the determination of a quorum for such vote, and it will not be entitled to participate in the accumulation or payment of dividends or other distributions. A transferee of Excess Stock may, at any time such Excess Stock is held by the Company in trust, designate as beneficiary of the transferee stockholder's interest in the trust representing the Excess Stock any individual whose ownership of the capital stock exchanged into such Excess Stock would be permitted under the ownership limit, and may transfer such interest to such beneficiary at a price not in excess of the price paid by the original transferee-stockholder for the capital stock that was exchanged into Excess Stock. Immediately upon the transfer to the permitted beneficiary, the Excess Stock will automatically be exchanged for capital stock of the class from which it was converted. In addition, the Company will have the right, for a period of 90 days during the time any Excess Stock is held by the Company in trust, and, with respect to Excess Stock resulting from the attempted transfer of Preferred Stock, at any time when any outstanding shares of Preferred Stock of such series are being redeemed, to purchase all or any portion of the Excess Stock from the original transferee-stockholder at the lesser of the price paid for the capital stock by the original transferee-stockholder and the market price (as determined in the manner set forth in the Articles of Incorporation) of the capital stock on the date the Company exercises its option to purchase or, in the case of a purchase of Excess Stock attributed to Preferred Stock which has been called for redemption, at its stated value, plus all accumulated and unpaid dividends to the date of redemption. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to the Company of the transfer or, if no such notice is given, the date the Board of Directors determines that a violative transfer has been made.

    POLICIES WITH RESPECT TO CERTAIN ACTIVITIES OF THE OPERATING PARTNERSHIP

    The following is a discussion of certain investment, financing, conflicts of interest and other policies of the Operating Partnership. These policies have been determined by the Board of Directors of the Company, which is the General Partner of the Operating Partnership, and generally may be amended or revised from time to time by the Board of Directors without a vote of stockholders.

INVESTMENT POLICIES

    It is the Company's policy that First Industrial Realty Trust, Inc. ("First Industrial") will only engage in business activities through the Operating Partnership and its subsidiaries. For the purpose of these policies, the term "subsidiaries" when used with respect to the Operating Partnership includes partnerships in which the Operating Partnership owns a majority of the economic interests and Securities L.P.

    INVESTMENTS IN REAL ESTATE OR INTERESTS IN REAL ESTATE. The Operating Partnership's investment objectives are to increase cash flow and the value of its properties, to acquire established income-producing industrial properties with cash flow growth potential and, in limited circumstances, to develop build-to-suit properties or undertake redevelopment projects. Additionally, where prudent and possible, the Operating Partnership will seek to expand and upgrade both its existing properties and any newly acquired properties. The Operating Partnership's business will be focused solely on industrial properties. The Operating Partnership's policy is to acquire assets primarily for generation of current income and long-term value appreciation; however, where appropriate, the Operating Partnership may sell certain properties.

    The Operating Partnership expects to pursue its investment objectives through the direct and indirect ownership of properties and the ownership of interests in other entities. The Operating Partnership currently expects that it will make further investments in the Company's current markets and will expand into other markets within the Company's operating region as investment opportunities the Operating Partnership considers attractive become available. The Operating Partnership believes that opportunities exist to acquire, on attractive terms, established properties which do not pose the risks of development.

    The Operating Partnership also may participate with other entities in property ownership through joint ventures or other types of co-ownership. Equity investments may be subject to existing mortgage financing and other indebtedness, or such financing or indebtedness may be incurred in connection with acquiring investments. Any such financing or indebtedness will have priority over the Company's equity interest in such property.

    INVESTMENTS IN REAL ESTATE MORTGAGES. While the Operating Partnership will emphasize equity real estate investments in industrial properties, it may, in its discretion, invest in mortgage loans and other interests related to industrial properties. The Operating Partnership does not presently intend to invest to a significant extent in mortgage loans, but may do so subject to the investment restrictions applicable to

REITs. The mortgage loans in which the Operating Partnership may invest may be either first mortgage loans or junior mortgage loans, and may or may not be insured by a government agency.

    SECURITIES OF OR INTERESTS IN PERSONS PRIMARILY ENGAGED IN REAL ESTATE ACTIVITIES AND OTHER ISSUERS. Subject to the ownership limitations and gross income tests necessary for REIT qualification, the Operating Partnership also may invest in securities of entities engaged in real estate activities or securities of other issuers, including for the purpose of exercising control over such entities. The Operating Partnership may acquire all or substantially all of the securities or assets of other REITs or similar entities where such investments would be consistent with the Operating Partnership's investment policies. In any event, the Operating Partnership does not intend that its investments in securities will require it to register as an "investment company" under the Investment Company Act of 1940, and the Operating Partnership would intend to divest securities before any such registration would be required.

FINANCING POLICIES

    It is the Company's policy that First Industrial shall not incur indebtedness other than short-term trade, employee compensation, dividends payable or similar indebtedness that will be paid in the ordinary course of business, and that indebtedness shall instead be incurred by the Operating Partnership to the extent necessary to fund the business activities conducted by the Operating Partnership and its subsidiaries.


    The Operating Partnership has no separate policy regarding the amount of debt it may incur, but rather is encompassed by the Company's policy in this regard. The Company currently has a policy of maintaining a ratio of debt to total market capitalization (I.E., total consolidated debt of the Company (excluding the 1994 Defeased Mortgage Loan which was defeased in April 1997 and subsequently repaid in full in January 1998) as a percentage of the aggregate market value of all outstanding shares of Common Stock, assuming the exchange of all Units for Common Stock, plus the aggregate stated value of all outstanding shares of preferred stock, plus total consolidated debt (excluding the 1994 Defeased Mortgage Loan)) which generally will not exceed 50% and a coverage ratio (computed as total revenues (excluding interest income on U.S. government securities collateralizing the 1994 Defeased Mortgage Loan) minus property expenses and general and administrative expenses divided by interest expense (excluding interest on the 1994 Defeased Mortgage Loan accruing after the date of defeasance) plus dividends on preferred stock) of at least 2.0:1. As of September 30, 1997, the Company's ratio of debt to total market capitalization was 28.0% and for the twelve months ended September 30, 1997, the Company's coverage ratio was 2.99. However, the organizational documents of the Company do not contain any limitation on the amount or percentage of indebtedness the Company may incur and the Company's Board of Directors has the power to alter the current policy. Accordingly, the Company could become more highly leveraged, resulting in an increase in debt service that could adversely affect the Company's ability to make expected distributions to stockholders and in an increased risk of default on its obligations. In addition, except as may be set forth in any Prospectus Supplement, the Debt Securities will not contain any provision that would afford holders of Debt Securities protection in the event of a highly leveraged transaction or change in control of the Operating Partnership or the Company.


    To the extent that the Board of Directors determines to obtain additional debt financing, the Company intends to do so generally through mortgages on its properties and lines of credit, but also may do so through the issuance of debt securities. These mortgages may be recourse, non-recourse or cross-collateralized and may contain cross-default provisions. The Company does not have a policy limiting the number or amount of mortgages that may be placed on any particular property, but mortgage financing instruments usually limit additional indebtedness on such properties. Future credit facilities and lines of credit may be used for the purpose of making acquisitions or capital improvements or providing working capital to the Company or meeting the taxable income distribution requirements for REITs under the Code if the Company has taxable income without receipt of cash sufficient to enable the Company to meet such distribution requirements.

    In the future, the Company may seek to extend, expand, reduce or renew its acquisition facility, or obtain new credit facilities or lines of credit or issue debt securities, subject to its general policy on debt capitalization.

POLICIES WITH RESPECT TO OTHER ACTIVITIES

    The Operating Partnership may, but does not presently intend to, make investments other than as previously described. The Operating Partnership has authority to offer Units and other equity or debt securities in exchange for property and to repurchase or otherwise reacquire Units or any other securities and may engage in such activities in the future. The Operating Partnership also may make loans to joint ventures in which it participates. The Operating Partnership will not engage in trading, underwriting or the agency distribution or sale of securities of other issuers. At all times, the Operating Partnership intends to make investments in such a manner as to be consistent with the requirements of the Code for the Company to qualify as a REIT unless, because of circumstances or changes in the Code (or the regulations promulgated thereunder), the Company's Board of Directors determines that it is no longer in the best interests of the Company to continue to have the Company qualify as a REIT. The Company's policies with respect to such activities may be reviewed and modified from time to time by the Company's directors without notice to or the vote of the stockholders.

                    PROPERTIES OF THE OPERATING PARTNERSHIP
                     AND THE OTHER REAL ESTATE PARTNERSHIPS

GENERAL

    The Operating Partnership and the Other Real Estate Partnerships collectively owned, as of September 30, 1997, 493 in service properties (245 of which were owned by the Operating Partnership and 248 of which were owned by the Other Real Estate Partnerships) containing an aggregate of approximately 41.6 million square feet of GLA in 17 states (20.0 million square feet of which comprised the properties owned by the Operating Partnership and 21.6 million square feet of which comprised the properties owned by the Other Real Estate Partnerships) with a diverse base of 1,455 tenants (884 of which were tenants of the Operating Partnership and 571 of which were tenants of the Other Real Estate Partnerships) engaged in a wide variety of businesses, including manufacturing, retailing, wholesale trade, distribution and professional services. The properties are generally located in business parks which have convenient access to interstate highways and rail and air transportation. The median age of the properties is approximately 14 years. The Operating Partnership and the Other Real Estate Partnerships maintain insurance coverage on their respective properties which the Operating Partnership believes to be adequate.

    The Operating Partnership and the Other Real Estate Partnerships classify their properties into two industrial categories: bulk warehouse and light industrial. The bulk warehouse properties are generally used for bulk storage of materials and manufactured goods and the light industrial properties are generally used for the design, assembly, packaging and distribution of goods and, in some cases, the provision of services.

    The Operating Partnership and the Other Real Estate Partnerships compete with numerous commercial developers, real estate companies and other owners of real estate in seeking properties for acquisition and land for development. In addition, many of the properties owned by the Operating Partnership and the Other Real Estate Partnerships are located in areas that include other bulk warehouse and light industrial properties which compete for the same tenants as the Operating Partnership and the Other Real Estate Parterships.

    The following table summarizes certain information as of September 30, 1997 with respect to properties owned by the Operating Partnership. Information in the table excludes properties under development at September 30, 1997.

                          BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                       GLA AS
                    --------------------------  --------------------------  -----------------------------------------     A % OF
                                  NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE         TOTAL
METROPOLITAN AREA      GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY      PORTFOLIO
------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -------------
Atlanta...........  2,436,374             9       294,264             4     2,730,638            13             93%             14%
Chicago...........  1,632,052             7       898,541             8     2,530,593            15             99%             13%
Cincinnati(1).....    951,080             3       681,375             6     1,632,455             9             90%              8%
Cleveland.........         --            --       271,616             6       271,616             6             99%              1%
Columbus..........  1,353,334             3        56,849             1     1,410,183             4            100%              7%
Dayton............         --            --       322,746             6       322,746             6            100%              1%
Detroit...........  1,061,749            25       499,296            13     1,561,045            38             96%              8%
Indianapolis......  1,173,580             6     1,073,780            26     2,247,360            32             88%             11%
Long Island.......    924,385             8     1,703,112            30     2,627,497            38             95%             13%
Milwaukee.........         --            --       331,155             7       331,155             7             92%              2%
Minneapolis/St.
 Paul.............    534,527             6     1,275,015            19     1,809,542            25             92%              9%
Nashville.........    538,811             3            --            --       538,811             3            100%              3%
New Jersey........    344,176             3     1,391,721            41     1,735,897            44             96%              9%
St. Louis.........    198,413             3        35,114             1       233,527             4             65%              1%
Other(2)..........         --            --        25,254             1        25,254             1            100%             (3)
                                         --
                    ---------                   ---------           ---     ---------           ---                            ---
Total               11,148,481           76     8,859,838           169     20,008,319          245             94%            100%
                                         --
                                         --
                    ---------                   ---------           ---     ---------           ---                            ---
                    ---------                   ---------           ---     ---------           ---                            ---

------------------------------

(1) Includes Louisville, Kentucky.

(2) Includes Green Bay, Wisconsin.

(3) Less than 1%.

    The following table summarizes certain information as of September 30, 1997 with respect to properties owned by the Other Real Estate Partnerships. Information in the table excludes properties under development at September 30, 1997.

                          BULK WAREHOUSE             LIGHT INDUSTRIAL                         TOTAL                      GLA AS
                    --------------------------  --------------------------  -----------------------------------------    A % OF
                                  NUMBER OF                   NUMBER OF                   NUMBER OF        AVERAGE        TOTAL
METROPOLITAN AREA      GLA       PROPERTIES        GLA       PROPERTIES        GLA       PROPERTIES       OCCUPANCY     PORTFOLIO
------------------  ---------  ---------------  ---------  ---------------  ---------  ---------------  -------------  -----------
Atlanta...........    985,501             9       213,467             5     1,198,968            14             97%            5%
Central
 Pennsylvania(1)..  2,773,519            17       843,558            14     3,617,077            31             99%           17%
Chicago...........  1,602,114            13       528,740             8     2,130,854            21             97%           10%
Des Moines........    878,992             5        54,000             1       932,992             6             97%            4%
Detroit...........  1,533,338            33     2,034,239            48     3,567,577            81             99%           17%
Grand Rapids......  2,786,591            22        40,400             3     2,826,991            25             94%           13%
Indianapolis......    976,273             1       514,539             3     1,490,812             4             96%            7%
Milwaukee.........         --            --       133,173             3       133,173             3            100%            1%
Minneapolis/St.
 Paul.............  1,330,460            10     1,877,522            25     3,207,982            35             98%           15%
Nashville.........    760,229             4            --            --       760,229             4            100%            3%
St. Louis.........    632,592            11       385,713             3     1,018,305            14             99%            5%
Other(2)..........    301,355             4       378,603             6       679,958            10            100%            3%
                    ---------           ---     ---------           ---     ---------           ---                         -----
Total               14,560,964          129     7,003,954           119     21,564,918          248             98%          100%
                    ---------           ---     ---------           ---     ---------           ---                         -----
                    ---------           ---     ---------           ---     ---------           ---                         -----

------------------------------

(1) Includes the Harrisburg, Allentown and Reading markets.

(2) Includes Denton, TX; Wichita, KS; West Lebanon, NH and Abilene, TX.

    As of September 30, 1997, 25 properties owned by the Operating Partnership were subject to encumbrances securing indebtedness thereof and 40 properties owned by the Other Real Estate Partnerships were subject to encumbrances securing indebtedness thereof.

TENANT AND LEASE INFORMATION

    As of September 30, 1997, the Operating Partnership and the Other Real Estate Partnerships had a diverse base of 1,455 tenants (884 of which were tenants of the Operating Partnership and 571 of which were tenants of the Other Real Estate Partnerships), engaged in a wide variety of businesses including manufacturing, retailing, wholesale trade, distribution and professional services. Most leases have an initial term of between three and five years and provide for periodic rental increases that are either fixed or based on changes in the Consumer Price Index. Industrial tenants typically have net or semi-net leases and pay as additional rent their percentage of the property's operating costs, including the costs of common area maintenance, property taxes and insurance. As of September 30, 1997, approximately 94% and 98% of the GLA of the properties owned by the Operating Partnership and the Other Real Estate Partnerships, respectively, was leased, and no single tenant or group of related tenants accounted for more than 2.27% of the Operating Partnership's rent revenues or more than 2.75% of the Other Real Estate Partnerships' rent revenues, nor did any single tenant or group of related tenants occupy more than 3.75% of the total GLA of the Operating Partnership or more than 3.67% of the total GLA of the Other Real Estate Partnerships.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Operating Partnership as of September 30, 1997.

                                                                  PERCENTAGE OF                      PERCENTAGE OF TOTAL
                                               GLA SUBJECT TO          GLA        ANNUAL BASE RENT    ANNUAL BASE RENT
                              NUMBER OF           EXPIRING       REPRESENTED BY    UNDER EXPIRING      REPRESENTED BY
 YEAR OF EXPIRATION(1)     LEASES EXPIRING        LEASES(2)      EXPIRING LEASES      LEASES(3)        EXPIRING LEASES
-----------------------  -------------------  -----------------  ---------------  -----------------  -------------------
1997...................              78            1,080,395             5.7%         $   5,100                6.3%
1998...................             227            3,058,777            16.3%            14,139               17.4%
1999...................             224            4,205,474            22.4%            18,999               23.4%
2000...................             153            2,882,335            15.3%            11,931               14.7%
2001...................              93            2,283,401            12.1%             9,821               12.1%
2002...................              67            1,212,877             6.4%             6,297                7.8%
2003...................              18              517,248             2.7%             2,170                2.7%
2004...................              14              966,572             5.1%             3,158                3.9%
2005...................               8              335,518             1.8%             2,245                2.8%
2006...................               9              333,911             1.8%             1,227                1.5%
Thereafter.............              16            1,964,312            10.4%             5,971                7.4%
                                    ---       -----------------       -------          --------             -------
  Total................             907           18,840,820           100.0%         $  81,058              100.0%
                                    ---       -----------------       -------          --------             -------
                                    ---       -----------------       -------          --------             -------

------------------------------

(1) Lease expirations as of September 30, 1997, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 1,167,499 aggregate square feet.

(3) In thousands, reflects monthly base rent provided for under the terms of each expiring lease as in effect at September 30, 1997, multiplied by 12, and does not take into account contractual rent escalations.

    The following table shows scheduled lease expirations for all leases for the properties owned by the Other Real Estate Partnerships as of September 30, 1997.

                                                                  PERCENTAGE OF                      PERCENTAGE OF TOTAL
                                               GLA SUBJECT TO          GLA        ANNUAL BASE RENT    ANNUAL BASE RENT
                              NUMBER OF           EXPIRING       REPRESENTED BY    UNDER EXPIRING      REPRESENTED BY
 YEAR OF EXPIRATION(1)     LEASES EXPIRING        LEASES(2)      EXPIRING LEASES      LEASES(3)        EXPIRING LEASES
-----------------------  -------------------  -----------------  ---------------  -----------------  -------------------
1997...................              40            1,086,913             5.2%         $   4,380                5.0%
1998...................             157            3,790,612            18.0%            16,354               18.7%
1999...................             132            3,241,458            15.4%            13,911               15.9%
2000...................             121            3,833,990            18.1%            16,982               19.4%
2001...................              71            3,584,922            17.0%            13,146               15.0%
2002...................              47            1,778,427             8.4%             7,346                8.4%
2003...................              19            1,543,456             7.3%             5,875                6.7%
2004...................               7              646,023             3.1%             2,496                2.8%
2005...................               8              759,013             3.6%             3,191                3.6%
2006...................               7              272,980             1.3%             1,426                1.6%
Thereafter.............              12              555,627             2.6%             2,564                2.9%
                                    ---       -----------------       -------          --------             -------
  Total................             621           21,093,421           100.0%         $  87,671              100.0%
                                    ---       -----------------       -------          --------             -------
                                    ---       -----------------       -------          --------             -------

------------------------------

(1) Lease expirations as of September 30, 1997, assuming tenants do not exercise existing renewal, termination or purchase options.

(2) Does not include existing vacancies of 471,497 aggregate square feet.

(3) In thousands, reflects monthly base rent provided for under the terms of each expiring lease as in effect at September 30, 1997, multiplied by 12, and does not take into account contractual rent escalations.

                       FEDERAL INCOME TAX CONSIDERATIONS

    This section is a summary of the material federal income tax matters of general application pertaining to REITs under the Code. The discussion is based on current law and does not purport to deal with all aspects of federal income taxation that may be relevant to investors subject to special treatment under the federal income tax laws, such as tax-exempt investors, dealers in securities or foreign persons. The provisions of the Code pertaining to REITs are highly technical and complex and sometimes involve mixed questions of fact and law. In addition, this section does not discuss foreign, state or local taxation. In the opinion of Cahill Gordon & Reindel, the conclusions of law expressed in this summary are correct in all material respects. Prospective investors should consult their own tax advisors regarding the federal, state, local, foreign and other tax consequences specific to them of holding and disposing of the Securities.

TAXATION OF THE COMPANY

    In the opinion of Cahill Gordon & Reindel, commencing with its taxable year ended December 31, 1994, the Company has been organized in conformity with the requirements for qualification as a REIT under the Code, the Company's method of operation has enabled it to meet the requirements for qualification as a REIT under the Code, and, provided that the Company continues to satisfy the various requirements applicable under the Code to REITs, as described herein, it will continue to so qualify. Cahill Gordon & Reindel's opinion is based on various assumptions and is conditioned upon certain representations as to factual matters made by the Company and, the Operating Partnership and the Other Real Estate Partnerships (such partnerships being hereinafter collectively referred to as the "Partnerships"). Moreover, such qualification and taxation as a REIT depend upon the Company's ability to meet, as a matter of fact, through actual annual operating results, distribution levels, diversity of stock ownership and various other qualification tests imposed under the Code discussed below, the results of which will not be reviewed by Cahill Gordon & Reindel. Accordingly, no assurance can be given that the actual results of the Company's operation for any one taxable year will satisfy such requirements.

    To qualify as a REIT under the Code for a taxable year, the Company must meet certain organizational and operational requirements, which generally require it to be a passive investor in operating real estate and to avoid excessive concentration of ownership of its capital stock. Initially, its principal activities must be real estate related. Generally, at least 75% of the value of the total assets of the Company at the end of each calendar quarter must consist of real estate assets, cash or governmental securities. The Company may not own more than 10% of the outstanding voting securities of any corporation and the value of any one issuer's securities may not exceed 5% of the Company's gross assets; shares of qualified REITs, qualified temporary investments and shares of certain wholly owned subsidiary corporations are exempt from these prohibitions. The Company holds assets through certain wholly owned subsidiary corporations and holds Preferred Stock interests in certain corporations; in the opinion of Cahill Gordon & Reindel, based on certain factual representations, these holdings do not violate the prohibition on ownership of voting securities. Additionally, gross income from the sale or other disposition of stock and securities held for less than one year and of real property held for less than four years must constitute less than 30% of the gross income for each taxable year of a REIT. For each taxable year, at least 75% of a REIT's gross income must be derived from specified real estate sources and 95% must be derived from such real estate sources plus certain other permitted sources. Real estate income for purposes of these requirements includes gain from the sale of real property not held primarily for sale to customers in the ordinary course of business, dividends on REIT shares, interest on loans secured by mortgages on real property, certain rents from real property and income from foreclosure property. For rents to qualify, they may not be based on the income or profits of any person, except that they may be based on a percentage or percentages of gross income or receipts and, subject to certain limited exceptions, the REIT may not manage the property or furnish services to tenants except through an independent contractor which is paid an arm's-length fee and from which the REIT derives no income. Substantially all of the Company's assets are held through the Partnerships. In general, in the case of a REIT that is a partner in a partnership, applicable regulations treat the REIT as holding directly its proportionate share of the assets of the partnership and as being entitled to the income of the partnership attributable to such share.

    The Company must satisfy certain ownership restrictions that limit (i) concentration of ownership of the Company's capital stock by a few individuals and (ii) ownership by the Company of its tenants. The outstanding capital stock of the Company must be held by at least 100 stockholders. No more than 50% in value of the outstanding capital stock, including in some circumstances capital stock into which outstanding securities might be converted, may be owned actually or constructively by five or fewer individuals or certain other entities at any time during the last half of the Company's taxable year. Accordingly, the Articles of Incorporation contain certain restrictions regarding the transfer of Common Stock, Preferred Stock and any other outstanding securities convertible into Common Stock when necessary to maintain the Company's qualification as a REIT under the Code. However, because the Code imposes broad attribution rules in determining constructive ownership, no assurance can be given that the restrictions contained in the Articles of Incorporation will be effective in maintaining the Company's REIT status. See "Restrictions on Transfers of Capital Stock."

    So long as the Company qualifies for taxation as a REIT and distributes at least 95% of its REIT taxable income (computed without regard to net capital gain or the dividends paid deduction) for its taxable year to its stockholders annually, the Company itself will not be subject to federal income tax on that portion of such income distributed to stockholders. The Company will be taxed at regular corporate rates on all income not distributed to stockholders. The Company's policy is to distribute at least 95% of its taxable income. REITs also may incur taxes for certain other activities or to the extent distributions do not satisfy certain other requirements.

    Failure of the Company to qualify during any taxable year as a REIT could, unless certain relief provisions were available, have a material adverse effect upon its stockholders. If disqualified for taxation as a REIT for a taxable year, the Company also would be disqualified for taxation as a REIT for the next four taxable years, unless the failure were considered to be due to reasonable cause and not willful neglect. The Company would be subject to federal income tax at corporate rates on all of its taxable income and would not be able to deduct the dividends paid, which could result in a discontinuation of or substantial reduction in dividends to stockholders. Dividends also would be subject to the regular tax rules applicable to dividends received by stockholders of corporations. Should the failure to qualify as a REIT be determined to have occurred retroactively in an earlier tax year of the Company, the imposition of a substantial federal income tax liability on the Company attributable to any nonqualifying tax years may adversely affect the Company's ability to pay dividends. In the event that the Company fails to meet certain income tests applicable to REITs, it may, generally, nonetheless retain its qualification as a REIT if it pays a 100% tax on the amount by which it failed to meet the relevant income test so long as such failure was considered to be due to reasonable cause and not willful neglect. Any such taxes would adversely affect the Company's ability to pay dividends and distributions.

    The Taxpayer Relief Act of 1997 (the "1997 Act") which was recently signed into law by President Clinton on August 5, 1997, modified many of the provisions relating to the requirements for qualification as, and the taxation of, a REIT. Among other things, the 1997 Act (i) replaced the rule that disqualifies a REIT for any year in which the REIT fails to comply with Treasury regulations to ascertain its ownership with an intermediate penalty for failing to do so; (ii) permits a REIT to render a de minimis amount of impermissible services to tenants, or in connection with the management of property, and still treat amounts received with respect to that property as rents form real property;
(iii) permits a REIT to elect to retain and pay income tax on net long-term capital gains; (iv) repealed a rule that required that less than 30% of a REIT's gross income be derived from gain from the sale or other disposition of stock or securities held for less than one year, certain real property held for less than four years, and property that is sold or disposed of in a prohibited transaction; (v) lengthened the original grace period for foreclosure property from two years after the REIT acquired the property to a period ending on the last day of the third full taxable year following the election; (vi) treat income from all hedges that reduce the interest rate risk of REIT laibilities, not just interest rate swaps and caps, as qualifying income under the 95% gross income test; and (vii) permits any corporation wholly-owned by a REIT to be treated as a qualified subsidiary, regardless of whether the corporation has always been owned by a REIT. The changes are effective for taxable years beginning after the date of enactment.

                              PLAN OF DISTRIBUTION

    The Company and the Operating Partnership may sell Securities through underwriters or dealers, directly to one or more purchasers, through agents or through a combination of any such methods of sale. Any underwriter or agent involved in the offer and sale of the Securities will be named in the applicable Prospectus Supplement.

    The distribution of the Securities may be effected from time to time in one or more transactions at a fixed price or prices, which may be changed, at market prices prevailing at the time of sale, at prices related to such prevailing market prices, or at negotiated prices.

    In connection with the sale of Securities, underwriters or agents may receive compensation from the Company, from the Operating Partnership or from purchasers of Securities, for whom they may act as agents, in the form of discounts, concessions or commissions. Underwriters may sell Securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents. Underwriters, dealers and agents that participate in the distribution of Securities may be deemed to be underwriters under the Securities Act, and any discounts or commissions they receive from the Company or the Operating Partnership and any profit on the resale of Securities they realize may be deemed to be underwriting discounts and commissions under the Securities Act. Any such underwriter or agent will be identified, and any such compensation received from the Company or the Operating Partnership will be described, in the applicable Prospectus Supplement.

    Unless otherwise specified in the applicable Prospectus Supplement, each series of Securities will be a new issue with no established trading market, other than the Common Stock, which is listed on the NYSE. Any shares of Common Stock sold pursuant to a Prospectus Supplement will be listed on the NYSE, subject to official notice of issuance. The Company or the Operating Partnership may elect to list any series of Debt Securities, Preferred Stock or Depositary Shares on an exchange, but neither is obligated to do so. It is possible that one or more underwriters may make a market in a series of Securities, but will not be obligated to do so and may discontinue any market making at any time without notice. Therefore, no assurance can be given as to the liquidity of the trading market for the Securities.

    Under agreements into which the Company or the Operating Partnership may enter, underwriters, dealers and agents who participate in the distribution of Securities may be entitled to indemnification by the Company or the Operating Partnership against certain liabilities, including liabilities under the Securities Act.

    Underwriters, dealers and agents may engage in transactions with, or perform services for, or be tenants of, the Company or the Operating Partnership in the ordinary course of business.

    If so indicated in the applicable Prospectus Supplement, the Company or the Operating Partnership will authorize underwriters or other persons acting as the Company's or the Operating Partnership's agents to solicit offers by certain institutions to purchase Securities from the Company or the Operating Partnership pursuant to contracts providing for payment and delivery on a future date. Institutions with which such contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others, but in all cases such institutions must be approved by the Company or the Operating Partnership, as the case may be. The obligations of any purchaser under any such contract will be subject to the condition that the purchase of the Securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which such purchaser is subject. The underwriters and such other agents will not have any responsibility in respect of the validity or performance of such contracts.

    In order to comply with the securities laws of certain states, if applicable, the Securities offered hereby will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states Securities may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

    Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of Securities offered hereby may not engage in market making activities with respect to the Securities for a period of two business days prior to the commencement of such distribution.

                                 LEGAL MATTERS

    Certain legal matters, including the legality of the Securities covered by this Prospectus and certain tax matters, will be passed upon for the Company by Cahill Gordon & Reindel (a partnership including a professional corporation), New York, New York, and for any underwriters, dealers or agents by Rogers & Wells, New York, New York. Cahill Gordon & Reindel and Rogers & Wells will rely as to all matters of Maryland law on the opinion of McGuire Woods Battle & Boothe LLP, Baltimore, Maryland.

                                    EXPERTS


    The financial statements and schedule thereto of the Company and the Contributing Businesses, the financial statements of the Acquisition Properties (as defined in the Company's Current Report on Form 8-K filed February 12,
1997), the financial statements of the Lazarus Burman Properties (as defined in the Company's Current Report on Form 8-K filed February 12, 1997, as amended by Form 8-K/A No. 1 filed April 10, 1997), the financial statements of the Punia Acquisition Properties (as defined in each of the Company's and the Operating Partnership's Current Report on Form 8-K filed July 15, 1997 as amended by Form 8-K/A No. 1, each filed September 4, 1997), the financial statements of the 1997 Acquisition I Properties (as defined in each of the Company's and the Operating Partnership's Current Report on Form 8-K filed July 15, 1997 as amended by Form 8-K/A No. 2 filed October 16, 1997), the financial statements of the Pacifica Acquisition Properties, the Sealy Acquisition Properties, and the 1997 Acquisition III

Properties (as individually defined in each of the Company's and the Operating Partnership's Current Report on Form 8-K filed November 14, 1997), and the financial statements of the 1997 Acquisition V Properties, the 1997 Acquisition VI Properties, and the 1997 Acquisition VII Properties (as individually defined in each of the Company's and the Operating Partnership's Current Report on Form 8-K filed December 23, 1997 as amended by Form 8-K/A No. 1, each filed January 22, 1998) each incorporated by reference in this Prospectus or elsewhere in the Registration Statement, and the financial statements and schedule thereto of the Operating Partnership and the Contributing Businesses and the financial statements of the Other Real Estate Partnerships included in this Prospectus, to the extent and for the periods indicated in their reports, have been audited by Coopers & Lybrand L.L.P., independent accountants, and are included or incorporated herein in reliance on the reports of Coopers & Lybrand L.L.P. given on the authority of said firm as experts in accounting and auditing.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES
                                      AND
                         OTHER REAL ESTATE PARTNERSHIPS

              INDEX TO FINANCIAL STATEMENTS AND OTHER INFORMATION

                                                                                                               PAGE
                                                                                                            -----------
FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

FINANCIAL STATEMENTS
Report of Independent Accountants.........................................................................         F-2
Balance Sheets of First Industrial, L.P. (the "Operating Partnership") as of December 31, 1996 and 1995...         F-3
Statements of Operations of the Operating Partnership for the Years Ended December 31, 1996 and 1995 and
  for the Period July 1, 1994 to December 31, 1994 and Combined Statement of Operations of the
  Contributing Businesses for the Period January 1, 1994 to June 30, 1994.................................         F-4
Statements of Changes in Partners' Capital of the Operating Partnership for the Years Ended December 31,
  1996 and 1995 and for the Period July 1, 1994 to December 31, 1994 and Combined Statement of Changes in
  Net Deficit of the Contributing Businesses for the Period January 1, 1994 to June 30, 1994..............         F-5
Statements of Cash Flows of the Operating Partnership for the Years Ended December 31, 1996 and 1995 and
  for the Period July 1, 1994 to December 31, 1994 and Combined Statement of Cash Flows of the
  Contributing Businesses for the Period January 1, 1994 to June 30, 1994.................................         F-6
Notes to Financial Statements.............................................................................         F-7

Schedule III: Real Estate and Accumulated Depreciation....................................................        F-19

UNAUDITED PRO FORMA FINANCIAL STATEMENTS
Unaudited Pro Forma Balance Sheet of the Operating Partnership as of December 31, 1996....................        F-24
Unaudited Pro Forma Statement of Operations of the Operating Partnership for the Year Ended December 31,
  1996....................................................................................................        F-25
Notes to Unaudited Pro Forma Financial Statements.........................................................        F-26

OTHER INFORMATION
Management's Discussion and Analysis of Financial Condition and Results of Operations.....................        F-28
Selected Financial Data...................................................................................        F-32
OTHER REAL ESTATE PARTNERSHIPS

FINANCIAL STATEMENTS
Report of Independent Accountants.........................................................................        F-33
Combined Balance Sheets of the Other Real Estate Partnerships as of December 31, 1996 and 1995............        F-34
Combined Statements of Operations of the Other Real Estate Partnerships for the Years Ended December 31,
  1996 and 1995 and for the Period July 1, 1994 to December 31, 1994......................................        F-35
Combined Statements of Changes in Partners' Capital of the Other Real Estate Partnerships for the Years
  Ended December 31, 1996 and 1995 and for the Period July 1, 1994 to December 31, 1994...................        F-36
Combined Statements of Cash Flows of the Other Real Estate Partnerships for the Years Ended December 31,
  1996 and 1995 and for the Period July 1, 1994 to December 31, 1994......................................        F-37
Notes to Combined Financial Statements....................................................................        F-38

OTHER INFORMATION
Selected Financial Data...................................................................................        F-45

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of First Industrial, L.P.

    We have audited the financial statements and the financial statement schedule of First Industrial, L.P. (the "Operating Partnership") and the combined financial statements of the Contributing Businesses as listed on page F-1 of this Prospectus. These financial statements and the financial statement schedule are the responsibility of the Operating Partnership's and the Contributing Businesses' (as defined in Note 2 hereof) management. Our responsibility is to express an opinion on these financial statements and the financial statement schedule based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Operating Partnership as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996 and 1995 and for the period July 1, 1994 through December 31, 1994 and of the Contributing Businesses for the period January 1, 1994 to June 30, 1994, in conformity with generally accepted accounting principles. In addition, in our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly, in all material respects, the information required to be included therein.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
February 12, 1997

                             FIRST INDUSTRIAL, L.P.
                                 BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
Assets:
  Investment in Real Estate:
    Land.............................................................................   $   55,425    $   14,253
    Buildings and Improvements.......................................................      291,942        81,384
    Furniture, Fixtures and Equipment................................................       --               362
    Construction in Progress.........................................................        6,414           393
    Less: Accumulated Depreciation...................................................       (8,133)       (4,852)
                                                                                       ------------  ------------
      Net Investment in Real Estate..................................................      345,648        91,540
  Investment in Other Real Estate Partnerships.......................................      258,411       241,918
  Cash and Cash Equivalents..........................................................        4,295         6,493
  Restricted Cash....................................................................       --             2,557
  Tenant Accounts Receivable, Net....................................................        1,021           533
  Deferred Rent Receivable...........................................................        1,280           676
  Interest Rate Protection Agreements, Net...........................................        1,723           664
  Deferred Financing Costs, Net......................................................        1,140         2,269
  Prepaid Expenses and Other Assets, Net.............................................        8,604         9,410
                                                                                       ------------  ------------
      Total Assets...................................................................   $  622,122    $  356,060
                                                                                       ------------  ------------
                                                                                       ------------  ------------
                                        LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Mortgage Loans Payable.............................................................   $   45,578    $   --
  Construction Loans Payable.........................................................       --             4,873
  Acquisition Facilities Payable.....................................................        4,400        48,235
  Promissory Notes Payable...........................................................        9,919        --
  Accounts Payable and Accrued Expenses..............................................        8,770         5,735
  Rents Received in Advance and Security Deposits....................................        1,942           494
  Distributions Payable..............................................................       16,281         9,954
                                                                                       ------------  ------------
      Total Liabilities..............................................................       86,890        69,291
                                                                                       ------------  ------------

Commitments and Contingencies........................................................       --            --

Partners' Capital:
      General Partner................................................................      496,169       269,357
      Limited Partners...............................................................       39,063        17,412
                                                                                       ------------  ------------
      Total Partners' Capital........................................................      535,232       286,769
                                                                                       ------------  ------------
      Total Liabilities and Partners' Capital........................................   $  622,122    $  356,060
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                            STATEMENTS OF OPERATIONS
                          AND CONTRIBUTING BUSINESSES
                        COMBINED STATEMENT OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                THE OPERATING PARTNERSHIP          CONTRIBUTING
                                                         ----------------------------------------   BUSINESSES
                                                                                      SIX MONTHS   -------------
                                                          YEAR ENDED    YEAR ENDED      ENDED       SIX MONTHS
                                                         DECEMBER 31,  DECEMBER 31,  DECEMBER 31,      ENDED
                                                             1996          1995          1994      JUNE 30, 1994
                                                         ------------  ------------  ------------  -------------
Revenues:
  Rental Income........................................   $   29,166    $   22,094    $    7,731    $    18,041
  Tenant Recoveries and Other Income...................        8,421         5,348         1,873          4,775
                                                         ------------  ------------  ------------  -------------
      Total Revenues...................................       37,587        27,442         9,604         22,816
                                                         ------------  ------------  ------------  -------------
Expenses:
  Real Estate Taxes....................................        6,109         4,863         1,485          3,273
  Repairs and Maintenance..............................        1,071           848           213          1,225
  Property Management..................................        1,153           904           195            677
  Utilities............................................        1,047           235            82            570
  Insurance............................................          271           279            81            184
  Other................................................          284           349            64            107
  General and Administrative...........................        4,014         3,792         1,047            795
  Interest.............................................        4,685         6,581           807          9,868
  Interest (affiliated)................................       --            --            --              1,905
  Amortization of Interest Rate Protection Agreements
    and Deferred Financing Costs.......................          196           222           187            858
  Depreciation and Other Amortization..................        6,310         5,087         1,916          4,744
                                                         ------------  ------------  ------------  -------------
      Total Expenses...................................       25,140        23,160         6,077         24,206
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Gain on Sales of Properties,
  Management and Construction Loss, Equity in Income of
  Other Real Estate Partnerships and Extraordinary
  Item.................................................       12,447         4,282         3,527         (1,390)
Gain on Sales of Properties............................        4,344        --            --            --
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Management and Construction Loss,
  Equity in Income of Other Real Estate Partnerships
  and Extraordinary Item...............................       16,791         4,282         3,527         (1,390)
Management and Construction Loss.......................       --            --            --                (81)
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Equity in Income of Other Real
  Estate Partnerships and Extraordinary Item...........       16,791         4,282         3,527         (1,471)
Equity in Income of Other Real Estate Partnerships.....       20,130         7,841         6,767        --
                                                         ------------  ------------  ------------  -------------
Income (Loss) Before Extraordinary Item................       36,921        12,123        10,294         (1,471)
Extraordinary Loss.....................................       (2,273)       --            --             (1,449)
                                                         ------------  ------------  ------------  -------------
Net Income (Loss)......................................   $   34,648    $   12,123    $   10,294    $    (2,920)
                                                         ------------  ------------  ------------  -------------
                                                         ------------  ------------  ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                   STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                          AND CONTRIBUTING BUSINESSES
                         COMBINED STATEMENT OF CHANGES
                                 IN NET DEFICIT
                             (DOLLARS IN THOUSANDS)

                                                                                  THE OPERATING      CONTRIBUTING
                                                                                   PARTNERSHIP        BUSINESSES
                                                                              ---------------------  ------------
                                                                               GENERAL     LIMITED       NET
                                                                    TOTAL      PARTNER    PARTNERS     DEFICIT
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1993....................................  $  (37,548) $      216  $  --       $  (37,764)
  Contributions.................................................     343,501     324,705     --           18,796
  Distributions.................................................     (29,011)     --         --          (29,011)
  Net Loss......................................................      (2,920)     --         --           (2,920)
  Acquisition and Contribution of Contributing Businesses'
    Interests...................................................      18,112     (53,869)    21,082       50,899
                                                                  ----------  ----------  ---------  ------------
Balance at June 30, 1994........................................     292,134     271,052     21,082       --
                                                                  ----------  ----------  ---------  ------------
  Contributions.................................................      30,412      30,412     --           --
  Distributions.................................................     (19,296)    (17,843)    (1,453)      --
  Net Income....................................................      10,294       9,519        775       --
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1994....................................     313,544     293,140     20,404       --
                                                                  ----------  ----------  ---------  ------------
  Distributions.................................................     (38,898)    (36,003)    (2,895)      --
  Unit Conversions..............................................      --           1,005     (1,005)      --
  Net Income....................................................      12,123      11,215        908       --
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1995....................................     286,769     269,357     17,412       --
                                                                  ----------  ----------  ---------  ------------
  Contributions.................................................     268,133     244,269     23,864       --
  Distributions.................................................     (54,318)    (50,418)    (3,900)      --
  Unit Conversions..............................................      --             943       (943)      --
  Net Income....................................................      34,648      32,018      2,630       --
                                                                  ----------  ----------  ---------  ------------
Balance at December 31, 1996....................................  $  535,232  $  496,169  $  39,063   $   --
                                                                  ----------  ----------  ---------  ------------
                                                                  ----------  ----------  ---------  ------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                            STATEMENTS OF CASH FLOWS
                          AND CONTRIBUTING BUSINESSES
                        COMBINED STATEMENT OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                 THE OPERATING PARTNERSHIP          CONTRIBUTING
                                                         -----------------------------------------   BUSINESSES
                                                                                       SIX MONTHS   -------------
                                                          YEAR ENDED    YEAR ENDED       ENDED       SIX MONTHS
                                                         DECEMBER 31,  DECEMBER 31,   DECEMBER 31,      ENDED
                                                             1996          1995           1994      JUNE 30, 1994
                                                         ------------  -------------  ------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net Income (Loss)....................................   $   34,648     $  12,123     $   10,294    $    (2,920)
  Adjustments to Reconcile Net Income (Loss) to Net
    Cash Provided by Operating Activities:
    Depreciation.......................................        5,115         4,092          1,532          4,661
    Amortization of Interest Rate Protection Agreements
      and Deferred Financing Costs.....................          196           222            187            858
    Other Amortization.................................        1,195           995            384             83
    Equity in Income of Other Real Estate
      Partnerships.....................................      (20,130)       (7,841)        (6,767)       --
    Provision for Bad Debts............................           35           158         --            --
    Gain on Sales of Properties........................       (4,344)       --             --            --
    Extraordinary Items................................        2,273        --             --              1,449
    (Increase) Decrease in Accounts Receivable and
      Other Assets.....................................         (965)       (3,903)         1,223         (4,544)
    Increase in Deferred Rent Receivable...............       (1,179)         (606)          (457)           (92)
    Increase (Decrease) in Accounts Payable, Accrued
      Expenses, Rents Received in Advance and Security
      Deposits.........................................         (498)        2,295        (16,695)         7,692
    Increase in Organization Costs.....................          (32)         (115)        --             (1,466)
    (Increase) Decrease in Restricted Cash.............        2,557        (3,238)        --               (810)
                                                         ------------  -------------  ------------  -------------
      Net Cash Provided by Operating Activities........       18,871         4,182        (10,299)         4,911
                                                         ------------  -------------  ------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of and Additions to Investment in Real
    Estate.............................................     (221,282)      (67,605)       (62,449)      (367,257)
  Proceeds from Sale of Investment in Real Estate......       14,972        --             --            --
  (Increase) Decrease in Restricted Cash...............       --            --             --             (7,500)
  Contributions to Investment in Other Real Estate
    Partnerships.......................................      (25,473)       (6,664)        (4,051)       --
  Distributions from Investment in Other Real Estate
    Partnerships.......................................       29,110        33,363          5,148        --
                                                         ------------  -------------  ------------  -------------
      Net Cash Used in Investing Activities............     (202,673)      (40,906)       (61,352)      (374,757)
                                                         ------------  -------------  ------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions........................................      244,269        --             30,412        348,243
  Distributions........................................      (47,991)      (38,592)        (9,648)       (29,011)
  Proceeds from Mortgage Loans Payable.................       36,750        --             --            381,743
  Repayments on Mortgage Loans Payable.................         (589)       --             --           (268,935)
  Proceeds from Acquisition Facilities Payable.........      103,523        83,943         48,700          5,000
  Repayments on Acquisition Facilities Payable.........     (147,358)       (2,958)        --            --
  Proceeds from Construction Loans Payable.............       --             4,873         --            --
  Repayment of Construction Loans Payable..............       (4,873)       --             --            --
  Repayment of Notes Payable...........................       --            --             --            (34,553)
  Cost of Debt Issuance and Interest Rate Protection
    Agreements.........................................       (1,768)       (4,084)        (3,232)       (28,335)
  Prepayment Fee.......................................         (359)       --             --            --
                                                         ------------  -------------  ------------  -------------
      Net Cash Provided by Financing Activities........      181,604        43,182         66,232        374,152
                                                         ------------  -------------  ------------  -------------
  Net Increase (Decrease) in Cash and Cash
    Equivalents........................................       (2,198)        6,458         (5,419)         4,306
  Cash and Cash Equivalents, Beginning of Period.......        6,493            35          5,454          2,812
                                                         ------------  -------------  ------------  -------------
  Cash and Cash Equivalents, End of Period.............   $    4,295     $   6,493     $       35    $     7,118
                                                         ------------  -------------  ------------  -------------
                                                         ------------  -------------  ------------  -------------

    The accompanying notes are an integral part of the financial statements.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
                     NOTES TO COMBINED FINANCIAL STATEMENTS
                 (Dollars in thousands, except per share data)

1. ORGANIZATION AND FORMATION

    First Industrial, L.P. (the "Operating Partnership") was organized as a limited partnership in the state of Delaware on November 23, 1993. The sole general partner is First Industrial Realty Trust, Inc. (the "Company") with an approximate 92.4% ownership interest at December 31, 1996. The limited partners owned approximately a 7.6% aggregate ownership interest at December 31, 1996. The Company is a real estate investment trust (REIT) as defined in the Internal Revenue Code. The Company's operations are conducted primarily through the Operating Partnership. As of December 31, 1996, the Operating Partnership directly owned 137 in-service properties, containing an aggregate of approximately 12.7 million square feet (unaudited) of gross leasable area ("GLA"), as well as a 99% limited partnership interest (subject in one case as described below to a preferred limited partnership interest) in First Industrial Financing Partnership, L.P. (the "Financing Partnership"), First Industrial Securities, L.P. (the "Securities Partnership"), First Industrial Mortgage Partnership, L.P. (the "Mortgage Partnership"), First Industrial Pennsylvania Partnership, L.P. (the "Pennsylvania Partnership"), First Industrial Harrisburg, L.P. (the "Harrisburg Partnership"), First Industrial Indianapolis, L.P. (the "Indianapolis Partnership") and First Industrial Development Services Group, L.P. (together, the "Other Real Estate Partnerships"). On a combined basis, as of December 31, 1996, the Other Real Estate Partnerships owned 242 in-service properties containing an aggregate of approximately 20.0 million square feet (unaudited) of GLA. Of the 242 properties owned by the Other Real Estate Partnerships, 195 were owned by the Financing Partnership, 19 were owned by the Securities Partnership, 23 were owned by the Mortgage Partnership, one was owned by the Pennsylvania Partnership, three were owned by the Harrisburg Partnership and one was owned by the Indianapolis Partnership.

    The general partners of the Other Real Estate Partnerships are separate corporations, each with a one percent general partnership interest. Each general partner of the Other Real Estate Partnerships is a wholly owned subsidiary of the Company. The general partner of the Securities Partnership, First Industrial Securities Corporation, also owns a preferred limited partnership interest which entitles it to receive a fixed quarterly distribution, and results in it being allocated income in the same amount, equal to the fixed quarterly dividend the Company pays on its 9.5% Series A Preferred Stock.

    Profits, losses and distributions of the Operating Partnership are allocated to the general partner and the limited partners in accordance with the provisions contained within its restated and amended partnership agreement.

    On June 30, 1994, the Company completed its initial public offering of 15,175,000 shares of $.01 par value common stock (the "Initial Offering") and, in July 1994, issued an additional 1,400,000 shares pursuant to an over-allotment option. The proceeds per share in the Initial Offering and the over-allotment option was $23.50, resulting in gross offering proceeds of approximately $389,512. Net of underwriters' discount and total offering expenses, the Company received approximately $355,217 in proceeds from the Initial Offering and the over-allotment option. The net proceeds received from the Initial Offering and subsequent equity offerings (See Note 6) are reflected in the Operating Partnership's financial statements as contributions. On June 30, 1994, the Company (through the Financing Partnership) borrowed $300,000 (the "1994 Mortgage Loan") from an institutional lender. The net proceeds from the Initial Offering and the 1994 Mortgage Loan were used primarily to acquire properties, repay indebtedness and pay certain fees and expenses. The Company and the Operating Partnership began operations on July 1, 1994.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

2. BASIS OF PRESENTATION

    The accompanying financial statements as of December 31, 1996 and 1995 and for the years ended December 31, 1996 and 1995 and for the six month period ended December 31, 1994 present the ownership and operating results of the properties owned directly by the Operating Partnership. Such financial statements present the Operating Partnership's limited partnership interests in each of the Other Real Estate Partnerships under the equity method of accounting.

    The combined statements of operations, changes in partners' capital and net deficit and cash flows for the six months ended June 30, 1994 reflect the operations, equity and deficit and cash flows of the properties and business contributed by The Shidler Group and the properties and business contributed by three other contributing businesses (together, the "Contributing Businesses") at or prior to the consummation of the Initial Offering.

    Purchase accounting has been applied when ownership interests in properties were acquired for cash. The historical cost basis of properties has been carried over when the Contributing Businesses ownership interests were exchanged for units in the Operating Partnership (the "Units") and purchase accounting has been used for all other properties that were acquired for Units.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    In order to conform with generally accepted accounting principles, management, in preparation of the Operating Partnership's financial statements, is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of December 31, 1996 and 1995, and the reported amounts of revenues and expenses for the years ended December 31, 1996 and 1995 and the six months ended December 31, 1994 and June 30, 1994. Actual results could differ from those estimates.

    REVENUE RECOGNITION:

    Rental income is recognized on a straight-line method under which contractual rent increases are recognized evenly over the lease term. Tenant recovery income includes payments from tenants for taxes, insurance and other property operating expenses and is recognized as revenues in the same period the related expenses are incurred by the Operating Partnership.

    The Operating Partnership provides an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible. Accounts receivable in the consolidated balance sheets are shown net of an allowance for doubtful accounts of $221 and $186 as of December 31, 1996 and December 31, 1995, respectively.

    INVESTMENT IN REAL ESTATE AND DEPRECIATION:

    Effective January 1, 1995, the Operating Partnership adopted Financial Accounting Standards Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Real estate assets are carried at the lower of depreciated cost or fair value as determined by the Operating Partnership. The Operating Partnership reviews its properties on a quarterly basis for impairment and provides a provision if impairments are determined. First, to determine if impairment may exist, the Operating Partnership reviews its properties and identifies those which have had either an event

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED) of change or event of circumstances warranting further assessment of recoverability. Then, the Operating Partnership estimates the fair value of those properties on an individual basis by capitalizing the expected net operating income and discounting the expected cash flows of the properties. Such amounts are then compared to the property's depreciated cost to determine whether an impairment exists.

    Interest expense, real estate taxes and other directly related expenses incurred during construction periods are capitalized and depreciated commencing with the date placed in service, on the same basis as the related assets. Depreciation expense is computed using the straight-line method based on the following useful lives:

                                                                                      YEARS
                                                                                   -----------
Buildings and Improvements.......................................................  31.5 to 40
Land Improvements................................................................  15
Furniture, Fixtures and Equipment................................................  5 to 10

    Construction expenditures for tenant improvements and leasing commissions are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred. Expenditures for improvements are capitalized.

    When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss.

    INVESTMENT IN OTHER REAL ESTATE PARTNERSHIPS:

    Investment in Other Real Estate Partnerships represents the Operating Partnership's limited partnership interests in the Other Real Estate Partnerships. The Operating Partnership accounts for its Investment in Other Real Estate Partnerships under the equity method of accounting. Under the equity method of accounting, the Operating Partnership's share of earnings or losses of the Other Real Estate Partnerships is reflected in income as earned and contributions or distributions increase or decrease, respectively, the Operating Partnership's Investment in Other Real Estate Partnerships as paid or received, respectively.

    CASH AND CASH EQUIVALENTS:

    Cash and Cash Equivalents include all cash and liquid investments with an initial maturity of three months or less. The carrying amount approximates fair value due to the short maturity of these investments.

    INCOME TAXES:

    In accordance with partnership taxation, each of the partners are responsible for reporting their shares of taxable income or loss.

    The Operating Partnership is subject to certain state and local income, excise and franchise taxes. The provision for such state and local taxes has been reflected in general and administrative expense in the statement of operations and has not been separately stated due to its insignificance.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Operating Partnership's financial instruments include short-term investments, tenant accounts receivable, accounts payable, other accrued expenses, construction loans payable, acquisition facilities payable and promissory notes payable. The fair values of these financial instruments were not materially different from their carrying or contract values. The Operating Partnership's financial instruments also include mortgage loans for which the fair value was not materially different from its carrying value. The determination of the fair value of the mortgage loans was made using available market information and appropriate valuation techniques. The Operating Partnership's financial instruments also include interest rate protection agreements as described in the next paragraph.

    DERIVATIVE FINANCIAL INSTRUMENTS:

    The Operating Partnership's interest rate protection agreements (together, the "Agreements") are used to hedge the interest rate on the 1994 Mortgage Loan. As such, receipts or payments resulting from the Agreements are recognized as adjustments to equity in income of Other Real Estate Partnerships (specifically, the Financing Partnership). The credit risks associated with the Agreements are controlled through the evaluation and monitoring of the creditworthiness of the counterparty. In the event that the counterparty fails to meet the terms of the Agreements, the Operating Partnership's exposure is limited to the current value of the interest rate differential, not the notional amount, and the Operating Partnership's carrying balance of the Agreements on the balance sheet. The Agreements have been executed with a creditworthy financial institution. As such, the Operating Partnership considers the risk of nonperformance to be remote. In the event that the Operating Partnership terminates the Agreements, the Operating Partnership would recognize a gain (loss) from the disposition of the Agreements equal to the amount of cash received or paid at termination less the carrying balance of the Agreements on the Operating Partnership's balance sheet.

    At December 31, 1996, the fair market value of the Agreements was approximately $3.8 million, which was greater than the $1.7 million net book value by approximately $2.1 million. The fair market value was determined by a third party evaluation and is based on estimated discounted future cash flows.

    DEFERRED FINANCING COSTS:

    Deferred financing costs include fees and costs incurred to obtain long-term financing. These fees and costs are being amortized over the terms of the respective loans. Accumulated amortization of deferred financing costs was $32 and $957 at December 31, 1996 and 1995, respectively. Unamortized deferred financing fees are written-off when debt is retired before the maturity date (see Note 12).

4. INVESTMENT IN OTHER REAL ESTATE PARTNERSHIPS

    The Investment in Other Real Estate Partnerships reflects the Operating Partnership's 99% limited partnership equity interest in the entities described in Note 1 to these financial statements.

    Summarized financial information as derived from the audited financial statements of the Other Real Estate Partnerships is shown below.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

4. INVESTMENT IN OTHER REAL ESTATE PARTNERSHIPS (CONTINUED)
Combined Balance Sheets:

                                                                           DECEMBER 31,  DECEMBER 31,
                                                                               1996          1995
                                                                           ------------  ------------
                                 ASSETS
Assets:
    Investment in Real Estate, Net.......................................   $  613,685    $  597,227
    Other Assets.........................................................       48,602        45,938
                                                                           ------------  ------------
        Total Assets.....................................................   $  662,287    $  643,165
                                                                           ------------  ------------
                                                                           ------------  ------------
                    LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
    Mortgage Loans Payable...............................................   $  346,504    $  346,850
    Other Liabilities....................................................       13,326        10,714
                                                                           ------------  ------------
        Total Liabilities................................................      359,830       357,564
                                                                           ------------  ------------
Partners' Capital........................................................      302,457       285,601
                                                                           ------------  ------------
        Total Liabilities and Partners' Capital..........................   $  662,287    $  643,165
                                                                           ------------  ------------
                                                                           ------------  ------------

Combined Statements of Operations:

                                                                                         SIX MONTH
                                                                                           PERIOD
                                                             YEAR ENDED    YEAR ENDED      ENDED
                                                            DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                1996          1995          1994
                                                            ------------  ------------  ------------
Total Revenues............................................   $  102,322    $   79,032    $   36,953
                                                            ------------  ------------  ------------
Property Expenses.........................................       28,933        20,824         9,733
Interest Expense..........................................       24,268        22,010         9,781
Amortization of Interest Rate Protection Agreements and
  Deferred Financing Costs................................        3,090         4,216         2,717
Depreciation and Other Amortization.......................       21,737        17,177         7,886
Disposition of Interest Rate Protection Agreement.........       --             6,410        --
                                                            ------------  ------------  ------------
Net Income................................................   $   24,294    $    8,395    $    6,836
                                                            ------------  ------------  ------------
                                                            ------------  ------------  ------------

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE

    MORTGAGE LOANS:

    On March 20, 1996, the Operating Partnership entered into a $36,750 mortgage loan (the "CIGNA Loan") that is collateralized by seven properties in Indianapolis, Indiana and three properties in Cincinnati, Ohio. The CIGNA Loan bears interest at a fixed interest rate of 7.5% and provides for monthly principal and interest payments based on a 25-year amortization schedule. The CIGNA Loan will mature on April 1, 2003. The outstanding mortgage loan balance at December 31, 1996 was approximately $36,363. Interest payable related to the CIGNA Loan was $0 at December 31, 1996.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE (CONTINUED)
    On March 20, 1996, the Operating Partnership assumed a $6,424 mortgage loan and a $2,993 mortgage loan (together, the "Assumed Loans") that are collateralized by 13 properties in Indianapolis, Indiana and one property in Indianapolis, Indiana, respectively. The Assumed Loans bear interest at a fixed rate of 9.25% and provide for monthly principal and interest payments based on a 16.75-year amortization schedule. The Assumed Loans will mature on January 1, 2013. At December 31, 1996, the outstanding mortgage loan balances under the $6,424 mortgage loan and $2,993 mortgage loan were approximately $6,286 and $2,929, respectively. Interest payable related to the Assumed Loans was $0 at December 31, 1996.

    ACQUISITION FACILITIES:

    On June 30, 1994, the Operating Partnership entered into a three-year, $100,000 collateralized revolving credit facility (the "1994 Acquisition Facility"). During the quarter ended June 30, 1995, the capacity of the 1994 Acquisition Facility was increased to $150,000. The Operating Partnership could borrow under the facility to finance the acquisition of additional properties and for other purposes, including to obtain additional working capital. The Company had guaranteed repayment of the 1994 Acquisition Facility. Borrowings under the 1994 Acquisition Facility bore interest at a floating rate equal to LIBOR plus 2.0% or a "Corporate Base Rate" plus .5%, at the Operating Partnership's election. Effective July 12, 1996, the lenders reduced the interest rate to LIBOR plus 1.75%. Under the 1994 Acquisition Facility, LIBOR contracts were entered into by the Operating Partnership as draws were made. Borrowings under the 1994 Acquisition Facility at December 31, 1995 were $36,941. Interest payable related to the 1994 Acquisition Facility was $488 at December 31, 1995. In December 1996, the Operating Partnership terminated the 1994 Acquisition Facility (see Note 12) and entered into a $200 million unsecured revolving credit facility (the "1996 Unsecured Acquisition Facility") which initially bears interest at LIBOR plus 1.10% or a "Corporate Base Rate" plus .25% and provides for interest only payments until the maturity date. At December 31, 1996, borrowings under the 1996 Acquisition Facility bore interest at a weighted average interest rate of 8.25%. The borrowings under the 1996 Unsecured Acquisition Facility were converted to an interest rate of 6.6% on January 7, 1997. The Operating Partnership may borrow under the facility to finance the acquisition of additional properties and for other purposes, including to obtain additional working capital. The 1996 Unsecured Acquisition Facility matures in April 2000. Borrowings under the 1996 Unsecured Acquisition Facility at December 31, 1996 were $4,400. Interest payable related to the 1996 Unsecured Acquisition Facility was $3 at December 31, 1996. The 1996 Unsecured Acquisition Facility contains certain financial covenants relating to debt service coverage, market value net worth, distribution payout ratio and total funded indebtedness.

    In December 1995, the Operating Partnership entered into a $24,219 collateralized revolving credit facility (the "1995 Acquisition Facility"). The 1995 Acquisition Facility was paid off in full and retired in February 1996 with a portion of the proceeds of the February 1996 Equity Offering (hereinafter defined). The 1995 Acquisition Facility was collateralized by six properties and bore interest at a floating rate of LIBOR plus 2.45%. As of December 31, 1995, borrowings under the 1995 Acquisition Facility were $11,294 and bore interest at a rate of 8.3%. Interest payable related to the 1995 Acquisition Facility was $27 at December 31, 1995. The Operating Partnership terminated the 1995 Acquisition Facility in February 1996 (See Note 12).

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE (CONTINUED)
    In May 1996, the Operating Partnership entered into a $10,000 collateralized revolving credit facility (the "1996 Credit Line"). The 1996 Credit Line was collateralized by three properties. The Company had guaranteed repayment of the 1996 Credit Line. Borrowings under the 1996 Credit Line bore interest at a floating rate from LIBOR plus 2.45% to LIBOR plus 2.75%, depending on the term of the interest rate option. The 1996 Credit Line would have matured on December 14, 1998. The Operating Partnership terminated the 1996 Credit Line in November 1996 (See Note 12).

    In September 1996, the Operating Partnership entered into a $40,000 revolving credit facility (the "1996 Acquisition Facility"). The Operating Partnership could have borrowed under the facility to finance the acquisition of additional properties and for other purposes, including to obtain additional working capital. The Company had guaranteed the repayment of the 1996 Acquisition Facility. The 1996 Acquisition Facility would have matured on March 31, 1997. Borrowings under the 1996 Acquisition Facility bore interest at a floating rate equal to LIBOR plus 2.0% or a "Corporate Base Rate" plus .5%, at the Operating Partnership's election. The Operating Partnership terminated the 1996 Acquisition Facility in November 1996 (See Note 12).

    CONSTRUCTION LOANS:

    In 1995, the Operating Partnership entered into two construction loans (together, the "Construction Loans") with commercial banks providing total funding commitments of $5,860. Both construction loans were paid off in full and retired in February 1996 with a portion of the proceeds of the February 1996 Equity Offering (hereinafter defined) (See Note 12). At December 31, 1995, the Operating Partnership had borrowed $4,873 under such construction loans which were collateralized by two properties held by the Operating Partnership. Such borrowings bore interest at LIBOR plus 2.0% and provided for interest only payments.

    PROMISSORY NOTES PAYABLE:

    On September 30, 1996, the Operating Partnership entered into a $6,489 promissory note and a $3,430 promissory note (together, the "Promissory Notes") as partial consideration for the purchase of two properties in Columbus, Ohio. The $6,489 promissory note was collateralized by a letter of credit pledged by the Operating Partnership in the amount of $2,715. The $3,430 promissory note was collateralized by a letter of credit pledged by the Operating Partnership in the amount of $967. Both promissory notes bore interest at 8% and matured on January 6, 1997, at which time they were repaid and the letters of credit were released. Interest payable related to both promissory notes was $68 at December 31, 1996.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

5. MORTGAGE LOANS, ACQUISITION FACILITIES, CONSTRUCTION LOANS AND PROMISSORY NOTES PAYABLE (CONTINUED)
    The following is a schedule of mortgage principal payments and maturities of the mortgage loans, acquisition facilities and promissory notes for the next five years ending December 31, and thereafter:

                                                                                      AMOUNT
                                                                                     ---------
1997...............................................................................  $  10,663
1998...............................................................................        877
1999...............................................................................        950
2000...............................................................................      5,430
2001...............................................................................      1,117
  Thereafter.......................................................................     40,860
                                                                                     ---------
    Total                                                                            $  59,897
                                                                                     ---------
                                                                                     ---------

6. PARTNERS' CAPITAL

    On February 2, 1996, the Company issued 5,175,000 shares of $.01 par value common stock (the "February 1996 Equity Offering"). The net proceeds of $106,343 received from the February 1996 Equity Offering are reflected in the Operating Parnership's financial statements as contributions.

    On October 25, 1996, the Company issued 5,750,000 shares of $.01 par value common stock (the "October 1996 Equity Offering"). The net proceeds of $137,697 received from the October 1996 Equity Offering are reflected in the Operating Parnership's financial statements as contributions.

7. SALES OF REAL ESTATE

    In 1996, the Operating Partnership sold a property located in suburban Detroit, Michigan, three properties located in Huntsville, Alabama, one property located in Grand Rapids, Michigan, and one property located in Atlanta, Georgia. Gross proceeds from these sales were approximately $15.0 million. The gain on sales was approximately $4.3 million.

8. RELATED PARTY TRANSACTIONS

    The Operating Partnership leases office space in Chicago, Illinois from an affiliate of The Shidler Group at an aggregate annual cost of approximately $131.

    On December 5, 1994, the Operating Partnership purchased for approximately $.9 million, five acres of land from a partnership in which an officer and director of the Company owns approximately a 2.5% general partner interest.

    The Operating Partnership often obtains title insurance coverage for its properties from an entity which an independent director of the Company became the President, Chief Executive Officer and a director of in 1996.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

9. EMPLOYEE BENEFIT PLANS

    In September 1994, the Board of Directors approved and the Company adopted a 401(k)/Profit Sharing Plan on behalf of the employees of the Operating Partnership. Under the Company's 401(k)/Profit Sharing Plan, all eligible employees may participate by making voluntary contributions. The Operating Partnership may make, but is not required to make, matching contributions. For the years ended December 31, 1996 and 1995, the Operating Partnership did not make any matching contributions. In March 1996, the Board of Directors approved and the Company adopted a Deferred Income Plan (the "Plan") on behalf of the employees of the Operating Partnership. Under the Plan, 138,500 unit awards were granted, providing the recipients with deferred income benefits which vest over three years in quarterly installments. The expense related to these deferred income benefits is included in general and administrative expenses in the statements of operations. In the first quarter of 1997, approximately $141 was paid to the recipients under the Plan.

10. FUTURE RENTAL REVENUES

    The Operating Partnership's properties are leased to tenants under net and semi-net operating leases. Minimum lease payments receivable, excluding tenant reimbursements of expenses, under noncancelable operating leases in effect as of December 31, 1996 are approximately as follows:

1997..............................................................  $  36,864
1998..............................................................     31,207
1999..............................................................     25,706
2000..............................................................     17,384
2001..............................................................     13,020
Thereafter........................................................     35,684
                                                                    ---------
      Total                                                         $ 159,865
                                                                    ---------
                                                                    ---------

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

11. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

    Supplemental disclosure of cash flow information:

                                                                                                    CONTRIBUTING
                                                                 THE OPERATING PARTNERSHIP           BUSINESSES
                                                          ----------------------------------------  ------------
                                                                                       SIX MONTHS    SIX MONTHS
                                                           YEAR ENDED    YEAR ENDED      ENDED         ENDED
                                                          DECEMBER 31,  DECEMBER 31,  DECEMBER 31,    JUNE 30,
                                                              1996          1995          1994          1994
                                                          ------------  ------------  ------------  ------------
  Interest paid, net of capitalized interest............   $    5,069    $    6,255    $      678    $   13,697
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
  Interest capitalized..................................   $      501    $      266    $       20    $   --
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
Supplemental schedule of noncash investing and financing
  activities:

  Distribution payable on Units.........................   $   16,281    $    9,954    $    9,648    $   --
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
  Sale of interest rate protection agreements...........   $   --        $    4,380    $   --        $   --
  Purchase of interest rate protection agreements.......       --            (4,380)       --            --
                                                          ------------  ------------  ------------  ------------
                                                           $   --        $   --        $   --        $   --
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------
In conjunction with the property acquisitions, the
  following assets and liabilities were assumed:
  Purchase of real estate...............................   $  252,991    $   63,855    $   66,230    $  372,642
  Mortgage loans........................................       (9,417)       --            --            --
  Promissory notes......................................       (9,919)       --            --            --
  Units.................................................      (23,863)       --            --            --
  Accounts receivable...................................       --               153            80         2,453
  Accounts payable and accrued expenses.................       (2,626)       (1,115)         (991)       (4,642)
  Acquisitions of interests in properties...............       --            --            --            (4,281)
                                                          ------------  ------------  ------------  ------------
  Acquisition of real estate............................   $  207,166    $   62,893    $   65,319    $  366,172
                                                          ------------  ------------  ------------  ------------
                                                          ------------  ------------  ------------  ------------

    In conjunction with the capitalization of the Other Real Estate Partnerships in 1995, the following assets and liabilities were contributed:

Land...............................................................  $  20,151
Building and improvements..........................................    115,192
Accumulated depreciation...........................................     (3,446)
Restricted cash....................................................        802
Deferred rent receivable...........................................        387
Deferred financing costs...........................................        854
Prepaid expenses and other assets..................................        579
Acquisition facilities payable.....................................    (81,450)
Accounts payable and accrued expenses..............................       (513)
                                                                     ---------
    Investment in affiliates.......................................  $  52,556
                                                                     ---------
                                                                     ---------

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

12. EXTRAORDINARY ITEMS

    Upon consummation of the Initial Offering, certain Contributing Businesses' loans were paid off and the related unamortized deferred financing fees totaling $1,449 were written off. The write-off is shown as an extraordinary loss in the combined statement of operations of the Contributing Businesses for the six months ended June 30, 1994.

    In 1996, the Operating Partnership terminated the 1994 Acquisition Facility, the 1995 Acquisition Facility, the 1996 Acquisition Facility, the Construction Loans and the 1996 Credit Line before their contractual maturity date. The resulting write-off of unamortized deferred financing costs and prepayment fee incurred to retire the above mentioned loans is shown as an extraordinary loss in the statement of operations for the year ended December 31, 1996.

13. COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Operating Partnership is involved in legal actions arising from the ownership of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the financial position, operations or liquidity of the Operating Partnership.

    Nine properties have leases granting the tenants options to purchase the property. Such options are exercisable at various times and at appraised fair market value or at a fixed purchase price generally in excess of the Operating Partnership's purchase price. The Operating Partnership has not received notice for the exercise of any tenant purchase options.

    The Operating Partnership has committed to the construction of two light industrial and five bulk warehouse properties totaling approximately 1.0 million square feet (unaudited). The estimated total construction costs are approximately $27.4 million (unaudited). The Operating Partnership is not acting as the general contractor for these construction projects.

    The Operating Partnership is the guarantor of the 1994 Mortgage Loan.

14. SUBSEQUENT EVENTS (UNAUDITED)

    On January 9, 1997, the Operating Partnership purchased a 482,400 square foot bulk warehouse located in Indianapolis, Indiana for approximately $7.1 million.

    On January 31, 1997, the Operating Partnership purchased 10 bulk warehouses and 29 light industrial properties located in Long Island, New York and northern New Jersey totaling 2,733,414 square feet for approximately $138.8 million.

    On February 20, 1997, the Operating Partnership purchased a 58,746 square foot light industrial property in Dayton, Ohio. The purchase price for the property was approximately $1.5 million.

    On March 4, 1997, the Operating Partnership declared a distribution of $.505 per unit payable on April 21, 1997 to unitholders of record on March 31, 1997.

    On March 21, 1997, the Operating Partnership purchased a 179,400 square foot bulk warehouse in Taylor, Michigan for approximately $5.1 million.

    On March 28, 1997, the Operating Partnership purchased a 84,956 square foot light industrial property in Buffalo Grove, Illinois for approximately $4.1 million.

                             FIRST INDUSTRIAL, L.P.
                         NOTES TO FINANCIAL STATEMENTS
                          AND CONTRIBUTING BUSINESSES
               NOTES TO COMBINED FINANCIAL STATEMENTS (CONTINUED)
                 (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)

14. SUBSEQUENT EVENTS (UNAUDITED) (CONTINUED)
    On March 31, 1997, the Operating Partnership purchased a 112,082 square foot light industrial property in New Brighton, Minnesota for approximately $3.2 million.

    On March 31, 1997, the Operating Partnership purchased a 79,675 square foot light industrial property in Brooklyn Park, Minnesota for approximately $4.4 million.

    On April 3, 1997, the Operating Partnership purchased a 49,190 square foot light industrial property in Eden Prairie, Minnesota for approximately $2.1 million.

    On April 4, 1997, the Operating Partnership purchased a 243,000 square foot bulk warehouse property in Columbus, Ohio for approximately $5.4 million.

    On April 4, 1997, the Operating Partnership borrowed $309.8 million from an institutional lender (the "Defeasance Loan"). The Defeasance Loan is unsecured, bears interest at LIBOR plus 1% and matures July 1, 1999, unless extended by the Operating Partnership, subject to certain conditions, for an additional two-year period, thereby maturing July 1, 2001. The gross proceeds from the Defeasance Loan were contributed to the Financing Partnership, which used the gross proceeds to defease (as defined by the terms of the 1994 Mortgage Loan agreement) the 1994 Mortgage Loan.

15. PRO FORMA FINANCIAL INFORMATION (UNAUDITED)

    The following Pro Forma Condensed Statements of Operations for the years ended December 31, 1996 and 1995 are presented as if the acquisition of 128 properties between January 1, 1995 and December 31, 1996 and the February 1996 Equity Offering and the October 1996 Equity Offering had occurred at January 1, 1995, and therefore include pro forma information. The pro forma information is based upon historical information and does not purport to present what actual results would have been had such transactions, in fact, occurred at January 1, 1995, or to project results for any future period.

                  PRO FORMA CONDENSED STATEMENTS OF OPERATIONS

                                                                                        YEAR ENDED DECEMBER 31,
                                                                                       --------------------------
                                                                                           1996          1995
                                                                                       ------------  ------------
Total Revenues.......................................................................   $   52,283    $   57,918
Property Expenses....................................................................       13,914        16,723
General and Administrative Expense...................................................        4,014         3,792
Interest Expense.....................................................................        4,991         7,811
Depreciation and Amortization........................................................        8,695        10,059
                                                                                       ------------  ------------
Income Before Gain on Sales of Properties, Equity in Income of Other Real Estate
 Partnerships and Extraordinary loss.................................................       20,669        19,533
Gain on Sales of Properties..........................................................        4,344        --
                                                                                       ------------  ------------
Income Before Equity in Income of Other Real Estate Partnerships.....................       25,013        19,533
Equity in Income of Other Real Estate Partnerships...................................       20,130         7,841
                                                                                       ------------  ------------
Income Before Extraordinary Loss.....................................................   $   45,143    $   27,374
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
ATLANTA
700 Westlake Parkway                  Atlanta, GA                          $     213   $   1,551     $     509    $     223
800 Westlake Parkway                  Atlanta, GA                                450       2,645           350          479
900 Westlake Parkway                  Atlanta, GA                                266           0             1          267
4050 Southmeadow Parkway              Atlanta, GA                                401       2,813           157          425
4051 Southmeadow Parkway              Atlanta, GA                                697       3,486           686          726
4071 Southmeadow Parkway              Atlanta, GA                                750       4,460           714          828
4081 Southmeadow Parkway              Atlanta, GA                              1,012       5,450           611        1,157
1875 Rockdale Industrial              Atlanta, GA
  Blvd.                                                                          386       2,264            30          386
1605 Indian Brook Way                 Gwinnett, GA                             1,008       3,800         1,180        1,012
3312 N. Berkeley Lake Road             Duluth, GA                              2,937      16,644           777        3,045
5015 Oakbrook Parkway                 Atlanta, GA                              1,183           0         3,271        1,247
]5570 Tulane Drive (c)                Atlanta, GA                                527       2,984           129          546
3495 Bankhead Highway (c)             Atlanta, GA                                983       5,568           148        1,003
755 Selig Drive                       Atlanta, GA                                143         808            88          155
CHICAGO
305-311 Era Drive                    Northbrook, IL                              200       1,154           133          205
700-714 Landwehr Road                Northbrook, IL                              357       2,052           101          357
4330 South Racine Avenue              Chicago, IL                                448       1,893           239          468
13040 S. Crawford Ave.                 Alsip, IL                               1,073       6,193            24        1,073
12241 Melrose Street               Franklin Park, IL                             332       1,931         1,066          469
7200 S Leamington                   Bedford Park, IL                             798       4,595           159          818
12301-12325 S Laramie Ave              Alsip, IL                                 650       3,692           424          659
6300 W Howard Street                   Niles, IL                                 743       4,208           343          782
301 Hintz                             Wheeling, IL                               160         905            71          167
301 Alice                             Wheeling, IL                               218       1,236            58          225
410 W 169th Street                 South Holland, IL                             462       2,618           124          476
CINCINNATI
9900-9970 Princeton                  Cincinnati, OH                   (a)        545       3,088           616          566
2940 Highland Avenue                 Cincinnati, OH                   (a)      1,717       9,730           415        1,770
4700-4750 Creek Road                 Cincinnati, OH                   (a)      1,080       6,118           267        1,109
4860 Duff Drive                      Cincinnati, OH                               67         378             8           68
4866 Duff Drive                      Cincinnati, OH                               67         379             7           68
4884 Duff Drive                      Cincinnati, OH                              104         591            13          106
4890 Duff Drive                      Cincinnati, OH                              104         592            12          106
9636-9643 Interocean Drive           Cincinnati, OH                              123         695            14          125


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
ATLANTA
700 Westlake Parkway            $   2,050    $   2,273    $     165          1990          (g)
800 Westlake Parkway                2,966        3,445          204          1991          (g)
900 Westlake Parkway                    0          267            0
4050 Southmeadow Parkway            2,946        3,371          203          1991          (g)
4051 Southmeadow Parkway            4,143        4,869          295          1989          (g)
4071 Southmeadow Parkway            5,096        5,924          351          1991          (g)
4081 Southmeadow Parkway            5,916        7,073          394          1989          (g)
1875 Rockdale Industrial
  Blvd.                             2,294        2,680          142          1966          (g)
1605 Indian Brook Way               4,976        5,988          138          1995          (g)
3312 N. Berkeley Lake Road         17,313       20,358          395          1969          (g)
5015 Oakbrook Parkway               3,207        4,454            0            (i)
]5570 Tulane Drive (c)              3,094        3,640            6          1996          (g)
3495 Bankhead Highway (c)           5,696        6,699           12          1986          (g)
755 Selig Drive                       884        1,039            0            (i)
CHICAGO
305-311 Era Drive                   1,282        1,487           83          1978          (g)
700-714 Landwehr Road               2,153        2,510          139          1978          (g)
4330 South Racine Avenue            2,112        2,580        1,135          1978          (g)
13040 S. Crawford Ave.              6,217        7,290          362          1976          (g)
12241 Melrose Street                2,860        3,329          175          1969          (g)
7200 S Leamington                   4,734        5,552          128          1950          (g)
12301-12325 S Laramie Ave           4,107        4,766          105          1975          (g)
6300 W Howard Street                4,512        5,294          110     1956/1964          (g)
301 Hintz                             969        1,136           24          1960          (g)
301 Alice                           1,287        1,512           32          1965          (g)
410 W 169th Street                  2,728        3,204           56          1974          (g)
CINCINNATI
9900-9970 Princeton                 3,683        4,249           70          1970          (g)
2940 Highland Avenue               10,092       11,862          209     1969/1974          (g)
4700-4750 Creek Road                6,356        7,465          132          1960          (g)
4860 Duff Drive                       385          453            1          1979          (g)
4866 Duff Drive                       385          453            1          1979          (g)
4884 Duff Drive                       602          708            1          1979          (g)
4890 Duff Drive                       602          708            1          1979          (g)
9636-9643 Interocean Drive            707          832            1          1983          (g)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
CLEVELAND
6675 Parkland Blvd                   Cleveland, OH                         $     548   $   3,103     $     154    $     569
COLUMBUS
6911 Americana Parkway                Columbus, OH                               314       1,777            74          321
3800 Lockbourne Industrial            Columbus, OH
  Parkway                                                                      1,133       6,421           165        1,153
3800 Groveport Road                   Columbus, OH                             2,145      12,154           173        2,163
DAYTON
6094-6104 Executive Blvd               Dayton, OH                                181       1,025            66          186
6202-6220 Executive Blvd               Dayton, OH                                268       1,521            86          275
6268-6294 Executive Blvd               Dayton, OH                                255       1,444            85          261
5749-5753 Executive Blvd               Dayton, OH                                 50         282            37           53
6230-6266 Executive Blvd               Dayton, OH                                271       1,534            72          279
DETROIT
21477 Bridge Street                  Southfield, MI                              244       1,386           214          253
46750 Port Street                     Plymouth, MI                               360          33         1,072          361
32450 N Avis Drive                Madison Heights, MI                            281       1,590            50          286
32200 N Avis Drive                Madison Heights, MI                            408       2,311            39          411
32440-32442 Industrial Drive      Madison Heights, MI                            120         679            81          123
32450 Industrial Drive            Madison Heights, MI                             65         369            18           66
11813 Hubbard                         Livonia, MI                                177       1,001            34          180
11844 Hubbard                         Livonia, MI                                189       1,069            61          191
11866 Hubbard                         Livonia, MI                                189       1,073            24          191
12050-12300 Hubbard (c)               Livonia, MI                                425       2,410            42          428
12707 Eckles Road                Plymouth Township, MI                           255       1,445           106          267
9300-9328 Harrison Rd                 Romulus, MI                                147         834            50          154
9330-9358 Harrison Rd                 Romulus, MI                                 81         456            29           84
28420-28448 Highland Rd               Romulus, MI                                143         809            48          149
28450-28478 Highland Rd               Romulus, MI                                 81         461            28           85
28421-28449 Highland Rd               Romulus, MI                                109         617            37          114
28451-28479 Highland Rd               Romulus, MI                                107         608            36          112
28825-28909 Highland Rd               Romulus, MI                                 70         395            24           73
28933-29017 Highland Rd               Romulus, MI                                112         634            38          117
28824-28908 Highland Rd               Romulus, MI                                134         760            43          140
28932-29016 Highland Rd               Romulus, MI                                123         694            40          128
9710-9734 Harrison Rd                 Romulus, MI                                125         706            41          130
9740-9772 Harrison Rd                 Romulus, MI                                132         749            43          138
9840-9868 Harrison Rd                 Romulus, MI                                144         815            46          150
9800-9824 Harrison Rd                 Romulus, MI                                117         664            40          123
29265-29285 Airport Dr                Romulus, MI                                140         794            46          147
29185-29225 Airport Dr                Romulus, MI                                140         792            46          146
29149-29165 Airport Dr                Romulus, MI                                216       1,225            70          226
29101-29115 Airport Dr                Romulus, MI                                130         738            43          136
29031-29045 Airport Dr                Romulus, MI                                124         704            41          130
29050-29062 Airport Dr                Romulus, MI                                127         718            42          133
29120-29134 Airport Dr                Romulus, MI                                161         912            52          168
29200-29214 Airport Dr                Romulus, MI                                170         963            55          178
9301-9339 Middlebelt Rd               Romulus, MI                                124         703            41          130
38200 Plymouth                        Livonia, MI                              2,700           0         2,617        2,753


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
CLEVELAND
6675 Parkland Blvd              $   3,236    $   3,805    $      20          1991          (g)
COLUMBUS
6911 Americana Parkway              1,844        2,165           38          1980          (g)
3800 Lockbourne Industrial
  Parkway                           6,566        7,719           54          1986          (g)
3800 Groveport Road                12,309       14,472          102          1986          (g)
DAYTON
6094-6104 Executive Blvd            1,086        1,272           16          1975          (g)
6202-6220 Executive Blvd            1,600        1,875           23          1976          (g)
6268-6294 Executive Blvd            1,523        1,784           22          1989          (g)
5749-5753 Executive Blvd              316          369            4          1975          (g)
6230-6266 Executive Blvd            1,598        1,877           13          1979          (g)
DETROIT
21477 Bridge Street                 1,591        1,844           66          1986          (g)
46750 Port Street                   1,104        1,465            1          1996          (g)
32450 N Avis Drive                  1,635        1,921           37          1974          (g)
32200 N Avis Drive                  2,347        2,758           53          1973          (g)
32440-32442 Industrial Drive          757          880           19          1979          (g)
32450 Industrial Drive                386          452            9          1979          (g)
11813 Hubbard                       1,032        1,212           23          1979          (g)
11844 Hubbard                       1,128        1,319           25          1979          (g)
11866 Hubbard                       1,095        1,286           25          1979          (g)
12050-12300 Hubbard (c)             2,449        2,877           56          1981          (g)
12707 Eckles Road                   1,539        1,806           16          1990          (g)
9300-9328 Harrison Rd                 877        1,031            4          1978          (g)
9330-9358 Harrison Rd                 482          566            2          1978          (g)
28420-28448 Highland Rd               851        1,000            4          1979          (g)
28450-28478 Highland Rd               485          570            2          1979          (g)
28421-28449 Highland Rd               649          763            3          1980          (g)
28451-28479 Highland Rd               639          751            3          1980          (g)
28825-28909 Highland Rd               416          489            2          1981          (g)
28933-29017 Highland Rd               667          784            3          1982          (g)
28824-28908 Highland Rd               797          937            3          1982          (g)
28932-29016 Highland Rd               729          857            3          1982          (g)
9710-9734 Harrison Rd                 742          872            3          1987          (g)
9740-9772 Harrison Rd                 786          924            3          1987          (g)
9840-9868 Harrison Rd                 855        1,005            4          1987          (g)
9800-9824 Harrison Rd                 698          821            3          1987          (g)
29265-29285 Airport Dr                833          980            3          1983          (g)
29185-29225 Airport Dr                832          978            3          1983          (g)
29149-29165 Airport Dr              1,285        1,511            5          1984          (g)
29101-29115 Airport Dr                775          911            3          1985          (g)
29031-29045 Airport Dr                739          869            3          1985          (g)
29050-29062 Airport Dr                754          887            3          1986          (g)
29120-29134 Airport Dr                957        1,125            4          1986          (g)
29200-29214 Airport Dr              1,010        1,188            4          1985          (g)
9301-9339 Middlebelt Rd               738          868            3          1983          (g)
38200 Plymouth                      2,564        5,317            0

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
INDIANAPOLIS
1445 Brookville Way                 Indianpolis, IN                   (a)  $     459   $   2,603     $     242    $     475
1440 Brookville Way                 Indianpolis, IN                   (a)        665       3,770           219          684
1240 Brookville Way                 Indianpolis, IN                   (a)        247       1,402           128          258
1220 Brookville Way                 Indianpolis, IN                   (a)        223          40            30          226
1345 Brookville Way                 Indianpolis, IN                   (b)        586       3,321           239          601
1350 Brookville Way                 Indianpolis, IN                   (a)        205       1,161            77          211
1315 Sadlier Circle E Dr            Indianpolis, IN                   (b)         57         322            39           61
1341 Sadlier Circle E Dr            Indianpolis, IN                   (b)        131         743            50          136
1322-1438 Sadlier Circle E          Indianpolis, IN
  Dr                                                                  (b)        145         822            75          152
1327-1441 Sadlier Circle E          Indianpolis, IN
  Dr                                                                  (b)        218       1,234            88          225
1304 Sadlier Circle E Dr            Indianpolis, IN                   (b)         71         405            46           75
1402 Sadlier Circle E Dr            Indianpolis, IN                   (b)        165         934            66          170
1504 Sadlier Circle E Dr            Indianpolis, IN                   (b)        219       1,238            70          225
1311 Sadlier Circle E Dr            Indianpolis, IN                   (b)         54         304            60           57
1365 Sadlier Circle E Dr            Indianpolis, IN                   (b)        121         688            49          126
1352-1354 Sadlier Circle E          Indianpolis, IN
  Dr                                                                  (b)        178       1,008            90          188
1338 Sadlier Circle E Dr            Indianpolis, IN                   (b)         81         460            48           85
1327 Sadlier Circle E Dr            Indianpolis, IN                   (b)         52         295            31           56
1428 Sadlier Circle E Dr            Indianpolis, IN                   (b)         21         117            23           23
1230 Brookville Way                 Indianpolis, IN                   (a)        103         586            40          109
6951 E 30th St                      Indianpolis, IN                              256       1,449            91          265
6701 E 30th St                      Indianpolis, IN                               78         443            40           82
6737 E 30th St                      Indianpolis, IN                              385       2,181           122          398
6555 E 30th St                      Indianpolis, IN                              840       4,760           129          855
2432-2436 Shadeland                 Indianpolis, IN                              212       1,199           167          229
8402-8440 E 33rd St                 Indianpolis, IN                              222       1,260            35          227
8520-8630 E 33rd St                 Indianpolis, IN                              326       1,848            50          333
8710-8768 E 33rd St                 Indianpolis, IN                              175         993            30          184
3316-3346 N. Pagosa Court           Indianpolis, IN                              325       1,842            50          332
3331 Raton Court                    Indianpolis, IN                              138         802            22          141
MILWAUKEE
6523 N. Sydney Place                 Milwaukee, WI                               172         976           140          176
8800 W Bradley                       Milwaukee, WI                               375       2,125           130          388
1435 North 113th St                  Wauwatosa, WI                               300       1,699            79          309
MINNEAPOLIS
6701 Parkway Circle               Brooklyn Center, MN                            350       2,131           343          377
6601 Shingle Creek Parkway        Brooklyn Center, MN                            411       2,813           484          502
10120 W 76th Street                 Eden Prairie, MN                             315       1,804            85          315
7615 Golden Triangle                Eden Prairie, MN                             268       1,532           255          268
7625 Golden Triangle                Eden Prairie, MN                             415       2,375           133          415
2605 Fernbrook Lane North             Plymouth, MN                               443       2,533           263          445
12155 Nicollet Ave.                  Burnsville, MN                              286           0         1,673          287
73rd Avenue North                  Brooklyn Park, MN                             504       2,856            73          512
1905 W Country Road C                Roseville, MN                               402       2,278            64          409
2730 Arthur Street                   Roseville, MN                               824       4,671            76          832
10205 51st Avenue North               Plymouth, MN                               180       1,020            68          187
4100 Peavey Road                       Chaska, MN                                399       2,261           124          415
11300 Hamshire Ave South            Bloomington, MN                              527       2,985           125          541
375 Rivertown Drive                   Woodbury, MN                             1,083       6,135           266        1,119
5205 Highway 169                      Plymouth, MN                               446       2,525           331          473
6451-6595 Citywest Parkway          Eden Prairie, MN                             525       2,975           110          538
7100-7198 Shady Oak Rd (d)          Eden Prairie, MN                           1,118       6,333           146        1,135
7500-7546 Washington Square         Eden Prairie, MN                             229       1,300            28          233


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
INDIANAPOLIS
1445 Brookville Way             $   2,829    $   3,304    $      61          1989          (g)
1440 Brookville Way                 3,970        4,654           81          1990          (g)
1240 Brookville Way                 1,519        1,777           32          1990          (g)
1220 Brookville Way                    67          293            1          1990          (g)
1345 Brookville Way                 3,545        4,146           74          1992          (g)
1350 Brookville Way                 1,232        1,443           25          1994          (g)
1315 Sadlier Circle E Dr              357          418            7     1970/1992          (g)
1341 Sadlier Circle E Dr              788          924           16     1971/1992          (g)
1322-1438 Sadlier Circle E
  Dr                                  890        1,042           18     1971/1992          (g)
1327-1441 Sadlier Circle E
  Dr                                1,315        1,540           28          1992          (g)
1304 Sadlier Circle E Dr              447          522            9     1971/1992          (g)
1402 Sadlier Circle E Dr              995        1,165           20     1970/1992          (g)
1504 Sadlier Circle E Dr            1,302        1,527           27     1971/1992          (g)
1311 Sadlier Circle E Dr              361          418            8     1971/1992          (g)
1365 Sadlier Circle E Dr              732          858           15     1971/1992          (g)
1352-1354 Sadlier Circle E
  Dr                                1,088        1,276           22     1970/1992          (g)
1338 Sadlier Circle E Dr              504          589           10     1971/1992          (g)
1327 Sadlier Circle E Dr              322          378            7     1971/1992          (g)
1428 Sadlier Circle E Dr              138          161            3     1971/1992          (g)
1230 Brookville Way                   620          729           13          1995          (g)
6951 E 30th St                      1,531        1,796           32          1995          (g)
6701 E 30th St                        479          561           10          1992          (g)
6737 E 30th St                      2,290        2,688           47          1995          (g)
6555 E 30th St                      4,874        5,729           71     1969/1981          (g)
2432-2436 Shadeland                 1,349        1,578           16          1968          (g)
8402-8440 E 33rd St                 1,290        1,517            8          1977          (g)
8520-8630 E 33rd St                 1,891        2,224           12          1976          (g)
8710-8768 E 33rd St                 1,014        1,198            7          1979          (g)
3316-3346 N. Pagosa Court           1,885        2,217           12          1977          (g)
3331 Raton Court                      821          962            5          1979          (g)
MILWAUKEE
6523 N. Sydney Place                1,112        1,288           29          1978          (g)
8800 W Bradley                      2,242        2,630           32          1982          (g)
1435 North 113th St                 1,769        2,078           11          1993          (g)
MINNEAPOLIS
6701 Parkway Circle                 2,447        2,824          178          1987          (g)
6601 Shingle Creek Parkway          3,206        3,708          243          1985          (g)
10120 W 76th Street                 1,889        2,204           87          1987          (g)
7615 Golden Triangle                1,787        2,055          123          1987          (g)
7625 Golden Triangle                2,508        2,923          150          1987          (g)
2605 Fernbrook Lane North           2,794        3,239          168          1987          (g)
12155 Nicollet Ave.                 1,672        1,959           48          1995          (g)
73rd Avenue North                   2,921        3,433           54          1995          (g)
1905 W Country Road C               2,335        2,744           44          1993          (g)
2730 Arthur Street                  4,739        5,571           89          1995          (g)
10205 51st Avenue North             1,081        1,268           20          1990          (g)
4100 Peavey Road                    2,369        2,784           34          1988          (g)
11300 Hamshire Ave South            3,096        3,637           38          1983          (g)
375 Rivertown Drive                 6,365        7,484           53          1996          (g)
5205 Highway 169                    2,829        3,302           26          1960          (g)
6451-6595 Citywest Parkway          3,072        3,610           25          1984          (g)
7100-7198 Shady Oak Rd (d)          6,462        7,597           40          1982          (g)
7500-7546 Washington Square         1,324        1,557            3          1975          (g)

                             FIRST INDUSTRIAL, L.P.
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                                                                                    GROSS
                                                                                                                   AMOUNT
                                                                                                                   CARRIED
                                                                                                                  AT CLOSE
                                                                                                       COSTS      OF PERIOD
                                                                                    (F)             CAPITALIZED   12/31/96
                                                                                INITIAL COST       SUBSEQUENT TO  ---------
                                        LOCATION                 (E)       ----------------------   ACQUISITION
BUILDING ADDRESS                      (CITY/STATE)          ENCUMBRANCES     LAND      BUILDINGS   OR COMPLETION    LAND
----------------------------  ----------------------------  -------------  ---------  -----------  -------------  ---------
7550-7588 Washington Square         Eden Prairie, MN                       $     153   $     867     $      19    $     156
5240-5300 Valley Industrial         Eden Prairie, MN
  Blvd S                                                                         362       2,049            73          370
6656 Wedgewood Road                 Maple Grove, MN                              219      --               109          219
NASHVILLE
3099 Barry Drive                      Portland, TN                               418       2,368            49          424
3150 Barry Drive                      Portland, TN                               941       5,333           326          987
5599 Highway 31 West                  Portland, TN                               564       3,196            62          571
ST. LOUIS
2337 Centerline Drive                St. Louis, MO                    (b)        239       1,370           110          239
6951 N Hanley (c)                    Hazelwood, MO                               405       2,295            93          417
                                                            -------------  ---------  -----------  -------------  ---------
                                                                  $45,578  $  53,570   $ 272,934     $  27,277    $  55,425
                                                            -------------  ---------  -----------  -------------  ---------
                                                            -------------  ---------  -----------  -------------  ---------


                                                         ACCUMULATED
                              BUILDING AND              DEPRECIATION   YEAR BUILT/     DEPRECIABLE
BUILDING ADDRESS              IMPROVEMENTS     TOTAL      12/31/96      RENOVATED     LIVES (YEARS)
----------------------------  -------------  ---------  -------------  -----------  -----------------
7550-7588 Washington Square     $     883    $   1,039    $       2          1973          (g)
5240-5300 Valley Industrial
  Blvd S                            2,114        2,484            4          1975          (g)
6656 Wedgewood Road                   109          328            7          1989          (g)
NASHVILLE
3099 Barry Drive                    2,411        2,835           15          1995          (g)
3150 Barry Drive                    5,613        6,600           35          1993          (g)
5599 Highway 31 West                3,251        3,822           20          1995          (g)
ST. LOUIS
2337 Centerline Drive               1,480        1,719           88          1967          (g)
6951 N Hanley (c)                   2,376        2,793            5          1965          (g)
                              -------------  ---------  -------------
                                $ 298,356    $ 353,781    $   8,133
                              -------------  ---------  -------------
                              -------------  ---------  -------------

------------------------
NOTES:
(a) Collateralizes the CIGNA Loan.

(b) Collateralizes the Assumed Loans.

(c) Comprised of 2 properties.

(d) Comprised of 3 properties.

(e) See description of encumbrances in Note 4 to Notes to Financial Statements.

(f) Initial cost for each respective property is total acquisition costs associated with its purchase.

(g) Depreciation is computed based upon the following estimated lives:
    Buildings, Improvements                         31.5 to 40 years
    Tenant Improvements, Leasehold Improvements       Life of lease
    Furniture, Fixtures and equipment                   5 to 10 years

(h) At December 31, 1996, the aggregate cost of land and buildings and equipment for federal income tax purpose was approximately $326,284.

(i) These properties represent property developments that haven't been placed in service.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES
                                 SCHEDULE III:
              REAL ESTATE AND ACCUMULATED DEPRECIATION (CONTINUED)
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

    The changes in total real estate assets for three years ended December 31, 1996 are as follows:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Balance, Beginning of Year...................................................  $   96,392  $  163,168  $  209,177
Transfer of Assets Between Contributing Businesses...........................      --          --        (496,147)
Transfer of Assets Between Other Real Estate Partnerships....................      --        (135,343)     --
Disposition of Real Estate Assets............................................     (11,890)     --          --
Acquisition, Construction Costs and Improvements.............................     269,279      68,567     450,138
                                                                               ----------  ----------  ----------
Balance, End of Year.........................................................  $  353,781  $   96,392  $  163,168
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

    The changes in accumulated depreciation for three years ended December 31, 1996 are as follows:

                                                                                  1996        1995        1994
                                                                               ----------  ----------  ----------
Balance, Beginning of Year...................................................  $    4,852  $    4,112  $   38,015
Transfer of Assets Between Contributing Businesses...........................      --          --         (38,022)
Transfer of Assets Between Other Real Estate Partnerships....................      --          (3,352)     --
Disposition of Real Estate Assets............................................      (1,834)     --          --
Depreciation for Year........................................................       5,115       4,092       4,119
                                                                               ----------  ----------  ----------
Balance, End of Year.........................................................  $    8,133  $    4,852  $    4,112
                                                                               ----------  ----------  ----------
                                                                               ----------  ----------  ----------

                             FIRST INDUSTRIAL, L.P.
                       UNAUDITED PRO FORMA BALANCE SHEET
                            AS OF DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                             FIRST INDUSTRIAL,
                                                                    L.P.         LAZARUS BURMAN   FIRST INDUSTRIAL,
                                                                (HISTORICAL)       PROPERTIES            L.P.
                                                                 NOTE 2(A)         NOTE 2 (B)         PRO FORMA
                                                             ------------------  ---------------  ------------------

                                                       ASSETS

ASSETS:
  Investment in Real Estate:
    Land...................................................      $   55,425        $    20,826        $   76,251
    Buildings and Improvements.............................         291,942            118,014           409,956
    Construction in Progress...............................           6,414            --                  6,414
    Less: Accumulated Depreciation.........................          (8,133)           --                 (8,133)
                                                                   --------      ---------------        --------
      Net Investment in Real Estate........................         345,648            138,840           484,488
                                                                   --------      ---------------        --------
  Investment in Other Real Estate Partnerships.............         258,411            --                258,411
  Cash and Cash Equivalents................................           4,295            --                  4,295
  Tenant Accounts Receivable, Net..........................           1,021            --                  1,021
  Deferred Rent Receivable.................................           1,280            --                  1,280
  Interest Rate Protection Agreements, Net.................           1,723            --                  1,723
  Deferred Financing Costs, Net............................           1,140            --                  1,140
  Prepaid Expenses and Other Assets, Net...................           8,604            --                  8,604
                                                                   --------      ---------------        --------
      Total Assets.........................................      $  622,122        $   138,840        $  760,962
                                                                   --------      ---------------        --------
                                                                   --------      ---------------        --------

                                         LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Mortgage Loans Payable...................................      $   45,578        $     4,505        $   50,083
  Acquisition Facilities Payable...........................           4,400             86,476            90,876
  Promissory Notes Payable.................................           9,919            --                  9,919
  Accounts Payable and Accrued Expenses....................           8,770            --                  8,770
  Rents Received in Advance and Security Deposits..........           1,942            --                  1,942
  Distributions Payable....................................          16,281            --                 16,281
                                                                   --------      ---------------        --------
      Total Liabilities....................................          86,890             90,981           177,871
                                                                   --------      ---------------        --------
Commitments and Contingencies..............................          --                --                 --

PARTNERS' CAPITAL:
      General Partner......................................         496,169                 --           496,169
      Limited Partners.....................................          39,063             47,859            86,922
                                                                   --------      ---------------        --------
      Total Partners' Capital..............................         535,232             47,859           583,091
                                                                   --------      ---------------        --------
      Total Liabilities and Partners' Capital..............      $  622,122        $   138,840        $  760,962
                                                                   --------      ---------------        --------
                                                                   --------      ---------------        --------

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             FIRST INDUSTRIAL, L.P.
                  UNAUDITED PRO FORMA STATEMENT OF OPERATIONS
                      FOR THE YEAR ENDED DECEMBER 31, 1996
                             (DOLLARS IN THOUSANDS)

                                                             AGGREGATE
                                                FIRST          1996                                  LAZARUS
                                             INDUSTRIAL,    ACQUISITION                              BURMAN
                                                L.P.        PROPERTIES     PRO FORMA               PROPERTIES     PRO FORMA
                                            (HISTORICAL)    (HISTORICAL)  ADJUSTMENTS              (HISTORICAL)  ADJUSTMENTS
                                              NOTE 3(A)      NOTE 3(B)     NOTE 3(C)    SUBTOTAL    NOTE 3(D)     NOTE 3(E)
                                           ---------------  -----------  -------------  ---------  -----------  -------------
Revenues:
  Rental Income..........................     $  29,166      $  12,953     $  --        $  42,119   $  18,606     $  --
  Tenant Recoveries and Other Income.....         8,421          1,743        --           10,164       4,636        --
                                                -------     -----------  -------------  ---------  -----------  -------------
        Total Revenues...................        37,587         14,696        --           52,283      23,242        --
                                                -------     -----------  -------------  ---------  -----------  -------------
Expenses:
  Real Estate Taxes......................         6,109          2,178        --            8,287       4,767        --
  Repairs and Maintenance................         1,071            813        --            1,884       1,477        --
  Property Management....................         1,153            567        --            1,720         732        --
  Utilities..............................         1,047            273        --            1,320         959        --
  Insurance..............................           271            147        --              418         275        --
  Other..................................           284              1        --              285         457        --
  General and Administrative.............         4,014         --            --            4,014      --            --
  Interest...............................         4,685         --               306        4,991      --             6,101
  Amortization of Interest Rate
    Protection Agreements, and Deferred
    Financing Costs......................           196         --            --              196      --            --
  Depreciation and Other Amortization....         6,310         --             2,189        8,499      --             2,950
                                                -------     -----------  -------------  ---------  -----------  -------------
        Total Expenses...................        25,140          3,979         2,495       31,614       8,667         9,051
                                                -------     -----------  -------------  ---------  -----------  -------------
Income Before Gain on Sales of
 Properties, Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        12,447         10,717        (2,495)      20,669      14,575        (9,051)
Gain on Sales of Properties..............         4,344         --            --            4,344      --            --
                                                -------     -----------  -------------  ---------  -----------  -------------
Income Before Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        16,791         10,717        (2,495)      25,013      14,575        (9,051)
Equity in Income of Other Real Estate
 Partnerships............................        20,130         --            --           20,130      --            --
                                                -------     -----------  -------------  ---------  -----------  -------------
Income Before Extraordinary Item.........     $  36,921      $  10,717     $  (2,495)   $  45,143   $  14,575     $  (9,051)
                                                -------     -----------  -------------  ---------  -----------  -------------
                                                -------     -----------  -------------  ---------  -----------  -------------


                                                FIRST
                                             INDUSTRIAL,
                                                L.P.
                                              PRO FORMA
                                           ---------------
Revenues:
  Rental Income..........................     $  60,725
  Tenant Recoveries and Other Income.....        14,800
                                                -------
        Total Revenues...................        75,525
                                                -------
Expenses:
  Real Estate Taxes......................        13,054
  Repairs and Maintenance................         3,361
  Property Management....................         2,452
  Utilities..............................         2,279
  Insurance..............................           693
  Other..................................           742
  General and Administrative.............         4,014
  Interest...............................        11,092
  Amortization of Interest Rate
    Protection Agreements, and Deferred
    Financing Costs......................           196
  Depreciation and Other Amortization....        11,449
                                                -------
        Total Expenses...................        49,332
                                                -------
Income Before Gain on Sales of
 Properties, Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        26,193
Gain on Sales of Properties..............         4,344
                                                -------
Income Before Equity in Income of Other
 Real Estate Partnerships and
 Extraordinary Item......................        30,537
Equity in Income of Other Real Estate
 Partnerships............................        20,130
                                                -------
Income Before Extraordinary Item.........     $  50,667
                                                -------
                                                -------

The accompanying notes are an integral part of the unaudited pro forma financial statements.

                             FIRST INDUSTRIAL, L.P.
               NOTES TO UNAUDITED PRO FORMA FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION

    The accompanying unaudited pro forma balance sheet and pro forma statement of operations for First Industrial, L.P. (the "Operating Partnership") reflect the historical financial position of the Operating Partnership as of December 31, 1996, the historical operations for the year ended December 31, 1996, the acquisition of 111 properties between January 1, 1996 and December 31, 1996 (the "Aggregate 1996 Acquisition Properties") and the acquisition of 39 properties on January 31, 1997 (the "Lazarus Burman Properties"). The accompanying unaudited pro forma balance sheet and pro forma statement of operations exclude the other properties acquired between December 31, 1996 and April 29, 1997. The pro forma financial statements would not be materially different if such other properties acquired between December 31, 1996 and April 29, 1997 were included in the pro forma financial statements. The accompanying unaudited pro forma financial statements have been prepared based upon certain pro forma adjustments to the historical December 31, 1996 financial statements of the Operating Partnership. The unaudited pro forma balance sheet as of December 31, 1996 has been prepared as if the Lazarus Burman Properties had been acquired on December 31, 1996. The unaudited pro forma statement of operations for the year ended December 31, 1996 have been prepared as if the Aggregate 1996 Acquisition Properties and the Lazarus Burman Properties had been acquired on January 1, 1996 or the lease commencement date if the property was developed during 1996 and as if the 5,175,000 Operating Partnership units (the "Units") issued on February 2, 1996 (the "February 1996 Capital Contribution") and the 5,750,00 Units issued on October 25, 1996 (the "October 1996 Capital Contribution") had been issued on January 1, 1996.

2. PRO FORMA ASSUMPTIONS - BALANCE SHEET

(a) The historical balance sheet reflects the financial position of the Operating Partnership as of December 31, 1996 as reported in this Prospectus.

(b) Represents the purchase of the Lazarus Burman Properties as if the acquisition had occurred on December 31, 1996. The Lazarus Burman Properties were acquired in a purchase transaction for approximately $138.8 million which was funded with $86.4 million in cash through borrowings under the Operating Partnership's $200 million unsecured revolving credit facility (the "1996 Unsecured Acquisition Facility"), the assumption of $4.5 million of mortgage debt and the issuance of 1,595,282 Units valued in the aggregate at $47.9 million.

3. PRO FORMA ASSUMPTIONS AND ADJUSTMENTS - STATEMENT OF OPERATIONS

(a) The historical operations reflect the income from continuing operations of the Operating Partnership for the year ended December 31, 1996 as reported in this Prospectus.

(b) Represents the operations of the Aggregate 1996 Acquisition Properties for the period January 1, 1996 through their respective acquisition dates or the lease commencement date if the property was developed.

(c) In connection with the acquisition of certain properties which are included in the Aggregate 1996 Acquisition Properties, the Operating Partnership assumed two mortgage loans totaling $9.4 million (the "Assumed Indebtedness") and also entered into a new mortgage loan in the amount of $36.8 million (the "CIGNA Loan"). The interest expense adjustment reflects interest on the Assumed Loans and the CIGNA Loan as if such indebtedness was outstanding beginning January 1, 1996. The interest expense adjustment also reflects an increase in the acquisition facility borrowings at LIBOR plus 2% for borrowings under the Operating Partnership's $150 million secured revolving credit facility or LIBOR plus 1.1% for borrowings under the 1996 Unsecured Acquisition Facility for the assumed earlier purchase of certain properties which are included in the Aggregate 1996 Acquisition Properties, offset by a reduction in interest expense related to the assumed earlier repayment of $59.4 million and $84.2 million of acquisition facility borrowings on January 1, 1996 from the proceeds of the February 1996 Capital Contribution and the October 1996 Capital Contribution, respectively.

   The depreciation and other amortization adjustment reflects the incremental depreciation and other amortization expense for the Aggregate 1996 Acquisition Properties from January 1, 1996 through their respective acquisition date.

(d) The historical operations reflect the operations of the Lazarus Burman Properties for the year ended December 31, 1996.

(e) In connection with the purchase of the Lazarus Burman Properties, the Operating Partnership assumed two mortgage loans totaling $4.5 million (the "Lazarus Burman Mortgage Loans"). The interest expense adjustment reflects interest on the Lazarus Burman Mortgage Loans as if such indebtedness was outstanding beginning January 1, 1996. The interest expense adjustment also reflects an increase in the acquisition facility borrowings at LIBOR plus 1.1% for borrowings under the Operating Partnership's 1996 Unsecured Acquisition Facility for the assumed earlier purchase of the Lazarus Burman Properties.

   The depreciation and other amortization adjustment reflects the incremental depreciation and other amortization expense for the Lazarus Burman Properties from January 1, 1996 through December 31, 1996.

   MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF
                                   OPERATIONS

    The following discussion should be read in conjunction with the historical Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

RESULTS OF OPERATIONS

COMPARISON OF YEAR ENDED DECEMBER 31, 1996 TO YEAR ENDED DECEMBER 31, 1995

    At December 31, 1996, the Operating Partnership owned 137 in-service properties containing approximately 12.7 million square feet of GLA, compared to 30 in-service properties with approximately 3.5 million square feet of GLA at December 31, 1995. During 1996, the Operating Partnership acquired 111 properties containing approximately 9.4 million square feet of GLA, completed development of two properties totaling .2 million square feet of GLA and sold six properties totaling .4 million square feet of GLA.

    Revenues increased in 1996 over 1995 by $10.1 million or 37.0% due primarily to the properties acquired after December 31, 1994. Revenues from properties owned prior to January 1, 1995 increased in 1996 over 1995 by $.5 million or 7.4% due primarily to a lease termination fee, an increase in rental rates and an increase in tenant recovery income.

    Property expenses, which include real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, increased in 1996 over 1995 by $2.5 million or 32.9% due primarily to properties acquired after December 31, 1994. For properties owned prior to January 1, 1995, property expenses remained unchanged.

    General and administrative expense increased in 1996 over 1995 by $.2 million due primarily to the additional expenses associated with managing the Operating Partnership's growing operations (including additional professional fees relating to additional properties owned and personnel to manage and expand the Operating Partnership's business).

    Interest expense decreased from $6.6 million in 1995 to $4.7 million in 1996. The average outstanding debt balance was approximately $24.2 million lower in 1996 due to capital contributions from the general partner of the Operating Partnership that were used to pay down debt.

    Depreciation and amortization increased in 1996 over 1995 by $1.2 million due primarily to the additional depreciation and amortization related to the properties acquired after December 31, 1994.

    The $4.3 million gain on sales of properties in 1996 resulted from the sale of three properties located in Huntsville, Alabama, one property located in Detroit, Michigan, one property located in Grand Rapids, Michigan and one property located in Atlanta, Georgia. Gross proceeds for these property sales totaled approximately $15.0 million.

    Equity in income of Other Real Estate Partnerships increased in 1996 over 1995 by $12.3 million or 156.7% due primarily to four of the Other Real Estate Partnerships having a full year of operations in 1996 compared to a partial year of operations in 1995 as well as one of the Other Real Estate Partnerships incurring a loss from the disposition of an interest rate protection agreement in 1995.

    The $2.3 million extraordinary loss in 1996 represents the write-off of unamortized deferred financing costs and a prepayment fee for loans that were paid off in full and retired in 1996.

COMPARISON OF YEAR ENDED DECEMBER 31, 1995 TO YEAR ENDED DECEMBER 31, 1994

    The results of operations for the year ended December 31, 1994 include the operations of the Contributing Businesses from January 1, 1994 through June 30, 1994 and the operations of the Operating Partnership from July 1, 1994 through December 31, 1994.

    At December 31, 1995, the Operating Partnership owned 30 in-service properties containing approximately 3.5 million square feet of GLA, compared to 50 in-service properties with approximately 4.9 million square feet of GLA at December 31, 1994. During 1995, the Operating Partnership acquired 17 properties containing approximately 2.0 million square feet of GLA. The Operating Partnership also completed the development of three properties totaling approximately .3 million square feet of GLA. In addition, the Operating Partnership also contributed 40 properties with approximately 3.7 million square feet of GLA to the Other Real Estate Partnerships.

    Revenues decreased in 1995 over 1994 by $5.0 million or 15.4% due primarily to the Contributing Businesses' properties that were contributed to the Other Real Estate Partnerships, the operating results of which are accounted for by the Operating Partnership under the equity method of accounting. Revenues from properties owned prior to January 1, 1994 remained unchanged.

    Property expenses, which include real estate taxes, repairs and maintenance, property management, utilities, insurance and other expenses, decreased in 1995 over 1994 by $.7 million or 8.3% due primarily to the Contributing Businesses' properties that were contributed to the Other Real Estate Partnerships. For properties owned prior to January 1, 1994, property expenses remained unchanged.

    General and administrative expense increased in 1995 over 1994 by $2.0 million due primarily to the additional expenses of the Company associated with being a public company and to the additional expenses associated with managing the Operating Partnership's growing operations (including additional professional fees relating to additional properties owned and personnel to manage and expand the Operating Partnership's and the Other Real Estate Partnership's business).

    Interest expense decreased from $12.6 million in 1994 to $6.6 million in 1995. The decrease results primarily from lower average debt levels in 1995.

    Depreciation and amortization decreased in 1995 over 1994 by $2.4 million due primarily to the Contributing Businesses' properties that were contributed to the Other Real Estate Partnerships of the Operating Partnership which are accounted for under the equity method of accounting.

    Equity in income of Other Real Estate Partnerships increased in 1995 over 1994 by $1.1 million or 15.9% due primarily to one of the Other Real Estate Partnerships having a full year of operations in 1995 compared to a partial year of operations in 1994 which was partially offset by a loss from the disposition of an interest rate protection agreement in 1995.

LIQUIDITY AND CAPITAL RESOURCES

    At December 31, 1996, the Operating Partnership's unrestricted cash and cash equivalents totaled $4.3 million.

    Net cash provided by operating activities was $18.9 million for the year ended December 31, 1996 compared to $4.2 million for the year ended December 31, 1995 and $(5.3) million for the year ended December 31, 1994. The increases are primarily due to the factors discussed in "Results of Operations" above.

    Net cash used in investing activities was $202.7 million for the year ended December 31, 1996 compared to $40.9 million and $436.1 million for the years ended December 31, 1995 and December 31, 1994, respectively. The majority of the cash used in investing activities was for acquisition of additional properties.

    Net cash provided by financing activities for the year ended December 31, 1996 increased to $181.6 million from $43.2 million for the year ended December 31, 1995, reflecting capital contributions from the general partner and proceeds from the CIGNA Loan, offset in part by increased distributions, repayment of the Construction Loans, and a net pay down on the Operating Partnership's acquisition facilities. Net cash provided by financing activities for the year ended December 31, 1995 was $43.2 million, compared to $440.4 million for the year ended December 31, 1994, reflecting primarily debt and equity transactions relating to the Company's Initial Offering in June 1994 and an increase in indebtedness due to the properties acquired subsequent to the Initial Offering.

    The ratio of earnings to fixed charges was 6.96 for the year ended December 31, 1996 compared to 2.56 for the year ended December 31, 1995 and 1.65 for the year ended December 31, 1994. The increases are primarily due to increased income from continuing operations resulting from additional properties acquired by the Operating Partnership and increased equity in income of the Other Real Estate Partnerships, as discussed in "Results of Operations" above.

    In 1996, the Operating Partnership acquired 111 industrial properties comprising approximately 9.4 million square feet of GLA for a total purchase price of approximately $237 million, completed the development of two build-to suit properties comprising approximately .2 million square feet of GLA at a cost of approximately $9.0 million and sold six properties comprising approximately
 .4 million square feet of GLA for $15 million. The acquisitions and developments were financed in part by proceeds from capital contributions from the general partner of the Operating Partnership, borrowings under the Operating Partnership's acquisition facilities and by new mortgage debt.

    The Operating Partnership has committed to the construction of two light industrial and five bulk warehouse properties totaling approximately 1.0 million square feet. The estimated total construction costs are approximately $27.4 million. These developments are expected to be funded with cash flow from operations as well as borrowings under the 1996 Unsecured Acquisition Facility.

    In 1996, the Operating Partnership paid a quarterly distribution of $.4875 per unit related to each of the first, second and third quarters. In addition, the Operating Partnership paid a fourth quarter 1996 distribution of $.505 per unit on January 20, 1997. The total distributions paid to the Operating Partnership's partners related to 1996 totaled $54.3 million.

    On February 2, 1996, the Company completed an offering of 5.175 million shares (inclusive of the underwriters' over-allotment option) of common stock at a purchase price of $22 per share. The net proceeds of $106.3 million were contributed to the Operating Partnership and used to repay outstanding borrowings totaling $59.4 million and to fund acquisitions closed subsequently in the first quarter of 1996.

    On October 25, 1996, the Company completed an offering of 5.75 million shares (inclusive of the underwriters' over-allotment option) of common stock at a purchase price of $25.50 per share. The net proceeds of $137.7 million were contributed to the Operating Partnership and used to repay outstanding borrowings totaling $84.2 million and to fund acquisitions closed in the fourth quarter of 1996.

    On March 20, 1996, the Operating Partnership entered into a $36.7 million mortgage loan (the "CIGNA Loan") that is collateralized by seven properties in Indianapolis, Indiana and three properties in Cincinnati, Ohio. The CIGNA Loan bears interest at a fixed interest rate of 7.5% and provides for monthly principal and interest payments based on a 25-year amortization schedule. The CIGNA Loan will mature on April 1, 2003. The CIGNA Loan may be prepaid only after April 30, 1999, in exchange for the greater of a 1% premium or a yield maintenance premium.

    On March 20, 1996, the Operating Partnership, assumed an approximately $6.4 million mortgage loan and an approximately $3.0 million mortgage loan (together, the "Assumed Loans") that are collateralized by 13 properties in Indianapolis, Indiana and one property in Indianapolis, Indiana, respectively. The Assumed Loans bear interest at a fixed rate of 9.25% and provide for monthly principal and interest payments based on a 16.75-year amortization schedule. The Assumed Loans will mature on January 1,

2013. The Assumed Loans may be prepaid only after December 22, 1999, in exchange for the greater of a 1% premium or a yield maintenance premium.

    In 1997, the Operating Partnership obtained investment grade ratings on its senior unsecured debt from Moody's Investors Service, Standard & Poor's, Duff & Phelps Credit Rating Co. and Fitch Investors Service, Inc.

    In December 1996, the Operating Partnership terminated its $150 million 1994 Acquisition Facility and entered into a $200 million 1996 Unsecured Acquisition Facility. Borrowings under the 1996 Unsecured Acquisition Facility will be used to finance the acquisitions and development of additional properties and for other purposes, including to obtain working capital. It is the Operating Partnership's intent to, from time to time, replace borrowings under the 1996 Unsecured Acquisition Facility with long term sources of capital as the Operating Partnership deems appropriate.

    The Operating Partnership has considered its short-term (one year or less) liquidity needs and the adequacy of its estimated cash flow from operations and other expected liquidity sources to meet these needs. The Operating Partnership believes that its principal short-term liquidity needs are to fund normal recurring expenses, debt service requirements and the minimum distribution required by the Company to maintain the Company's REIT qualification under the Internal Revenue Code. The Operating Partnership anticipates that these needs will be met with cash flows provided by operating activities.

    The Operating Partnership expects to meet long-term (greater than one year) liquidity requirements such as property acquisitions, scheduled debt maturities, major renovations, expansions and other non-recurring capital improvements through long-term unsecured indebtedness and capital contributions from the general partner of the Operating Partnership. The Operating Partnership may finance the acquisition or development of additional properties through borrowings under the 1996 Unsecured Acquisition Facility. At December 31, 1996, borrowings under the 1996 Unsecured Acquisition Facility bore interest at a weighted average interest rate of 8.25%. The borrowings under the 1996 Unsecured Acquisition Facility were converted to an interest rate of 6.6% on January 7, 1997. As of March 20, 1997, the Operating Partnership had $68.1 million available in additional borrowings under the 1996 Unsecured Acquisition Facility. While the Operating Partnership may sell properties if property or market conditions make it desirable, the Operating Partnership does not expect to sell assets in the foreseeable future to satisfy its liquidity requirements.

    In April 1997, the Operating Partnership incurred the $309.8 million Defeasance Loan, the proceeds of which were contributed to the Financing Partnership and used by it to defease (as defined by the terms of the 1994 Mortgage Loan agreement) the 1994 Mortgage Loan.

INFLATION

    For the last several years, inflation has not had a significant impact on the Operating Partnership because of the relatively low inflation rates in the Operating Partnership's markets of operation. Most of the Operating Partnership's leases require the tenants to pay their share of operating expenses, including common area maintenance, real estate taxes and insurance, thereby reducing the Operating Partnership's exposure to increases in costs and operating expenses resulting from inflation. In addition, many of the outstanding leases expire within five years which may enable the Operating Partnership to replace existing leases with new leases at higher base rentals if rents of existing leases are below the then-existing market rate.

               FIRST INDUSTRIAL, L.P. AND CONTRIBUTING BUSINESSES

                           SELECTED FINANCIAL DATA(1)

                      (IN THOUSANDS, EXCEPT PROPERTY DATA)

                                                                                                            CONTRIBUTING
                                                                                                            BUSINESSES
                                                         FIRST INDUSTRIAL, L.P.                             (COMBINED)
                              ----------------------------------------------------------------------------  -----------
                                                                                               SIX MONTH     SIX MONTH
                                                                                                PERIOD        PERIOD
                                SIX MONTHS       SIX MONTHS     YEAR ENDED     YEAR ENDED        ENDED         ENDED
                                   ENDED           ENDED       DECEMBER 31,   DECEMBER 31,   DECEMBER 31,    JUNE 30,
                               JUNE 30, 1997   JUNE 30, 1996       1996           1995           1994          1994
                              ---------------  --------------  -------------  -------------  -------------  -----------
STATEMENTS OF OPERATIONS
 DATA:
Total Revenues..............   $      40,278    $     15,203    $    37,587    $    27,442    $     9,604   $    22,816
Property Expenses...........          12,183           4,448          9,935          7,478          2,120         6,036
General and Administrative
  Expense...................           2,642           2,058          4,014          3,792          1,047           795
Interest Expense............           9,107           1,908          4,685          6,581            807        11,773
Amortization of Interest
  Rate Protection Agreements
  and Deferred Financing
  Costs.....................               8              50            196            222            187           858
Depreciation and Other
  Amortization..............           6,243           2,684          6,310          5,087          1,916         4,744
Management and Construction
  Income (Loss), Net........        --               --             --             --             --                (81)
Disposition of Interest Rate
  Protection Agreements.....           4,038         --             --             --             --            --
Gain on Sales of
  Properties................             460           4,320          4,344        --             --            --
Equity in Income of Other
  Real Estate
  Partnerships..............           8,030           9,619         20,130          7,841          6,767       --
                              ---------------  --------------  -------------  -------------  -------------  -----------
Income (Loss) Before
  Extraordinary Items.......          22,623          17,994    $    36,921    $    12,123    $    10,294   $    (1,471)
Extraordinary Gain (Loss)...          (3,428)           (821)        (2,273)       --             --             (1,449)
                              ---------------  --------------  -------------  -------------  -------------  -----------
Net Income..................   $      19,195    $     17,173    $    34,648    $    12,123    $    10,294   $    (2,920)
                              ---------------  --------------  -------------  -------------  -------------  -----------
                              ---------------  --------------  -------------  -------------  -------------  -----------
BALANCE SHEET DATA (AT END
  OF PERIOD):
Net Investment In Real
  Estate....................   $     574,680    $    215,946    $   345,648    $    91,540    $   159,056   $   556,902
Investment in Other
  Real Estate
  Partnerships..............         586,472         254,030        258,411        241,918        208,274       --
Total Assets................   $   1,212,600    $    485,881    $   622,122    $   356,060    $   375,220   $   616,767
Mortgage Loans/Acquisition
  Facilities Payable, Senior
  Unsecured Debt, Promissory
  Notes Payable and
  Construction Loans
  Payable...................   $     453,841    $     65,621    $    59,897    $    53,108    $    48,700   $   305,000
Mortgage Loans
  (Affiliated)..............        --               --             --             --             --
Total Liabilities...........         494,731          86,747         86,890         69,291         61,676       323,703
Partners' Capital/(Net
  Deficit)..................   $     717,869    $    399,134    $   535,232    $   286,769    $   313,544   $   269,326
OTHER DATA:
Cash Flows From:
  Operating Activities......   $       7,769    $      7,475    $    18,871    $     4,182    $   (10,299)  $     4,911
  Investing Activities......        (507,511)        (98,623)      (202,673)       (40,906)       (61,352)     (374,757)
  Financing Activities......         502,875          86,272        181,604         43,182         66,232       374,152
Gross Leasable Area at End
  of Period.................      18,097,958       8,208,903     12,650,986      3,488,921      4,857,281    17,393,813
Total Properties at End of
  Period....................             208              78            137             30             50           226

                               YEAR ENDED     YEAR ENDED
                              DECEMBER 31,   DECEMBER 31,
                                  1993           1992
                              -------------  -------------
STATEMENTS OF OPERATIONS
 DATA:
Total Revenues..............   $    33,237    $    31,145
Property Expenses...........         8,832          7,308
General and Administrative
  Expense...................         1,416          1,699
Interest Expense............        18,187         18,350
Amortization of Interest
  Rate Protection Agreements
  and Deferred Financing
  Costs.....................           997          1,644
Depreciation and Other
  Amortization..............         7,105          6,328
Management and Construction
  Income (Loss), Net........           (99)           136
Disposition of Interest Rate
  Protection Agreements.....       --             --
Gain on Sales of
  Properties................       --             --
Equity in Income of Other
  Real Estate
  Partnerships..............       --             --
                              -------------  -------------
Income (Loss) Before
  Extraordinary Items.......   $    (3,399)   $    (4,048)
Extraordinary Gain (Loss)...       --               2,340
                              -------------  -------------
Net Income..................   $    (3,399)   $    (1,708)
                              -------------  -------------
                              -------------  -------------
BALANCE SHEET DATA (AT END
  OF PERIOD):
Net Investment In Real
  Estate....................   $   171,162    $   160,735
Investment in Other
  Real Estate
  Partnerships..............       --             --
Total Assets................   $   189,789    $   175,693
Mortgage Loans/Acquisition
  Facilities Payable, Senior
  Unsecured Debt, Promissory
  Notes Payable and
  Construction Loans
  Payable...................   $   179,568    $   168,559
Mortgage Loans
  (Affiliated)..............         7,624          7,951
Total Liabilities...........       227,553        208,569
Partners' Capital/(Net
  Deficit)..................   $   (37,764)   $   (32,876)
OTHER DATA:
Cash Flows From:
  Operating Activities......   $     8,700    $     1,877
  Investing Activities......       (17,124)        (2,317)
  Financing Activities......         9,093          1,250
Gross Leasable Area at End
  of Period.................     6,376,349      5,883,730
Total Properties at End of
  Period....................           124            118

------------------------
(1) The selected financial data includes the combined statements of the Contributing Businesses for the period prior to July 1, 1994 and the financial statements of First Industrial, L.P., for the periods after June 30, 1994.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Partners of the Other
  Real Estate Partnerships

    We have audited the combined financial statements of the Other Real Estate Partnerships as listed on page F-1 of this Prospectus. These financial statements are the responsibility of the Other Real Estate Partnerships' management. Our responsibility is to express an opinion on these financial statements based on our audits.

    We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

    In our opinion, the financial statements referred to above present fairly, in all material respects, the combined financial position of the Other Real Estate Partnerships as of December 31, 1996 and 1995, and the combined results of their operations and their cash flows for the years ended December 31, 1996 and 1995 and for the period July 1, 1994 through December 31, 1994, in conformity with generally accepted accounting principles.

                                          COOPERS & LYBRAND L.L.P.

Chicago, Illinois
February 12, 1997

                         OTHER REAL ESTATE PARTNERSHIPS
                            COMBINED BALANCE SHEETS
                             (DOLLARS IN THOUSANDS)

                                                                                       DECEMBER 31,  DECEMBER 31,
                                                                                           1996          1995
                                                                                       ------------  ------------
                                                     ASSETS
Assets:
  Investment in Real Estate:
    Land.............................................................................   $   97,965    $   94,974
    Buildings and Improvements.......................................................      588,993       564,488
    Furniture, Fixtures and Equipment................................................        1,662         1,662
    Construction in Progress.........................................................        8,389        --
    Less: Accumulated Depreciation...................................................      (83,324)      (63,897)
                                                                                       ------------  ------------
      Net Investment in Real Estate..................................................      613,685       597,227

  Cash and Cash Equivalents..........................................................        3,314         1,880
  Restricted Cash....................................................................       11,837         9,175
  Tenant Accounts Receivable, Net....................................................        3,637         2,028
  Deferred Rent Receivable...........................................................        7,010         7,000
  Interest Rate Protection Agreements, Net...........................................        6,653         7,865
  Deferred Financing Costs, Net......................................................        6,302         7,153
  Prepaid Expenses and Other Assets, Net.............................................        9,849        10,837
                                                                                       ------------  ------------
      Total Assets...................................................................   $  662,287    $  643,165
                                                                                       ------------  ------------
                                                                                       ------------  ------------

                                        LIABILITIES AND PARTNERS' CAPITAL
Liabilities:
  Mortgage Loans Payable.............................................................   $  346,504    $  346,850
  Accounts Payable and Accrued Expenses..............................................        9,144         7,084
  Rents Received in Advance and Security Deposits....................................        4,182         3,630
                                                                                       ------------  ------------
      Total Liabilities..............................................................      359,830       357,564
                                                                                       ------------  ------------

Commitments and Contingencies........................................................       --            --

Partners' Capital....................................................................      302,457       285,601
                                                                                       ------------  ------------
      Total Liabilities and Partners' Capital........................................   $  662,287    $  643,165
                                                                                       ------------  ------------
                                                                                       ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS
                       COMBINED STATEMENTS OF OPERATIONS
                             (DOLLARS IN THOUSANDS)

                                                                                                     SIX MONTHS
                                                                         YEAR ENDED    YEAR ENDED      ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
Revenues:
  Rental Income.......................................................   $   79,947    $   61,428    $   29,152
  Tenant Recoveries and Other Income..................................       22,375        17,604         7,801
                                                                        ------------  ------------  ------------
    Total Revenues....................................................      102,322        79,032        36,953
                                                                        ------------  ------------  ------------
Expenses:
  Real Estate Taxes...................................................       17,261        12,135         5,924
  Repairs and Maintenance.............................................        4,337         3,024         1,369
  Property Management.................................................        3,558         2,635         1,162
  Utilities...........................................................        2,535         1,825           740
  Insurance...........................................................          605           624           304
  Other...............................................................          637           581           234
  Interest............................................................       24,268        22,010         9,781
  Amortization of Interest Rate Protection Agreements and Deferred
    Financing Costs...................................................        3,090         4,216         2,717
  Depreciation and Other Amortization.................................       21,737        17,177         7,886
  Disposition of Interest Rate Protection Agreement...................       --             6,410        --
                                                                        ------------  ------------  ------------
    Total Expenses....................................................       78,028        70,637        30,117
                                                                        ------------  ------------  ------------
Net Income............................................................   $   24,294    $    8,395    $    6,836
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS
              COMBINED STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
                             (DOLLARS IN THOUSANDS)

                                                                                                         TOTAL
                                                                                                      ------------
Balance at June 30, 1994............................................................................  $    --
Contributions.......................................................................................       209,270
Distributions.......................................................................................        (5,200)
Net Income..........................................................................................         6,836
                                                                                                      ------------
Balance at December 31, 1994........................................................................       210,906
                                                                                                      ------------
Contributions.......................................................................................       100,468
Distributions.......................................................................................       (34,168)
Net Income..........................................................................................         8,395
                                                                                                      ------------
Balance at December 31, 1995........................................................................       285,601
                                                                                                      ------------
Contributions.......................................................................................        25,874
Distributions.......................................................................................       (33,312)
Net Income..........................................................................................        24,294
                                                                                                      ------------
Balance at December 31, 1996........................................................................  $    302,457
                                                                                                      ------------
                                                                                                      ------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS
                       COMBINED STATEMENTS OF CASH FLOWS
                             (DOLLARS IN THOUSANDS)

                                                                                                            SIX MONTHS
                                                                               YEAR ENDED    YEAR ENDED        ENDED
                                                                              DECEMBER 31,  DECEMBER 31,   DECEMBER 31,
                                                                                  1996          1995           1994
                                                                              ------------  -------------  -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income..................................................................   $   24,294     $   8,395      $   6,836
Adjustments to Reconcile Net Income to Net Cash
Provided by (Used in) Operating Activities:
  Depreciation..............................................................       19,427        15,232          7,174
  Amortization of Interest Rate Protection Agreements and Deferred Financing
    Costs...................................................................        3,090         4,216          2,717
  Other Amortization........................................................        2,310         1,945            712
  Provision for Bad Debts...................................................           65           194            120
  Loss from Disposition of Interest Rate Protection Agreement...............       --             6,410         --
  Increase in Accounts Receivable and Other Assets..........................       (2,956)       (3,339)        (5,818)
  Decrease (Increase) in Deferred Rent Receivable...........................          308          (978)          (665)
  Increase (Decrease) in Accounts Payable, Accrued Expenses, Rents Received
    in Advance and Security Deposits........................................        2,424        (2,931)       (14,614)
  Increase in Organization Costs............................................          (37)          (27)        --
  (Increase) Decrease in Restricted Cash....................................       (4,275)          546        (12,155)
                                                                              ------------  -------------  -------------
Net Cash Provided by (Used in) Operating Activities.........................       44,650        29,663        (15,693)
                                                                              ------------  -------------  -------------
CASH FLOWS FROM INVESTING ACTIVITIES:

  Purchase of and Additions to Investment in Real Estate....................      (35,697)      (19,341)      (235,076)
  Decrease (Increase) in Restricted Cash....................................        1,613         3,749           (927)
                                                                              ------------  -------------  -------------
Net Cash Used in Investing Activities.......................................      (34,084)      (15,592)      (236,003)
                                                                              ------------  -------------  -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Contributions.............................................................       25,556        47,915        236,645
  Distributions.............................................................      (33,312)      (34,168)        (5,200)
  Proceeds from Mortgage Loans Payable......................................       --            46,850        300,000
  Repayments on Mortgage Loans Payable......................................         (346)       --           (241,672)
  Repayments on Acquisition Facility Payable................................       --           (81,450)        --
  Cost of Debt Issuance and Interest Rate Protection Agreements.............       (1,030)         (289)       (29,126)
                                                                              ------------  -------------  -------------
Net Cash (Used in) Provided by Financing Activities.........................       (9,132)      (21,142)       260,647
                                                                              ------------  -------------  -------------
Net Increase (Decrease) in Cash and Cash Equivalents........................        1,434        (7,071)         8,951
Cash and Cash Equivalents, Beginning of Period..............................        1,880         8,951         --
                                                                              ------------  -------------  -------------
Cash and Cash Equivalents, End of Period....................................   $    3,314     $   1,880      $   8,951
                                                                              ------------  -------------  -------------
                                                                              ------------  -------------  -------------

    The accompanying notes are an integral part of the financial statements.

                         OTHER REAL ESTATE PARTNERSHIPS

                     NOTES TO COMBINED FINANCIAL STATEMENTS

                             (DOLLARS IN THOUSANDS)

1. ORGANIZATION AND FORMATION

    First Industrial, L.P. (the "Operating Partnership") was organized as a limited partnership in the state of Delaware on November 23, 1993. The sole general partner is First Industrial Realty Trust, Inc. (the "Company") with an approximate 92.4% ownership interest at December 31, 1996. The limited partners owned approximately a 7.6% aggregate ownership interest at December 31, 1996. The Company is a real estate investment trust (REIT) as defined in the Internal Revenue Code. The Company's operations are conducted primarily through the Operating Partnership. As of December 31, 1996, the Operating Partnership directly owned 137 in-service properties, containing an aggregate of approximately 12.7 million square feet (unaudited) of gross leasable area ("GLA"), as well as a 99% limited partnership interest (subject in one case as described below to a preferred limited partnership interest) in First Industrial Financing Partnership, L.P. (the "Financing Partnership"), First Industrial Securities, L.P. (the "Securities Partnership"), First Industrial Mortgage Partnership, L.P. (the "Mortgage Partnership"), First Industrial Pennsylvania Partnership, L.P. (the "Pennsylvania Partnership"), First Industrial Harrisburg, L.P. (the "Harrisburg Partnership"), First Industrial Indianapolis, L.P. (the "Indianapolis Partnership") and First Industrial Development Services Group, L.P. (together, the "Other Real Estate Partnerships"). On a combined basis, as of December 31, 1996, the Other Real Estate Partnerships owned 242 in-service properties containing an aggregate of approximately 20.0 million square feet (unaudited) of GLA. Of the 242 properties owned by the Other Real Estate Partnerships, 195 were owned by the Financing Partnership, 19 were owned by the Securities Partnership, 23 were owned by the Mortgage Partnership, one was owned by the Pennsylvania Partnership, three were owned by the Harrisburg Partnership and one was owned by the Indianapolis Partnership.

    The general partners of the Other Real Estate Partnerships are separate corporations, each with a one percent general partnership interest. Each general partner of the Other Real Estate Partnerships is a wholly-owned subsidiary of the Company. The general partner of the Securities Partnership, First Industrial Securities Corporation, also owns a preferred limited partnership interest which entitles it to receive a fixed quarterly distribution, and results in it being allocated income in the same amount, equal to the fixed quarterly dividend the Company pays on its 9.5% Series A Preferred Stock.

    Profits, losses and distributions of the Other Real Estate Partnerships are allocated to the general partners and the limited partner in accordance with the provisions contained within the partnership agreement of each of the Other Real Estate Partnerships.

2. BASIS OF PRESENTATION

    The Combined Balance Sheets as of December 31, 1996 and 1995 and the Combined Statements of Operations, Changes in Partners Capital and Cash Flows for the years ended December 31, 1996 and 1995 and for the six months ended December 31, 1994 reflect the operations, capital, and cash flows of the Other Real Estate Partnerships on a combined basis.

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    In order to conform with generally accepted accounting principles, management, in preparation of the Other Real Estate Partnerships' financial statements, is required to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of December 31, 1996 and 1995, and the reported amounts of revenues and expenses for the years ended

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
December 31, 1996 and 1995 and the six months ended December 31, 1994. Actual results could differ from those estimates.

    REVENUE RECOGNITION:

    Rental income is recognized on a straight-line method under which contractual rent increases are recognized evenly over the lease term. Tenant recovery income includes payments from tenants for taxes, insurance and other property operating expenses and is recognized as revenues in the same period the related expenses are incurred by the Other Real Estate Partnerships.

    The Other Real Estate Partnerships provide an allowance for doubtful accounts against the portion of tenant accounts receivable which is estimated to be uncollectible. Accounts receivable in the combined balance sheets are shown net of an allowance for doubtful accounts of $379 and $314 as of December 31, 1996 and December 31, 1995, respectively.

    INVESTMENT IN REAL ESTATE AND DEPRECIATION:

    Effective January 1, 1995, the Other Real Estate Partnerships adopted Financial Accounting Standards Statement No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." Real estate assets are carried at the lower of depreciated cost or fair value as determined by the Other Real Estate Partnerships. The Other Real Estate Partnerships review their properties on a quarterly basis for impairment and provide a provision if impairments are determined. First, to determine if impairment may exist, the Other Real Estate Partnerships review their properties and identify those which have had either an event of change or event of circumstances warranting further assessment of recoverability. Then, the Other Real Estate Partnerships estimate the fair value of those properties on an individual basis by capitalizing the expected net operating income and discounting the expected cash flows of the properties. Such amounts are then compared to the property's depreciated cost to determine whether an impairment exists.

    Interest expense, real estate taxes and other directly related expenses incurred during construction periods are capitalized and depreciated commencing with the date placed in service, on the same basis as the related assets. Depreciation expense is computed using the straight-line method based on the following useful lives:

                                                                                      YEARS
                                                                                   -----------
Buildings and Improvements.......................................................  31.5 to 40
Land Improvements................................................................  15
Furniture, Fixtures and Equipment................................................  5 to 10

    Construction expenditures for tenant improvements and leasing commissions are capitalized and amortized over the terms of each specific lease. Maintenance and repairs are charged to expense when incurred. Expenditures for improvements are capitalized.

    When assets are sold or retired, their costs and related accumulated depreciation are removed from the accounts with the resulting gains or losses reflected in net income or loss.

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)
    CASH AND CASH EQUIVALENTS:

    Cash and Cash Equivalents include all cash and liquid investments with an initial maturity of three months or less. The carrying amount approximates fair value due to the short maturity of these investments.

    INCOME TAXES:

    In accordance with partnership taxation, each of the partners are responsible for reporting their shares of taxable income or loss. Accordingly, no provision has been made in the accompanying combined financial statements for federal, state or local income taxes.

    FAIR VALUE OF FINANCIAL INSTRUMENTS:

    The Other Real Estate Partnerships' financial instruments include short-term investments, tenant accounts receivable, accounts payable, other accrued expenses and mortgage loans payable. The fair values of these financial instruments were not materially different from their carrying or contract values. The Other Real Estate Partnerships' financial instruments also include interest rate protection agreements (see Note 4).

    DERIVATIVE FINANCIAL INSTRUMENTS:

    The Other Real Estate Partnerships' interest rate protection agreements (the "Agreements") are used to limit the interest rate on the 1994 Mortgage Loan (hereinafter defined) to 7.2%. As such, receipts resulting from the Agreements are recognized as adjustments to interest expense. The credit risks associated with the Agreements are controlled through the evaluation and monitoring of the creditworthiness of the counterparty. In the event that the counterparty fails to meet the terms of the Agreements, the Financing Partnership's exposure is limited to the current value of the interest rate differential, not the notional amount, and the Financing Partnership's carrying value of the Agreements on the balance sheet. The Agreements have been executed with a creditworthy financial institution. As such, the Other Real Estate Partnerships consider the risk of nonperformance to be remote. In the event that the Financing Partnership terminates the Agreements, the Financing Partnership would recognize a gain
(loss) from the disposition of the Agreements equal to the amount of cash received or paid at termination less the carrying value of the Agreements on the Financing Partnership's balance sheet.

    DEFERRED FINANCING COSTS:

    Deferred financing costs include fees and costs incurred to obtain long-term financing. These fees and costs are being amortized over the terms of the respective loans. Accumulated amortization of deferred financing costs was $4,517 and $2,636 at December 31, 1996 and 1995, respectively.

4. MORTGAGE LOANS

    On June 30, 1994, the Financing Partnership borrowed $300,000 under a mortgage loan (the "1994 Mortgage Loan"). The 1994 Mortgage Loan is cross-collateralized by, among other things, first mortgage liens on the 195 properties owned by the Financing Partnership. The 1994 Mortgage Loan will mature on June 30, 1999, unless extended by the Financing Partnership, subject to certain conditions, for an

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

4. MORTGAGE LOANS (CONTINUED)
additional two-year period, thereby maturing on June 30, 2001. The Operating Partnership has guaranteed certain obligations of the Financing Partnership under the 1994 Mortgage Loan. The 1994 Mortgage Loan provides for interest only payments which have been effectively limited to 7.2% through June 30, 1999 by certain interest rate protection agreements. Interest payable related to the 1994 Mortgage Loan was $1,750 and $1,905 at December 31, 1996 and 1995, respectively. Payments to the Financing Partnership under the interest rate protection agreements during 1996, 1995 and 1994 totaled $0, $584 and $51, respectively, which have been included as a component of interest expense.

    In conjunction with obtaining the 1994 Mortgage Loan, the Financing Partnership purchased an interest rate protection agreement which effectively limited the interest rate during the initial five-year term of the 1994 Mortgage Loan to 7.2% per annum. Prior to the subsequent replacement of this interest rate protection agreement, its cost of $18,450 had been capitalized and was being amortized over the five-year term of the agreement.

    Effective July 1, 1995, the Financing Partnership replaced such interest rate protection agreement with new interest rate protection agreements with a notional value of $300,000, which effectively limit the annual interest rate on the 1994 Mortgage Loan to 7.2% through June 30, 1999. As a result of the replacement of the interest rate protection agreement, the Financing Partnership incurred a one-time loss of $6,410, of which $6,288 represents the difference between the unamortized cost of the replaced interest rate protection agreement and the cost of the new agreements. The costs of the new interest rate protection agreements have been capitalized and are being amortized over the respective terms of the agreements. Under the terms of the new interest rate protection agreements, certain collateral may be required to be set aside for amounts that could become due under the agreements. Accumulated amortization on the interest rate protection agreements was $1,819 and $607 as of December 31, 1996 and 1995, respectively.

    At December 31, 1996, the fair market value of the interest rate protection agreements was approximately $3,900. The fair market value was determined by a third party evaluation and is based on estimated discounted future cash flows.

    Under the terms of the 1994 Mortgage Loan, certain cash reserves are required to be and have been set aside for payment of tenant improvements, capital expenditures, interest, real estate taxes, insurance and potential environmental costs. The amount of cash reserves for payment of potential environmental costs was determined by the lender and was established at the closing of the 1994 Mortgage Loan. The amounts included in the cash reserves relating to payments of tenant improvements, capital expenditures, interest, real estate taxes and insurance were determined by the lender and approximate the next periodic payment of such items. At December 31, 1996 and 1995, these reserves totaled $10,223 and $8,787, respectively, and are included in Restricted Cash. Such cash reserves were invested in a money market fund at December 31, 1996. The maturity of these investments is one day; accordingly, cost approximates fair market value.

    On December 29, 1995, the Mortgage Partnership borrowed $40,200 under a mortgage loan (the "1995 Mortgage Loan"). In the first quarter of 1996, the Mortgage Partnership made a one time paydown of $200 on the 1995 Mortgage Loan decreasing the outstanding balance to $40,000. The 1995 Mortgage Loan matures on January 11, 2026 and provides for interest only payments through January 11, 1998, after which monthly principal and interest payments are required based on a 28-year amortization schedule. The

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

4. MORTGAGE LOANS (CONTINUED)
interest rate under the 1995 Mortgage Loan is fixed at 7.22% per annum through January 11, 2003. After January 11, 2003, the interest rate adjusts through a predetermined formula based on the applicable Treasury rate. Interest payable related to the 1995 Mortgage Loan was $168 and $24 at December 31, 1996 and 1995, respectively. The 1995 Mortgage Loan is collateralized by 23 properties held by the Mortgage Partnership.

    Under the terms of the 1995 Mortgage Loan, certain cash reserves are required to be and have been set aside for payments of security deposits, capital expenditures, interest, real estate taxes and insurance. The amount of cash reserves segregated for security deposits is adjusted as tenants turn over. The amounts included in the cash reserves relating to payments of capital expenditures, interest, real estate taxes and insurance were determined by the lender and approximate the next periodic payment of such items. At December 31, 1996 and 1995, these reserves totaled $1,614 and $388, respectively, and are included in Restricted Cash. Such cash reserves were invested in a money market fund at December 31, 1996. The maturity of these investments is one day; accordingly, cost approximates fair market value.

    On December 14, 1995, the Harrisburg Partnership entered into a $6,650 mortgage loan (the "Harrisburg Mortgage Loan") that is collateralized by three properties in Harrisburg, Pennsylvania. The Harrisburg Mortgage Loan bears interest at a rate based on LIBOR plus 1.5% or prime plus 2.25%, at the Company's option, and provides for interest only payments through May 31, 1996, with monthly principal and interest payments required subsequently based on a 26.5-year amortization schedule. At December 31, 1996, the interest rate was 6.875%. The Harrisburg Mortgage Loan will mature on December 15, 2000. The outstanding mortgage loan balance at December 31, 1996 and 1995 was approximately $6,504 and $6,650, respectively. Interest payable related to the Harrisburg Mortgage Loan was $39 and $0 at December 31, 1996 and 1995, respectively.

    The following is a schedule of mortgage principal payments and maturities of the mortgage loans for the next five years ending December 31, and thereafter:

                                                                                      AMOUNT
                                                                                    ----------
1997                                                                                $      251
1998                                                                                       686
1999                                                                                   300,760
2000                                                                                     6,298
2001                                                                                       566
Thereafter                                                                              37,943
                                                                                    ----------
Total                                                                               $  346,504
                                                                                    ----------
                                                                                    ----------

    The 1994 Mortgage Loan matures in 1999 but may be extended at the Financing Partnership's option, subject to certain conditions, for an additional two years, thereby maturing on June 30, 2001.

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

5. FUTURE RENTAL REVENUES

    The Other Real Estate Partnerships' properties are leased to tenants under net and semi-net operating leases. Minimum lease payments receivable, excluding tenant reimbursements of expenses, under noncancelable operating leases in effect as of December 31, 1996 are approximately as follows:

1997                                                                $  79,638
1998                                                                   67,685
1999                                                                   53,070
2000                                                                   39,469
2001                                                                   24,893
Thereafter                                                             62,247
                                                                    ---------
  Total                                                             $ 327,002
                                                                    ---------
                                                                    ---------

6. SUPPLEMENTAL INFORMATION TO STATEMENTS OF CASH FLOWS

    Supplemental disclosure of cash flow information:

                                                                                                          SIX MONTHS
                                                                              YEAR ENDED    YEAR ENDED      ENDED
                                                                             DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                                 1996          1995          1994
                                                                             ------------  ------------  ------------
  Interest paid, net of capitalized interest...............................   $   24,240    $   21,993    $    7,920
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
  Interest capitalized.....................................................   $        0    $       58    $       30
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
Supplemental schedule of noncash investing and financing activities:
  Sale of interest rate protection agreement...............................   $   --        $    8,472    $   --
  Purchase of interest rate protection agreements..........................       --            (8,472)       --
                                                                             ------------  ------------  ------------
                                                                              $   --        $   --        $   --
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------
     In conjunction with the property acquisitions, the following assets, liabilities and capital were assumed:
  Purchase of real estate, net.............................................   $   --        $  131,897    $  496,147
  Deferred rent receivable.................................................          318           387        --
  Restricted cash..........................................................       --               388        --
  Deferred financing costs.................................................       --               854        --
  Other assets.............................................................       --               993        --
  Accounts receivable......................................................       --            --             3,276
  Accounts payable and accrued expenses....................................       --              (513)      (29,949)
  Mortgage loans...........................................................       --            --          (241,672)
  Acquisition facilities payable...........................................       --           (81,450)       --
  Limited partnership interest.............................................         (318)      (52,556)       --
                                                                             ------------  ------------  ------------
  Acquisition of Real Estate...............................................   $   --        $   --        $  227,802
                                                                             ------------  ------------  ------------
                                                                             ------------  ------------  ------------

    On June 30, 1994, the Other Real Estate Partnerships received the following non-cash contributions:

Acquisition of interest in properties, net..................                             $ (34,436)
Deferred rent receivable....................................                                 4,743
Other assets, net...........................................                                 2,318
Contributions other, net....................................                                27,375
                                                                                        -----------
                                                                                         $  --
                                                                                        -----------
                                                                                        -----------

                         OTHER REAL ESTATE PARTNERSHIPS

                             (DOLLARS IN THOUSANDS)

7. COMMITMENTS AND CONTINGENCIES

    In the normal course of business, the Other Real Estate Partnerships are involved in legal actions arising from the ownership of its properties. In management's opinion, the liabilities, if any, that may ultimately result from such legal actions are not expected to have a materially adverse effect on the combined financial position, operations or liquidity of the Other Real Estate Partnerships.

    Sixteen properties have leases granting the tenants options to purchase the property. Such options are exercisable at various times and at appraised fair market value or at a fixed purchase price generally in excess of the Other Real Estate Partnerships' purchase price. The Other Real Estate Partnerships have not received notice for the exercise of any tenant purchase options.

8. SUBSEQUENT EVENTS (UNAUDITED)

    On March 17, 1997, the Pennsylvania Partnership purchased a 312,500 square foot bulk warehouse in York, Pennsylvania for approximately $8.4 million.

    On March 24, 1997, the Pennsylvania Partnership purchased a 162,500 square foot light industrial warehouse in Mechanicsburg, Pennsylvania for approximately $3.4 million.

    On April 4, 1997, the Operating Partnership borrowed $309.8 million from an institutional lender (the "Defeasance Loan"). The Defeasance Loan is unsecured, bears interest at LIBOR plus 1% and matures July 1, 1999, unless extended by the Operating Partnership, subject to certain conditions, for an additional two-year period, thereby maturing July 1, 2001. The gross proceeds from the Defeasance Loan were contributed to the Financing Partnership which used the gross proceeds to defease (as defined by the terms of the 1994 Mortgage Loan agreement) the 1994 Mortgage Loan.

                         OTHER REAL ESTATE PARTNERSHIPS

                            SELECTED FINANCIAL DATA

                      (IN THOUSANDS, EXCEPT PROPERTY DATA)


                                                                             OTHER REAL ESTATE PARTNERSHIPS
                                                                        ----------------------------------------
                                                                                                     SIX MONTH
                                                                                                       PERIOD
                                                                         YEAR ENDED    YEAR ENDED      ENDED
                                                                        DECEMBER 31,  DECEMBER 31,  DECEMBER 31,
                                                                            1996          1995          1994
                                                                        ------------  ------------  ------------
STATEMENTS OF OPERATIONS DATA:
Total Revenues........................................................   $  102,322    $   79,032    $   36,953
Property Expenses.....................................................       28,933        20,824         9,733
Interest Expense......................................................       24,268        22,010         9,781
Amortization of Interest Rate Protection Agreements and Deferred
 Financing Costs......................................................        3,090         4,216         2,717
Depreciation and Other Amortization...................................       21,737        17,177         7,886
Disposition of Interest Rate Protection Agreement.....................       --             6,410        --
                                                                        ------------  ------------  ------------
Net Income............................................................   $   24,294    $    8,395    $    6,836
                                                                        ------------  ------------  ------------
                                                                        ------------  ------------  ------------
BALANCE SHEET DATA (AT END OF PERIOD):
Net Investment in Real Estate.........................................   $  613,685    $  597,227    $  461,238
Total Assets..........................................................      662,287       643,165       524,042
Mortgage Loans Payable................................................      346,504       346,850       300,000
Total Liabilities.....................................................      359,830       357,564       313,136
Partners' Capital.....................................................   $  302,457    $  285,601    $  210,906

OTHER DATA:
Cash Flows From:
  Operating Activities................................................   $   44,650    $   29,663    $  (15,693)
  Investing Activities................................................      (34,084)      (15,592)     (236,003)
  Financing Activities................................................       (9,132)      (21,142)      260,647
Gross Leasable Area at End of Period..................................   20,049,083    19,073,834    14,312,040
Total Properties at End of Period.....................................          242           241           196

                                    PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

    The following table sets forth the estimated expenses in connection with the issuance and distribution of the securities registered hereby, which will be borne by the Company:


Securities and Exchange Commission registration fee.............  $ 295,000
Fees of Rating Agencies.........................................    880,000
Printing and duplicating expenses...............................    700,000
Legal fees and expenses.........................................    600,000
Blue sky fees and expenses......................................     30,000
Accounting fees and expenses....................................    150,000
Miscellaneous...................................................    300,000
                                                                  ---------
    Total.......................................................  $2,955,000
                                                                  ---------
                                                                  ---------


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    The Amended and Restated Articles of Incorporation and Amended and Restated Bylaws provide certain limitations on the liability of the Company's directors and officers for monetary damages to the Company. The Articles of Incorporation and Bylaws obligate the Company to indemnify its directors and officers, and permit the Company to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to the Company and its stockholders against these individuals. The provisions of Maryland law provide for the indemnification of officers and directors of a company under certain circumstances.

    The Fourth Amended and Restated Agreement of Limited Partnership of the Operating Partnership contains provisions indemnifying the Company and its officers, directors and stockholders to the fullest extent permitted by the Delaware Revised Uniform Limited Partnership Act.

ITEM 16. EXHIBITS.

EXHIBIT
NUMBER                                                   DESCRIPTION
----------  -----------------------------------------------------------------------------------------------------

     4.1    Amended and Restated Articles of Incorporation of the Company (incorporated by reference to Exhibit
            3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

     4.2    Amended and Restated Bylaws of the Company, dated September 4, 1997 (incorporated by reference to
            Exhibit 1 of the Company's Form 8-K dated September 4, 1997 as filed on September 29, 1997, File No.
            1-13102).

     4.3    Articles of Amendment to the Company's Articles of Incorporation dated June 20, 1994 (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996,
            File No. 1-13102).

     4.4    Articles Supplementary relating to the Company's 9 1/2% Series A Cumulative Preferred Stock, $.01 par
            value (incorporated by reference to Exhibit 3.4 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

EXHIBIT
NUMBER                                                   DESCRIPTION
----------  -----------------------------------------------------------------------------------------------------
     4.5    Articles of Amendment to the Company's Articles of Incorporation dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996,
            File No. 1-13102).

     4.6    Articles Supplementary relating to the Company's 8 3/4% Series B Cumulative Preferred Stock, $.01 par
            value (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 of the Company filed May 30, 1997, File
            No. 1-13102).

     4.7    Deposit Agreement, dated May 14, 1997, by and among the Company, First Chicago Trust Company of New
            York and holders from time to time of Depositary Receipts (incorporated by reference to Exhibit 4.3 of the Form 10-Q of the Company for the fiscal quarter ended March 31, 1997, as amended by Form
            10-Q/A No. 1 of the Company filed May 30, 1997, File No. 1-13102).

     4.8    Articles Supplementary relating to the Company's 8 5/8% Series C Cumulative Preferred Stock, $.01 par
            value (incorporated by reference to Exhibit 4.1 of the Form 8-K of the Company dated June 6, 1997,
            File No. 1-13102).

     4.9    Deposit Agreement, dated June 6, 1997, by and among the Company, First Chicago Trust Company of New
            York and holders from time to time of Depositary Receipts (incorporated by reference to Exhibit 4.3 of the Form 8-K of the Company dated June 6, 1997, File No. 1-13102).

     4.10   Articles Supplementary relating to the Company's Junior Participating Preferred Stock, $.01 par value
            (incorporated by reference to Exhibit 4.10 of Form S-3 of the Company and the Operating Partnership
            dated September 24, 1997, Registration No. 333-29879).

     4.11   Certificate of Limited Partnership of the Operating Partnership, as amended (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form S-3 of the Company and the Operating
            Partnership, File No. 333-21873).

     4.12   Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership (the
            "Partnership Agreement") (incorporated by reference to Exhibit 10.1 of the Form 8-K of the Company dated June 13, 1997, File No. 1-13102).

     4.13   First Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.3 of the Form
            10-Q/A No. 1 of the Company filed August 26, 1997).

     4.14   Second Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.4 of the Form
            10-Q/A No. 1 of the Company filed August 26, 1997).

     4.15   Third Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.1 of the Form
            10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.16   Fourth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.2 of the Form
            10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.17   Fifth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.3 of the Form
            10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.18   Sixth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.4 of the Form
            10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.19   Seventh Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.5 of the Form
            10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.20   Eighth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.6 of the Form
            10-Q of the Company filed November 14, 1997, File No. 1-13102).

EXHIBIT
NUMBER                                                   DESCRIPTION
----------  -----------------------------------------------------------------------------------------------------
    4.21**  Ninth Amendment to the Partnership Agreement.

    4.22**  Tenth Amendment to the Partnership Agreement.

    4.23**  Eleventh Amendment to the Partnership Agreement.

    4.24**  Twelfth Amendment to the Partnership Agreement.

     4.25   Indenture, dated as of May 13, 1997, between the Operating Partnership and First Trust National
            Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Form 10-Q of the Company for the fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 of the Company filed May 30,
            1997, File No. 1-13102).

     4.26   Supplemental Indenture No. 1, dated as of May 13, 1997, between the Operating Partnership and First
            Trust National Association as Trustee relating to $150 million of 7.60% Notes due 2007 and $100 million of 7.15% Notes due 2027 (incorporated by reference to Exhibit 4.2 of the Form 10-Q of the
            Company for the fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 of the Company filed May 30, 1997, file No. 1-13102).

     4.27   Supplemental Indenture No. 2, dated as of May 22, 1997, between the Operating Partnership and First
            Trust National Association as Trustee relating to $100 million of 7 3/8% Notes due 2011 (incorporated by reference to exhibit 4.4 of the Form 10-Q of the Operating Partnership for the fiscal quarter ended March 31, 1997, file No. 333-21873).

     4.28   Supplemental Indenture No. 3 dated October 28, 1997 between the Company and First Trust National
            Association providing for the issuance of Medium-term Notes due Nine Months or more from Date of
            Issue (incorporated by reference to Exhibit 4 of Form 8-K dated November 3, 1997 as filed November 3,
            1997, File No. 333-21873).

     4.29   Trust Agreement, dated as of May 16, 1997, between the Operating Partnership and First Bank National
            Association, as trustee (incorporated by reference to exhibit 4.5 of the Form 10-Q of the Operating
            Partnership for the fiscal quarter ended March 31, 1997, file No. 333-21873).

     4.30   Rights Agreement, dated as of September 16, 1997, between the Company and First Chicago Trust Company of New York, as Rights Agent (incorporated by reference to Exhibit 99.1 of Form 8-A12B as filed on
            September 24, 1997, Registration No. 333-29879, File No. 1-13102).

   5**      Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to the legality of the securities being registered, together with the opinion of McGuire Woods Battle & Boothe LLP.

   8**      Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to certain tax matters.

    12.1*   Computation of ratios of earnings to fixed charges and preferred stock dividends of the Company.

    12.2*   Computation of ratios of earnings to fixed charges of the Operating Partnership.

    23.1**  Consent of Coopers & Lybrand L.L.P.

    23.2**  Consent of Cahill Gordon & Reindel (included in Exhibit 5 and Exhibit 8).

    23.3**  Consent of McGuire Woods Battle & Boothe LLP (included in Exhibit 5).

   24*      Power of Attorney (included on page II-5 of the Registration Statement as initially filed).

EXHIBIT
NUMBER                                                   DESCRIPTION
----------  -----------------------------------------------------------------------------------------------------
    25      Statement of eligibility of Trustee on Form T-1 (incorporated by reference to Exhibit 25 of the
            Registration Statement on Form S-3 of the Company and the Operating Partnership, File No. 333-21873).

    27.1    Financial Data Schedule of the Company (incorporated by reference to Exhibit 27 of the Company's
            Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-13102).

    27.2    Financial Data Schedule of the Operating Partnership (incorporated by reference to Exhibit 27.2 of the Registration Statement on Form S-3 of the Company and the Operating Partnership, File No.
            333-13225).


------------------------


 *  Previously filed.



**  Filed herewith.


ITEM 17. UNDERTAKINGS.

(a) The undersigned registrants hereby undertake:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

        (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

        (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act of 1933 if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

       PROVIDED, HOWEVER, that paragraphs (a)(1)(i) and (a)(1)(ii) herein do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the undersigned registrant pursuant to
       Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement;

    (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial BONA FIDE offering thereof; and

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the annual report of either of the registrants pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrants pursuant to the provisions described under Item 15 above, or otherwise, the registrants have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrants of expenses incurred or paid by a director, officer, or controlling person of the registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(d) The undersigned registrants hereby undertake to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of section 310 of the Trust Indenture Act ("Act") in accordance with the rules and regulations prescribed by the Commission under section 305(b)(2) of the Act.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, each Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chicago, State of Illinois, on January 23, 1998.



                                FIRST INDUSTRIAL REALTY TRUST, INC.

                                By:  /s/ MICHAEL J. HAVALA
                                     -----------------------------------------
                                     Name: Michael J. Havala
                                     Title: Chief Financial Officer

                                FIRST INDUSTRIAL, L.P.
                                By: First Industrial Realty Trust, Inc.

                                By:  /s/ MICHAEL J. HAVALA
                                     -----------------------------------------
                                     Name: Michael J. Havala
                                     Title: Chief Financial Officer

    Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          SIGNATURE                       TITLE                    DATE
------------------------------  --------------------------  -------------------
              *
------------------------------  Principal Executive          January 23, 1998
      Michael T. Tomasz           Officer and Director

    /s/ MICHAEL J. HAVALA
------------------------------  Principal Financial and      January 23, 1998
      Michael J. Havala           Accounting Officer

              *
------------------------------  Chief Operating Officer      January 23, 1998
      Michael W. Brennan          and Director

              *
------------------------------  Director                     January 23, 1998
      Michael G. Damone

              *
------------------------------  Director                     January 23, 1998
        Kevin W. Lynch

------------------------------  Director
         John E. Rau

------------------------------  Chairman of the Board of
        Jay H. Shidler            Directors

              *
------------------------------  Director                     January 23, 1998
       Robert J. Slater

              *
------------------------------  Director                     January 23, 1998
       J. Steven Wilson

------------------------------  Director
        John L. Lesher




*By:    /s/ MICHAEL J. HAVALA
      -------------------------
          Michael J. Havala
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

 EXHIBIT
  NUMBER                                               DESCRIPTION                                                PAGE
----------  -------------------------------------------------------------------------------------------------  -----------

     4.1    Amended and Restated Articles of Incorporation of the Company (incorporated by reference to
            Exhibit 3.1 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No.
            1-13102).

     4.2    Amended and Restated Bylaws of the Company, dated September 4, 1997 (incorporated by reference to
            Exhibit 1 of the Company's Form 8-K dated September 4, 1997 as filed on September 29, 1997, File
            No. 1-13102).

     4.3    Articles of Amendment to the Company's Articles of Incorporation dated June 20, 1994
            (incorporated by reference to Exhibit 3.2 of the Form 10-Q of the Company for the fiscal quarter ended June 30, 1996, File No. 1-13102).

     4.4    Articles Supplementary relating to the Company's 9 1/2% Series A Cumulative Preferred Stock, $.01
            par value (incorporated by reference to Exhibit 3.4 of the Form 10-Q of the Company for the
            fiscal quarter ended June 30, 1996, File No. 1-13102).

     4.5    Articles of Amendment to the Company's Articles of Incorporation dated May 31, 1996 (incorporated by reference to Exhibit 3.3 of the Form 10-Q of the Company for the fiscal quarter ended June 30,
            1996, File No. 1-13102).

     4.6    Articles Supplementary relating to the Company's 8 3/4% Series B Cumulative Preferred Stock, $.01
            par value (incorporated by reference to Exhibit 3.1 of the Form 10-Q of the Company for the
            fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 of the Company filed May 30,
            1997, File No. 1-13102).

     4.7    Deposit Agreement, dated May 14, 1997, by and among the Company, First Chicago Trust Company of
            New York and holders from time to time of Depositary Receipts (incorporated by reference to
            Exhibit 4.3 of the Form 10-Q of the Company for the fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 of the Company filed May 30, 1997, File No. 1-13102).

     4.8    Articles Supplementary relating to the Company's 8 5/8% Series C Cumulative Preferred Stock, $.01
            par value (incorporated by reference to Exhibit 4.1 of the Form 8-K of the Company dated June 6,
            1997, File No. 1-13102).

     4.9    Deposit Agreement, dated June 6, 1997, by and among the Company, First Chicago Trust Company of
            New York and holders from time to time of Depositary Receipts (incorporated by reference to
            Exhibit 4.3 of the Form 8-K of the Company dated June 6, 1997, File No. 1-13102).

     4.10   Articles Supplementary relating to the Company's Junior Participating Preferred Stock, $.01 par
            value (incorporated by reference to Exhibit 4.10 of Form S-3 of the Company and the Operating
            Partnership dated September 24, 1997, Registration No. 333-29879).

     4.11   Certificate of Limited Partnership of the Operating Partnership, as amended (incorporated by reference to Exhibit 4.6 of the Registration Statement on Form S-3 of the Company and the
            Operating Partnership, File No. 333-21873).

     4.12   Fourth Amended and Restated Limited Partnership Agreement of the Operating Partnership (the
            "Partnership Agreement") (incorporated by reference to Exhibit 10.1 of the Form 8-K of the
            Company dated June 13, 1997, File No. 1-13102).

     4.13   First Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.3 of the
            Form 10-Q/A No. 1 of the Company filed August 26, 1997).

     4.14   Second Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.4 of the
            Form 10-Q/A No. 1 of the Company filed August 26, 1997).

     4.15   Third Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.1 of the
            Form 10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.16   Fourth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.2 of the
            Form 10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.17   Fifth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.3 of the
            Form 10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.18   Sixth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.4 of the
            Form 10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.19   Seventh Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.5 of the
            Form 10-Q of the Company filed November 14, 1997, File No. 1-13102).

     4.20   Eighth Amendment to the Partnership Agreement (incorporated by reference to Exhibit 10.6 of the
            Form 10-Q of the Company filed November 14, 1997, File No. 1-13102).

    4.21**  Ninth Amendment to the Partnership Agreement.

    4.22**  Tenth Amendment to the Partnership Agreement.

    4.23**  Eleventh Amendment to the Partnership Agreement.

    4.24**  Twelfth Amendment to the Partnership Agreement.

     4.15   Indenture, dated as of May 13, 1997, between the Operating Partnership and First Trust National
            Association, as Trustee (incorporated by reference to Exhibit 4.1 of the Form 10-Q of the Company for the fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 of the Company filed
            May 30, 1997, File No. 1-13102).

     4.26   Supplemental Indenture No. 1, dated as of May 13, 1997, between the Operating Partnership and
            First Trust National Association as Trustee relating to $150 million of 7.60% Notes due 2007 and
            $100 million of 7.15% Notes due 2027 (incorporated by reference to Exhibit 4.2 of the Form 10-Q of the Company for the fiscal quarter ended March 31, 1997, as amended by Form 10-Q/A No. 1 of the Company filed May 30, 1997, file No. 1-13102).

     4.27   Supplemental Indenture No. 2, dated as of May 22, 1997, between the Operating Partnership and
            First Trust National Association as Trustee relating to $100 million of 7 3/8% Notes due 2011
            (incorporated by reference to exhibit 4.4 of the Form 10-Q of the Operating Partnership for the
            fiscal quarter ended March 31, 1997, file No. 333-21873).

     4.28   Supplemental Indenture No. 3 dated October 28, 1997 between the Company and First Trust National
            Association providing for the issuance of Medium-term Notes due Nine Months or more from Date of
            Issue (incorporated by reference to Exhibit 4 of Form 8-K dated November 3, 1997 as filed
            November 3, 1997, File No. 333-21873).

     4.29   Trust Agreement, dated as of May 16, 1997, between the Operating Partnership and First Bank
            National Association, as trustee (incorporated by reference to exhibit 4.5 of the Form 10-Q of the Operating Partnership for the fiscal quarter ended March 31, 1997, file No. 333-21873).

     4.30   Rights Agreement, dated as of September 16, 1997, between the Company and First Chicago Trust
            Company of New York, as Rights Agent (incorporated by reference to Exhibit 99.1 of Form 8-A12B as filed on September 24, 1997, Registration No. 333-29879, File No. 1-13102).

   5**      Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to the legality of the securities being registered, together with the opinion of McGuire Woods Battle & Boothe LLP.

   8**      Opinion of Cahill Gordon & Reindel, counsel to the Registrants, as to certain tax matters.

    12.1*   Computation of ratios of earnings to fixed charges and preferred stock dividends of the Company.

    12.2*   Computation of ratios of earnings to fixed charges of the Operating Partnership.

    23.1**  Consent of Coopers & Lybrand L.L.P.

    23.2**  Consent of Cahill Gordon & Reindel (included in Exhibit 5 and Exhibit 8).

    23.3**  Consent of McGuire Woods Battle & Boothe LLP (included in Exhibit 5).

   24*      Power of Attorney (included on page II-5 of the Registration Statement as initially filed).

    25      Statement of eligibility of Trustee on Form T-1 (incorporated by reference to Exhibit 25 of the
            Registration Statement on Form S-3 of the Company and the Operating Partnership, File No.
            333-21873).

    27.1    Financial Data Schedule of the Company (incorporated by reference to Exhibit 27 of the Company's
            Annual Report on Form 10-K for the year ended December 31, 1996, File No. 1-13102).

    27.2    Financial Data Schedule of the Operating Partnership (incorporated by reference to Exhibit 27.2 of the Registration Statement on Form S-3 of the Company and the Operating Partnership, File No.
            333-13225).
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 *  Previously filed.



**  Filed herewith.